UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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THE KROGER CO.

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Fellow Shareholders,

A long career in the retail industry has shown me that while customers’ needs change, the fundamentals for running successful stores remain the same. My time as Kroger’s Chairman and CEO – about eight weeks as I write this – has only deepened my conviction about what it takes to be a great retailer.

Our strong go-to-market strategy is rooted in our strategic priorities of Fresh, Our Brands, personalization and eCommerce. We have a proven and experienced management team, including incredibly strong division leaders. And most important, our dedicated frontline associates provide customers with friendly service and exceptional value. As I spend more time with associates at all levels of our business, I am confident we have the right people to drive our continued success.

Together, we are reaffirming our commitment to grow Kroger’s core business, to support our associates and to strengthen our communities.

Growing the core

Putting the customer at the center, and streamlining our priorities are key ways we will support our continued success. It can be easy to get distracted with projects that pull focus from the basics of running excellent stores. Our teams are making decisions faster, ensuring their day-to-day work improves sales, and walking away from any projects or programs that do not provide customers with fresh products at the best prices. Our customers need access to affordable food now more than ever, and we are holding ourselves accountable to delivering for them.

Because our best customers shop both in store and online, we are bringing more balance to our capital investments across brick-and-mortar stores and eCommerce. In 2024, we built more new stores and engaged in more large-scale store renovations than in the previous five years, and we will continue that momentum this year. At the same time, we have established a dedicated eCommerce business unit to better align all teams who touch the digital experience.

These decisions bring us even closer to our customers and their needs, drive better accountability, and improve our understanding of how to deliver a best-in-class shopping experience.

Our customers tell us they want to shop fresher, trendier foods. So, we are moving items through our supply chain faster. And the Our Brands teams continue taking a new approach to their work, introducing 900 new products in 2024 alone. When we bring those fresher, more interesting products to our shelves, more customers will shop with Kroger. A bigger customer base translates into more opportunities for alternative profit streams to grow, and as a result, we can keep bringing prices down.

One thing is clear, our competition is changing faster than ever, which means we need to move faster. An outstanding grocery store has the food customers want at prices they can afford, and we are working to deliver on both.

Supporting our associates

Great retail businesses are built by great people. Whether in stores, distribution or manufacturing centers, fulfillment facilities or offices, we respect and appreciate our associates and will continue the historic investments Kroger has made in the past five years to grow wages and improve benefits.

During my time on Kroger’s board, I got to know the senior leadership team well. They always impressed me with their strategic approach, clear vision and belief in our associates. As I spend more time in our divisions and meeting more team members, I see the depth and breadth of talent our organization has. Our division teams know their communities better than anyone. Our manufacturing and Our Brands teams are experts at making great food that customers love. Our supply chain and distribution teams move product with precision. I am confident in the strong bench of talent at Kroger and what we are capable of achieving.

Strengthening communities

We understand the important role a grocery store plays in a community. We offer employment opportunities that range from first jobs to career-defining roles, and we give back to those in need. With Zero Hunger | Zero Waste at the center, a Kroger in your community typically means millions more meals feeding hungry families. In fact, since 2017, the Company donated more than 3.4 billion meals to communities across the country.

And when a crisis hits, Kroger aims to be among the first to help. Earlier this year, our business supported thousands of families impacted by the Los Angeles wildfires. And alongside amazing organizations like Feeding America, the USO and Red Cross, we ensure our neighbors have the fresh foods they need to thrive.

Looking to the future

Kroger’s foundation is strong, and our company is well-positioned for continued growth. I am committed to serve as Chairman and CEO for as long as needed while our Board conducts a thorough search for Kroger’s next leader. While in this role, I plan to move the company forward with an eye toward building to the future.

With all of this in mind, I keep returning to one question: What does Kroger look like in eight years when we celebrate our 150th anniversary? I am proud to lead this company as we answer this vital question together.

Thank you for the trust you are placing in me to lead Kroger to an even brighter future.

Ronald L. Sargent

Chairman and Interim CEO, The Kroger Co.

Safe Harbor Statement

This letter contains “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 about future performance of Kroger, including with respect to Kroger’s strategic capital deployment, ability to achieve certain operational goals, as well as targets, goals, and commitments outlined in this proxy statement, or elsewhere among other statements. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. These statements are indicated by words such as “achieve,” “believe,” “change,” “committed,” “create,” “continue,” “deliver,” “drive,” “ensure,” “expect,” “improve,” “plan,” “opportunities,” “well-positioned,” “and “will,” as well as similar words or phrases. These statements are subject to known and unknown risks, uncertainties and other important factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements, including the specific risk factors identified in “Risk Factors” in Kroger’s most recent Annual Report on Form 10-K and any subsequent filings with the Securities and Exchange Commission. Kroger assumes no obligation to update the information contained herein, unless required to do so by applicable law.

Zero Hunger | Zero Waste: Community Service Award Recipients

We encourage our associates to volunteer to serve our communities in ways that align with Kroger’s Zero Hunger | Zero Waste impact plan. Their personal commitment and dedication to local hunger relief agencies and other nonprofit organizations helps the Company live our Purpose: to Feed the Human Spirit. These are our 2024 Community Service Award recipients:

Atlanta Division	Food 4 Less	Mid-Atlantic Division
Stephanie Williams	Larry Watson	Kenny Williams

Central Division	Fred Meyer Division	Ralphs Division
Anna Young	Jodie Peters	Toni Fortune

Cincinnati-Dayton Division	Fry’s Division	Roundy’s Division
Teresa Frey	Gwen Wood	Gene Smazal

Columbus Division	Houston Division	QFC Division
Terri Shepard	Cherie Diehl	Shawna Balmelli

Delta Division	Mariano’s Division	Smith’s Division
Luke Cordova	Julie Walker	Kathy Lisby

Dillons Division Shawn Clark	Michigan Division Crystal Lamattina

Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting.

Overview of Voting Matters and Board Recommendations

Proposals	Board Recommendation
No. 1 Election of Directors	FOR Each Director Nominee recommended by your Board
No. 2 Advisory Vote to Approve Executive Compensation	FOR
No. 3 Ratification of Independent Auditors	FOR
Nos. 4 – 6 Shareholder Proposals	AGAINST Each Proposal

Corporate Governance Highlights

Kroger is committed to strong corporate governance. We believe that strong governance builds trust and promotes the long-term interests of our shareholders. Highlights of our corporate governance practices include the following:

Board Governance Practices

✓	Strong Board oversight of enterprise risk.

✓	Strong experienced independent Lead Director with clearly defined role and responsibilities.

✓	Commitment to Board refreshment and diversity of skills, background and experience.

✓	Annual evaluation of the Chairman and CEO by the independent directors, led by the independent Lead Director.

✓	All director nominees are independent, except for the CEO.

✓	All five Board Committees are fully independent.

✓	Annual Board and Committee self-assessments conducted by independent Lead Director or an independent third party.

✓	Regular executive sessions of the independent directors, at the Board and Committee level.

✓	High degree of Board interaction with management to ensure successful oversight and succession planning.

✓	Balanced tenure.

✓	Robust shareholder engagement program.

✓	Robust code of ethics.

Shareholder Rights

✓	Annual director election.

✓	Simple majority standard for uncontested director elections and plurality in contested elections.

✓	No poison pill.

✓	Shareholders have the right to call a special meeting.

✓	Robust, long-standing shareholder engagement program with regular engagements, including with Lead Director, to better understand shareholders’ perspectives and concerns on a broad array of topics.

✓	Adopted proxy access for director nominees, enabling a shareholder, or group of up to 20 shareholders, holding 3% of the Company’s common shares for at least three years to nominate candidates for the greater of two seats or 20% of Board nominees.

Compensation Governance

✓	Robust clawback and recoupment policy in compliance with NYSE listing rules.

✓	Pay program tied to performance and business strategy.

✓	Majority of pay is long-term and at-risk with no guaranteed bonuses or salary increases.

✓	Stock ownership guidelines align executive and director interests with those of shareholders.

✓	Prohibition on all hedging, pledging, and short sales of Kroger securities by directors and executive officers.

✓	No tax gross-up payments to executives.

Responsible Business Strategy

✓	Long-standing Board Committee dedicated to oversight of topics related to corporate responsibility—Public Responsibilities Committee — formed in 1977.

✓	Annual report sharing progress for Kroger’s responsible business strategy and Zero Hunger | Zero Waste impact plan, including efforts to improve Food Access and Affordability, Health and Nutrition, and Waste and Circularity.

✓	The 2024 Environmental, Social and Governance report represents the 18th year of describing our progress and initiatives regarding sustainability and other matters of corporate responsibility.

✓	Ongoing engagement with shareholders and other stakeholders on a wide range of sustainability and social impact topics.

✓	Kroger’s Thriving Together strategy builds on our long history of operating responsibly, advancing opportunity and sustainability in our own operations and supply chain, and giving back meaningfully to our communities.

o	The strategy reflects our Purpose – to Feed the Human Spirit – and aims to achieve positive, lasting changes for our associates, customers and communities. The centerpiece of Kroger’s strategy is our Zero Hunger | Zero Waste impact plan. Introduced in 2017, Zero Hunger | Zero Waste is an industry-leading plan focused on ending hunger and waste in our communities.

o	Our strategy focuses on material topics of importance to our business, our communities and other key stakeholders. Key topics, informed by a structured materiality assessment and community engagement, align to three strategic pillars: People, Planet and Governance.

Director Nominee Highlights

Name	Age*	Primary Occupation	Independent	Director Since	Standing Committee Membership					Other Public Company Boards
					A	C&T	CG	F	PR	
Nora A. Aufreiter	65	Director Emeritus of McKinsey & Company	✓	2014				●	[Chair]	2
Kevin M. Brown	62	Executive Vice President and Chief Supply Chain Officer of Dell Technologies	✓	2021		●			●	
Elaine L. Chao	72	Former U.S. Secretary of Transportation and U.S. Secretary of Labor	✓	2021			●		●	2
Anne Gates	65	Former President of MGA Entertainment, Inc.	✓	2015	$ [Chair]		●			2
Karen M. Hoguet	68	Former Chief Financial Officer of Macy's, Inc.	✓	2019	$ ●			[Chair]		
Clyde R. Moore	71	Former Chairman of First Service Networks	✓	1997		[Chair]	●			
Ronald L. Sargent	69	Chairman of the Board and Interim Chief Executive Officer of The Kroger Co.		2006						2
J. Amanda Sourry Knox (Amanda Sourry)	61	Former President of North America for Unilever	✓	2021		●		●		1
Mark S. Sutton †	63	Former Chairman and Chief Executive Officer of International Paper	✓	2017		●	[Chair]			
Ashok Vemuri	57	Former Chief Executive Officer and Director of Conduent Incorporated	✓	2019	$ ●			●		1

A Audit Committee
C&T Compensation & Talent Development Committee
CG Corporate Governance Committee
F Finance Committee
PR Public Responsibilities Committee

● Member
[Chair] Committee Chair
$ Financial Expert

*Age as of record date
† Lead Director

2025 Director Nominee Skills and Experience

Key Attributes and Skills of All Kroger Director Nominees

●      Intellectual and analytical skills

●      High integrity and business ethics

●      Strength of character and judgment

●      Ability to devote significant time to Board duties

●     Desire and ability to continually build expertise in emerging areas of strategic focus for our Company

●     Demonstrated support of our longstanding values of diversity and inclusion

●      Business and professional achievements

●      Ability to represent the interests of all shareholders

●      Knowledge of corporate governance matters

●     Understanding of the advisory and proactive oversight responsibility of our Board

●     Comprehension of the responsibility of a public company director and the fiduciary duties owed to shareholders

●      Ability to work cooperatively with other members of the Board

	Nora Aufreiter	Kevin Brown	Elaine Chao	Anne Gates	Karen Hoguet	Clyde Moore	Ronald Sargent	Amanda Sourry	Mark Sutton	Ashok Vemuri	Total (of 10)
Business Management	•	•	•	•	•	•	•	•	•	•	10
Retail	•			•	•		•	•			5
Consumer	•	•	•	•	•		•	•			7
Financial Expertise	•	•	•	•	•	•	•	•	•	•	10
Risk Management		•	•	•	•	•	•	•	•	•	9
Operations & Technology	•	•	•	•		•	•	•	•	•	10
Responsible Business Practices	•	•	•	•	•	•	•	•	•	•	10
Manufacturing		•		•		•			•		4

2024 Compensation Highlights

Executive Compensation Philosophy

Executive Summary

We delivered strong performance in 2024. Kroger achieved strong results in 2024 as we executed on our Leading with Fresh and Accelerating with Digital strategy, building on growth over the last three years. We are delivering a fresh, affordable, and seamless shopping experience for our customers, with zero compromise on quality, selection, or convenience. We are delivering on our financial commitments through our strong, resilient Value Creation Model. In 2024, we achieved financial performance results of ID sales, without fuel, of 1.5%, and adjusted FIFO operating profit, including fuel, of $4.7 billion[1].

Our executive compensation program aligns with long-term shareholder value creation. 92% of our CEO’s target total direct compensation and, on average, 84% of the other NEOs’ compensation is at risk and performance-based, tied to achievement of performance targets that are important to our shareholders or our long-term share price performance.

The annual performance incentive was earned above target. The annual incentive program, based on a grid of identical sales, excluding fuel, and adjusted FIFO operating profit, including fuel, paid out at 108.7% of target, in line with the goals and targets set by the Committee.

1 See pages 29-38 of our Annual Report on Form 10-K for the fiscal year ended February 1, 2025, filed with the SEC on April 1, 2025, for a reconciliation of GAAP operating profit to adjusted FIFO operating profit.

The long-term performance incentive payout reflects alignment with performance over fiscal years 2022, 2023, and 2024. Long-term performance unit equity awards granted in 2022 and tied to commitments made to our investors and other stakeholders regarding long-term sales growth, value creation (iTSR) metric percentage, our commitment to Fresh, and relative Total Shareholder Return were earned at 69.4% of target.

We prioritized investment in our people. We strive to create a culture of opportunity for more than 409,000 associates and take seriously our role as a leading employer in the United States. In 2024, we invested in our associates by continuing to raise our average hourly wage to above $19, or above $25, including comprehensive benefits.

Summary of Key Compensation Practices

To achieve our objectives, the Compensation Committee seeks to ensure that compensation is competitive and that there is a direct link between pay and performance. To do so, it is guided by the following principles:

●	Compensation must be designed to attract and retain those individuals who are best suited to be an NEO at Kroger.
●	A significant portion of pay should be performance-based, with the percentage of total pay tied to performance increasing proportionally with an NEO’s level of responsibility.
●	Compensation should include incentive-based pay to drive performance, providing superior pay for superior performance, including both a short- and long-term focus.
●	Compensation policies should include an opportunity for, and a requirement of, significant equity ownership to align the interests of NEOs and shareholders.
●	Components of compensation should be tied to an evaluation of business and individual performance measured against metrics that directly drive our business strategy.
●	Compensation plans should provide a direct line of sight to company performance.
●	Compensation programs should be aligned with market practices.
●	Compensation programs should serve to both motivate and retain talent.

Names Executive Officers (NEOs) for 2024

For the 2024 fiscal year ended February 1, 2025, the NEOs were:

Name	Title
W. Rodney McMullen*	Former Chairman and Chief Executive Officer
Todd Foley	Senior Vice President and Interim Chief Financial Officer
Mary Ellen Adcock	Executive Vice President and Chief Merchant and Marketing Officer
Yael Cosset	Executive Vice President and Chief Digital Officer
Timothy A. Massa	Executive Vice President and Associate Experience Officer
Gary Millerchip**	Former Senior Vice President and Chief Financial Officer

*As disclosed on our Form 8-K filed with the SEC on March 3, 2025, Mr. McMullen resigned as Chairman and Chief Executive Officer on March 2, 2025. On March 2, 2025, the Board appointed Mr. Ronald Sargent, previously the Board’s Lead Director, as Interim Chief Executive Officer and Chairman of the Board. This Compensation Discussion & Analysis reflects the compensation received by Mr. McMullen for his services for the fiscal year ended February 1, 2025.

**As disclosed on our Form 8-K filed with the SEC on February 5, 2024, Mr. Millerchip resigned as Senior Vice President and Chief Financial Officer, and Mr. Foley served as Interim Chief Financial Officer during the remainder of the fiscal year ended February 1, 2025.

Notice of 2025 Annual Meeting of Shareholders

Fellow Kroger Shareholders:

We are pleased to invite you to join us for Kroger’s 2025 Annual Meeting of Shareholders on June 26, 2025, at 11:00 a.m. eastern time. The 2025 Annual Meeting of Shareholders will be a completely virtual meeting conducted via webcast. We believe this is the most effective approach for enabling the highest possible attendance.

You will be able to participate in the virtual meeting online, vote your shares electronically, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/KR2025.

When:	June 26, 2025, at 11:00 a.m. eastern time.
Where:	Webcast at www.virtualshareholdermeeting.com/KR2025
Items of Business:	1.	To elect 10 director nominees

2.	To approve our executive compensation, on an advisory basis.
3.	To ratify the selection of our independent auditor for fiscal year 2025.
4.	To vote on three shareholder proposals, if properly presented at the meeting.
	5.	To transact other business as may properly come before the meeting.
Who can Vote:	Holders of Kroger common shares at the close of business on the record date April 28, 2025 are entitled to notice of and to vote at the meeting.

How to Vote:	YOUR VOTE IS EXTREMELY IMPORTANT NO MATTER HOW MANY SHARES YOU OWN! Please vote your proxy in one of the following ways:
	1.	By the internet, you can vote by the Internet by visiting www.proxyvote.com.

2.	By telephone, you can vote by telephone by following the instructions on your proxy card, voting instruction form, or notice.
3.	By mail, you can vote by mail by signing and dating your proxy card if you requested printed materials, or your voting instruction form, and returning it in the postage-paid envelope provided with this proxy statement.
4.	By mobile device, by scanning the QR code on your proxy card, notice of internet availability of proxy materials, or voting instruction form.
5.	By attending and voting electronically during the virtual Annual Meeting at www.virtualshareholdermeeting.com/KR2025.

Attending the Meeting:

Shareholders holding shares at the close of business on the record date may attend the virtual meeting. You will be able to attend the Annual Meeting, vote and submit your questions in advance of and in real-time during the meeting via a live audio webcast by visiting www.virtualshareholdermeeting.com/KR2025. To participate in the meeting, you must have your sixteen-digit control number that is shown on your Notice of Internet Availability of Proxy Materials or on your proxy card if you receive the proxy materials by mail.

Our Board of Directors unanimously recommends that you vote “FOR ALL” of Kroger’s director nominees on the proxy card, “FOR” the management proposals 2 and 3, and “AGAINST” the shareholder proposals 4 through 6.

We appreciate your continued confidence in Kroger, and we look forward to your participation in our virtual meeting.

May 15, 2025 Cincinnati, Ohio	By Order of the Board of Directors, Christine S. Wheatley, Secretary

Proxy Statement

May 15, 2025

We are providing this notice, proxy statement, and annual report to the shareholders of The Kroger Co. (“Kroger”, “we”, “us”, “our”) in connection with the solicitation of proxies by the Board of Directors of Kroger (the “Board”) for use at the Annual Meeting of Shareholders to be held on June 26, 2025 at 11:00 a.m. eastern time, and at any adjournments thereof. The Annual Meeting will be held virtually and can be accessed online at www.virtualshareholdermeeting.com/KR2025. There is no physical location for the 2025 Annual Meeting of Shareholders.

Our principal executive offices are located at 1014 Vine Street, Cincinnati, Ohio 45202-1100. Our telephone number is 513-762-4000. This notice, proxy statement, and annual report, and the accompanying proxy card are first being sent or given to shareholders on or about May 15, 2025.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder

Meeting to be Held on June 26, 2025

The Notice of 2025 Annual Meeting,Proxy Statement and 2024 Annual Report and the means to vote by internet are available at www.proxyvote.com.

Kroger Corporate Governance Practices

Kroger is committed to strong corporate governance. We believe that strong governance builds trust and promotes the long-term interests of our shareholders. Highlights of our corporate governance practices include the following:

Board Governance Practices

✓	Strong Board oversight of enterprise risk.

✓	Strong experienced independent Lead Director with clearly defined role and responsibilities.

✓	Commitment to Board refreshment and diversity of skills, background and experience.

✓	Annual evaluation of the Chairman and CEO by the independent directors, led by the independent Lead Director.

✓	All director nominees are independent, except for the CEO.

✓	All five Board Committees are fully independent.

✓	Annual Board and Committee self-assessments conducted by independent Lead Director or an independent third party.

✓	Regular executive sessions of the independent directors, at the Board and Committee level.

✓	High degree of Board interaction with management to ensure successful oversight and succession planning.

✓	Balanced tenure.

✓	Robust shareholder engagement program.

✓	Robust code of ethics.

Shareholder Rights

✓	Annual director election.

✓	Simple majority standard for uncontested director elections and plurality in contested elections.

✓	No poison pill.

✓	Shareholders have the right to call a special meeting.

✓	Robust, long-standing shareholder engagement program with regular engagements, including with Lead Director, to better understand shareholders’ perspectives and concerns on a broad array of topics.

✓	Adopted proxy access for director nominees, enabling a shareholder, or group of up to 20 shareholders, holding 3% of the Company’s common shares for at least three years to nominate candidates for the greater of two seats or 20% of Board nominees.

Compensation Governance

✓	Robust clawback and recoupment policy in compliance with NYSE listing rules.

✓	Pay program tied to performance and business strategy.

✓	Majority of pay is long-term and at-risk with no guaranteed bonuses or salary increases.

✓	Stock ownership guidelines align executive and director interests with those of shareholders.

✓	Prohibition on all hedging, pledging, and short sales of Kroger securities by directors and executive officers.

✓	No tax gross-up payments to executives.

Responsible Business Strategy

✓	Long-standing Board Committee dedicated to oversight of topics related to corporate responsibility—Public Responsibilities Committee — formed in 1977.

✓	Annual report sharing progress for Kroger’s responsible business strategy and Zero Hunger | Zero Waste impact plan, including efforts to improve Food Access and Affordability, Health and Nutrition, and Waste and Circularity.

✓	The 2024 Environmental, Social and Governance report represents the 18th year of describing our progress and initiatives regarding sustainability and other matters of corporate responsibility.

✓	Ongoing engagement with shareholders and other stakeholders on a wide range of sustainability and social impact topics.

✓	Kroger’s Thriving Together strategy builds on our long history of operating responsibly, advancing opportunity and sustainability in our own operations and supply chain, and giving back meaningfully to our communities.

o	The strategy reflects our Purpose – to Feed the Human Spirit – and aims to achieve positive, lasting changes for our associates, customers and communities. The centerpiece of Kroger’s strategy is our Zero Hunger | Zero Waste impact plan. Introduced in 2017, Zero Hunger | Zero Waste is an industry-leading plan focused on ending hunger and waste in our communities.

o	Our strategy focuses on material topics of importance to our business, our communities and other key stakeholders. Key topics, informed by a structured materiality assessment and community engagement, align to three strategic pillars: People, Planet and Governance.

Proposals to Shareholders

Item No. 1 – Election of Directors

You are being asked to elect 10 director nominees for a one-year term. The Committee memberships stated below are those in effect as of the date of this proxy statement.

FOR	The Board of Directors unanimously recommends that you vote “FOR ALL” of Kroger’s director nominees.

Name	Age*	Primary Occupation	Independent	Director Since	Standing Committee Membership A	C&T	CG	F	PR	Other Public Company Boards
Nora A. Aufreiter	65	Director Emeritus of McKinsey & Company	✓	2014				●	Chair	2
Kevin M. Brown	62	Executive Vice President and Chief Supply Chain Officer of Dell Technologies	✓	2021		●			●	
Elaine L. Chao	72	Former U.S. Secretary of Transportation and U.S. Secretary of Labor	✓	2021			●		●	2
Anne Gates	65	Former President of MGA Entertainment, Inc.	✓	2015	$ Chair		●			2
Karen M. Hoguet	68	Former Chief Financial Officer of Macy's, Inc.	✓	2019	$ ●			Chair		
Clyde R. Moore	71	Former Chairman of First Service Networks	✓	1997		Chair	●			
Ronald L. Sargent	69	Chairman of the Board and Interim Chief Executive Officer of The Kroger Co.		2006						2
J. Amanda Sourry Knox (Amanda Sourry)	61	Former President of North America for Unilever	✓	2021		●		●		1
Mark S. Sutton †	63	Former Chairman and Chief Executive Officer of International Paper	✓	2017		●	Chair			
Ashok Vemuri	57	Former Chief Executive Officer and Director of Conduent Incorporated	✓	2019	$ ●			●		1

A	Audit Committee
C&T	Compensation & Talent Development Committee
CG	Corporate Governance Committee
F	Finance Committee
PR	Public Responsibilities Committee

●	Member
Chair	Committee Chair
$	Financial Expert

*Age as of record date

† Lead Director

As of the date of this proxy statement, Kroger’s Board of Directors consists of 10 members. Each nominee, if elected at the 2025 Annual Meeting, will serve until the annual meeting in 2026 or until his or her successor has been elected by the shareholders or by the Board pursuant to Kroger’s Regulations, and qualified. Each of our director nominees identified in this proxy statement has consented to being named as a nominee in our proxy materials and has accepted the nomination and agreed to serve as a director if elected by Kroger’s shareholders.

Kroger’s Articles of Incorporation provide that the vote required for election of a director nominee by the shareholders, except in a contested election or when cumulative voting is in effect, is the affirmative vote of a majority of the votes cast for or against the election of a nominee.

The experience, qualifications, attributes, and skills that led the Corporate Governance Committee and the Board to conclude that the following individuals should serve as directors are set forth opposite each individual’s name. The chart below shows the skills and experience that we consider important for our directors in light of our current business, strategy, and structure. In addition, all of our Director Nominees demonstrate the following qualities:

Key Attributes and Skills of All Kroger Director Nominees

●	Intellectual and analytical skills
●	High integrity and business ethics
●	Strength of character and judgment
●	Ability to devote significant time to Board duties
●	Desire and ability to continually build expertise in emerging areas of strategic focus for our Company

●	Demonstrated support of our longstanding values of diversity and inclusion

●	Business and professional achievements
●	Ability to represent the interests of all shareholders
●	Knowledge of corporate governance matters
●	Understanding of the advisory and proactive oversight responsibility of our Board
●	Comprehension of the responsibility of a public company director and the fiduciary duties owed to shareholders

●	Ability to work cooperatively with other members of the Board

	Nora Aufreiter	Kevin Brown	Elaine Chao	Anne Gates	Karen Hoguet	Clyde Moore	Ronald Sargent	Amanda Sourry	Mark Sutton	Ashok Vemuri	Total (of 10)
Business Management	•	•	•	•	•	•	•	•	•	•	10
Retail	•			•	•		•	•			5
Consumer	•	•	•	•	•		•	•			7
Financial Expertise	•	•	•	•	•	•	•	•	•	•	10
Risk Management		•	•	•	•	•	•	•	•	•	9
Operations & Technology	•	•	•	•		•	•	•	•	•	10
Responsible Business Practices	•	•	•	•	•	•	•	•	•	•	10
Manufacturing		•		•		•			•		4

Board Nominees for Directors for Terms of Office Continuing until 2026

Nora A. Aufreiter

Ms. Aufreiter is Director Emeritus of McKinsey & Company, a global management consulting firm. She retired in June 2014 after more than 27 years with McKinsey, most recently as a director and senior partner. During that time, she worked extensively in the U.S., Canada, and internationally with major retailers, financial institutions, and other consumer-facing companies. Before joining McKinsey, Ms. Aufreiter spent three years in financial services working in corporate finance and investment banking. She is a member of the Board of Directors of The Bank of Nova Scotia and is chair of the Board of Directors of MYT Netherlands Parent B.V., the parent company of MyTheresa.com, an e- commerce retailer. She is also on the board of a privately held company, Cadillac Fairview, a subsidiary of Ontario Teachers’ Pension Plan, which is one of North America’s largest owners, operators, and developers of commercial real estate. Ms. Aufreiter is chair of the board of St. Michael’s Hospital and is a member of the Dean’s Advisory Board for the Ivey Business School in Ontario, Canada.

Ms. Aufreiter has extensive broad business experience in a variety of retail sectors, including 10 years of corporate governance experience, 30 years of personnel and leadership development experience, and 10 years of real estate experience. Her vast experience in leading McKinsey’s North American Retail Practice, North American Branding service line and the Consumer Digital and Omnichannel service line is of particular value to the Board. In addition, during her tenure with McKinsey, the firm advised consulting clients on a variety of matters, including sustainability topics and setting and achieving sustainability goals, which is of value to the Board and the Public Responsibilities Committee. Ms. Aufreiter has served on our Public Responsibilities Committee for ten years, the last five as chair. Ms. Aufreiter holds a certificate in sustainability from the Stanford Doer School. In 2021, she led the Board’s review of its responsible business strategy to clarify committee oversight of the different elements on this strategy. She also brings to the Board valuable insight on commercial real estate. In her current role as Chair of the Human Capital and Compensation Committee for the Bank of Nova Scotia, Ms. Aufreiter has responsibility for overseeing senior management succession and CEO evaluation and incentive compensation. In her previous role as Chair of the Corporate Governance Committee of The Bank of Nova Scotia, Ms. Aufreiter had responsibility for overseeing shareholder engagement, board succession planning, and ESG strategy and priorities. This experience is of particular value to the Board and to her role as the Chair of the Public Responsibilities Committee.

Age 65	Director Since 2014
Committees: Finance Public Responsibilities[1] Qualifications: Business Management Retail Consumer Financial Expertise Operations & Technology Responsible Business Practices

1Denotes Chair of Committee

Kevin M. Brown

Mr. Brown is the Executive Vice President of Global Operations and Chief Supply Chain Officer at Dell Technologies, a leading global technology company. His previous roles at Dell include senior leadership roles in procurement, product quality, and manufacturing. Mr. Brown joined Dell in 1998 and has held roles of increasing responsibility throughout his career, including Chief Procurement Officer and Vice President, ODM Fulfillment & Supply Chain Strategy before being named Chief Supply Chain Officer in 2013. Before Dell, he spent 10 years in the shipbuilding industry at Newport News Shipbuilding, where he held leadership roles in reactor plant engineering, construction management and facilities. Mr. Brown currently serves on the National Committee of the Council on Foreign Relations and the boards of the John F. Kennedy Library Foundation, The Howard University Center for Supply Chain Excellence and the George Washington University National Advisory Counsel for the School of Engineering.

Mr. Brown is a global leader with extensive leadership experience and supply chain innovation experience. His efforts led Dell to be recognized as having one of the most efficient, sustainable, and innovative supply chains. Mr. Brown has established himself as an authority on sustainable business practices. His combined deep global supply chain and procurement expertise and track record of sustainability and resilience leadership, as well as his experience in circular economic business practices, are of value to the Board in his roles as director and member of the Public Responsibilities Committee. His deep expertise in all matters related to supply chain, supply chain resilience, and risk and crisis management are of particular value to the Board.

Age 62	Director Since 2021

Committees:
Compensation and Talent Development

Public Responsibilities

Qualifications:
Business Management Consumer

Financial Expertise Risk Management

Operations & Technology Responsible Business Practices Manufacturing

Elaine L. Chao

Ms. Chao served as the 18th U.S. Secretary of Transportation from January 2017 until January 2021. Prior thereto, she served as the 24th U.S. Secretary of Labor from January 2001 until January 2009, and was the first woman of Asian American & Pacific Islander heritage to serve in a President’s cabinet in history. Previously, Ms. Chao was President and CEO of United Way of America, Director of the Peace Corps, and a banker with Citicorp and BankAmerica Capital Markets Group. She earned her M.B.A. from Harvard Business School and has served on a number of Fortune 500 boards. She currently serves on the Board of Directors of ChargePoint Holdings, Inc., a new economy technology company in the mobile sector focusing on sustainable and environmentally friendly transportation, and of Mobileye Global Inc., a leader in the development and deployment of advanced driver assisted systems and autonomous driving technologies and solutions. In the past five years, she also served as a director of Embark Technology, Inc. and Hyliion Holdings Corp. Recognized for her extensive record of accomplishments and public service, she is also the recipient of 38 honorary doctorate degrees. In her capacity as a director on numerous public boards while out of government, she has advocated for innovation and business transformations. She has also been a director on many private and nonprofit boards, including Harvard Business School Board of Dean’s Advisors and Global Advisory Board, Los Angeles Organizing Committee for the Olympic and Paralympic Games 2028, and a trustee of the Kennedy Center for the Performing Arts.

Ms. Chao brings to the Board extensive experience in the public, private, and non-profit sectors. In her two cabinet positions, she led high-profile organizations, navigating complex regulatory and public policy environments, and she provides the Board with valuable insight on strategy, logistics, transportation, and workforce issues. Under her leadership, the Department of Labor set up a record number of health and safety partnerships with labor unions. While she was Director of the Peace Corps, she launched the first Peace Corps programs in the newly independent Baltic states and the former republics of the former Soviet Union, including Ukraine. This experience leading social impact at scale is of value to the Board in her role as an independent director and member of the Public Responsibilities Committee. Ms. Chao’s leadership and governance expertise gained from her government service, nonprofits, and public company boards is of value to the Board.

Age 72	Director Since 2021
Committees: Corporate Governance Public Responsibilities Qualifications: Business Management Consumer Financial Expertise Risk Management Operations & Technology Responsible Business Practices

Anne Gates

Ms. Gates was President of MGA Entertainment, Inc., a privately-held developer, manufacturer, and marketer of toy and entertainment products for children, from 2014 until her retirement in 2017. Ms. Gates held roles of increasing responsibility with The Walt Disney Company from 1992-2012. Her roles included Chief Financial Officer for Disney Consumer Products (DCP and Managing Director, DCP, Europe, and emerging markets. She is currently the Chair of the Board of Directors of Tapestry, Inc., where she serves as Chair of the Governance Committee, serves on the Audit Committee, and is on the Tapestry Foundation Board. She is also a director of Raymond James Financial, Inc., where she is the Chair of the Nominating and Corporate Governance Committee and a member of the Audit Committee. She is also a member of the Boards of the Salzburg Global Seminar, PBS SoCal, Save the Children, and the Packard Foundation.

Ms. Gates has extensive experience in the retail and consumer products industry. She brings to the Board financial expertise gained while serving as President of MGA and CFO of a division of The Walt Disney Company. Ms. Gates has a broad business background in finance, marketing, strategy, and business development, including international business. As the Chair of the Corporate Governance Committee at Raymond James Financial, Inc., she oversees their code of ethics, Board composition, shareholder proposals, and shareholder engagement efforts. These experiences combined with her experience as the Chair of the board of Tapestry and its Governance Committee are also of particular value to the Board in her role as an independent director and member of the Corporate Governance Committee. Her financial leadership and consumer products expertise is of particular value to the Board. Ms. Gates has been designated an Audit Committee financial expert and serves as Chair of the Audit Committee.

Age 65	Director Since 2015
Committees: Audit[1] Corporate Governance Qualifications: Business Management Retail Consumer Financial Expertise Risk Management Operations & Technology Responsible Business Practices Manufacturing

Karen M. Hoguet

Ms. Hoguet served as the Chief Financial Officer of Macy’s, Inc. from October 1997 until July 2018 when she became a strategic advisor to the Chief Executive Officer until her retirement in 2019. Previously, she served on the board of Nielsen Holdings plc, as the chairman of the Audit Committee and a member of the Finance Committee. She also serves on the board of UC Health.

Ms. Hoguet has extensive broad financial and operational leadership experience within the omnichannel retail sector. She has a proven track record of success in driving transformations, delivering strong financial performance, and forming strong relationships with investors and industry analysts. She has extensive knowledge across all areas of finance, including financial planning, investor relations, M&A, accounting, treasury and tax, as well as strategic planning, credit card services and real estate. Ms. Hoguet played a critical role in the successful turnaround of Federated Department Stores, from bankruptcy to an industry leading omnichannel retailer, which was accomplished through acquisitions, divestiture and other strategic changes including building an omnichannel model and developing a new strategic approach to real estate. Her long tenure as a senior executive of a publicly traded company with financial, audit, strategy, and risk oversight experience is of value to the Board as is her public company experience, both as a long-serving executive, and as a board member. In addition, her strong business acumen, understanding of diverse cross-functional issues, and ability to identify potential risks and opportunities are also of value to the Board. Ms. Hoguet has been designated an Audit Committee financial expert and serves as Chair of the Finance Committee.

Age 68	Director Since 2019
Committees: Audit Finance[1] Qualifications: Business Management Retail Consumer Financial Expertise Risk Management Operations & Technology Responsible Business Practices

1 Denotes Chair of Committee

Clyde R. Moore

Mr. Moore was Chairman and Chief Executive Officer of First Service Networks, a national provider of facility and maintenance repair services, from 2000 to 2014, and Chairman until his retirement in 2015. Previously, Mr. Moore was President and CEO of Thomas & Betts, a global manufacturer of electric connectors and components, and President and COO of FL Industries, Inc., an electrical component manufacturing company. Mr. Moore is currently President and CEO of Gliocas LLC, a management consulting firm serving small businesses and non-profits. Mr. Moore was a leader in the founding of the Industry Data Exchange Association (IDEA), which standardized product identification data for the electrical industry, allowing the industry to make the successful transition to digital commerce. Mr. Moore was Chairman of the National Electric Manufacturers Association and served on the Executive Committee of the Board of Governors of the National Association of Manufacturers. He served on the advisory board of Mayer Electrical Supply for over 20 years, including time as lead director, until the sale of the company in late 2021.

Mr. Moore has extensive general management experience in public and private companies. He has extensive experience as a corporate leader overseeing all aspects of a facilities management firm and numerous manufacturing companies. Mr. Moore’s expertise broadens the scope of the Board’s experience to provide oversight to Kroger’s facilities, digital, and manufacturing businesses, and he has a wealth of Fortune 500 experience in implementing technology transformations. Additionally, his expertise and leadership as Chair of the Compensation Committee is of particular value to the Board. Mr. Moore’s participation on the Corporate Governance Committee is also of value to the Board.

Age 71	Director Since 1997

Committees:
Compensation & Talent Development[1] Corporate Governance

Qualifications:
Business Management Financial Expertise Risk Management

Operations & Technology Responsible Business Practices Manufacturing

Ronald L. Sargent

Mr. Sargent was elected Chairman of the Board and Interim Chief Executive Officer in March 2025. Prior thereto, he served as Lead Director of the Board of Directors since 2017. Mr. Sargent was Chairman and Chief Executive Officer of Staples, Inc., a business products retailer, where he was employed from 1989 until his retirement in 2017. Prior to joining Staples, Mr. Sargent spent 10 years with Kroger in various positions. He is a director of Five Below, Inc. and Wells Fargo & Company. Currently, Mr. Sargent is a member of the board of directors of City of Hope and chairman of the board of directors of the John F. Kennedy Library Foundation.

Mr. Sargent has extensive retail experience, first with Kroger and then with increasing levels of responsibility and leadership at Staples, Inc. His efforts helped carve out a new market niche for the international retailer. In his role as Chair of the Wells Fargo Human Resources Committee, he oversees human capital management, human capital risk, and culture and ethics. In his role as a member of the Five Below Nominating and Corporate Governance Committee, he oversees social and environmental governance, including corporate citizenship. These committee experiences are of value to the Board. His understanding of retail operations, consumer insights, and e-commerce are also of value to the Board.

Age 69	Director Since 2006
Qualifications: Business Management Retail Consumer Financial Expertise Risk Management Operations & Technology Responsible Business Practices

J. Amanda Sourry Knox (Amanda Sourry)

Ms. Sourry was President of North America for Unilever, a personal care, foods, refreshment, and home care consumer products company, from 2018 until her retirement in December 2019. She held leadership roles of increasing responsibility during her more than 30 years at Unilever, both in the U.S. and Europe, including president of global foods, executive vice president of global hair care, and executive vice president of the firm’s UK and Ireland business. From 2015 to 2017, she served as President of their Global Foods Category. Ms. Sourry currently serves on the board for PVH Corp., where she chairs the Compensation Committee and serves on the Nominating, Governance & Management Development Committee. She is also a non-executive director of OFI, a provider of on-trend, natural and plant-based products, focused on delivering sustainable and innovative solutions to consumers across the world, and a member of their Remuneration and Talent Committee, the Audit and Risk Committee, and the Sustainability Committee. She is also a supervisory director of Trivium Packaging B.V., a sustainable packaging company.

Ms. Sourry has extensive experience in the CPG and retail industry. As a member of PVH Corp.’s Nominating, Governance, & Management Development Committee, her experience with monitoring issues of corporate conduct and culture, and providing oversight of talent programs as it relates to management development, leadership assessment, and succession planning programs and processes is of particular value to her role as a member of the Compensation & Talent Development Committee and the Board. She brings to the Board her extensive global marketing and business experience in consumer- packaged goods as well as customer development, including overseeing Unilever’s digital efforts. Ms. Sourry was actively involved in Unilever’s global talent and sustainability initiatives, which is of value to the Board and to the Compensation & Talent Development Committee. She also has a track record of driving sustainable, profitable growth across scale operating companies and global categories in both developed and emerging markets. Ms. Sourry’s history in profit and loss responsibility and oversight, brand management, people leadership, and capabilities development is of value to the Board.

Age 61	Director Since 2021
Committees: Compensation & Talent Development Finance Qualifications: Business Management Retail Consumer Financial Expertise Risk Management Operations & Technology Responsible Business Practices

Mark S. Sutton

Mr. Sutton was Chairman and Chief Executive Officer of International Paper, a leading global producer of renewable fiber-based packaging, pulp, and paper products until his retirement in 2024. Prior to becoming CEO in 2014, he served as President and Chief Operating Officer with responsibility for running International Paper’s global business. Mr. Sutton joined International Paper in 1984 as an Electrical Engineer. He held roles of increasing responsibility throughout his career, including Mill Manager, Vice President of Corrugated Packaging Operations across Europe, the Middle East and Africa, Vice President of Corporate Strategic Planning, and Senior Vice President of several business units, including global supply chain. He serves on the board of directors of Louisiana State University Foundation.

Mr. Sutton has extensive leadership experience with increasing levels of responsibility and leadership at International Paper. At International Paper, he oversaw their robust sustainability disclosures which are aligned with GRI, and their Vision 2030, which set forth ambitious forest stewardship targets and plans to transition to renewable solutions and sustainable operations. He also oversaw International Paper’s Vision 2030 goals pertaining to diversity and inclusion. He brings to the Board the critical thinking that comes with an electrical engineering background as well as his experience leading a global company with labor unions. His strong strategic planning background, manufacturing and supply chain experience, and his leadership are of value to the Board. Since March 2025, Mr. Sutton serves as Chair of the Corporate Governance Committee and Lead Director of the Board. Mr. Sutton’s global executive leadership experience and his corporate governance experience as Chairman and CEO of International Paper serve as the basis for his leadership role as Lead Director.

Age 63	Director Since 2017

Committees:
Compensation & Talent Development Corporate Governance[1]

Qualifications:
Business Management Financial Expertise Risk Management

Operations & Technology Responsible Business Practices Manufacturing

Ashok Vemuri

Mr. Vemuri was Chief Executive Officer and a Director of Conduent Incorporated, a global digital interactions company, from its inception as a result of the spin-off from Xerox Corporation in January 2017 to 2019. He previously served as Chief Executive Officer of Xerox Business Services, LLC and as an Executive Vice President of Xerox Corporation from July 2016 to December 2016. Prior to that, he was President, Chief Executive Officer, and a member of the Board of Directors of IGATE Corporation, a New Jersey-based global technology and services company now part of Capgemini, from 2013 to 2015. Before joining IGATE, Mr. Vemuri spent 14 years at Infosys Limited, a multinational consulting and technology services company, in a variety of leadership and business development roles and served on the board of Infosys from 2011 to 2013. Prior to joining Infosys in 1999, Mr. Vemuri worked in the investment banking industry at Deutsche Bank and Bank of America. Mr. Vemuri is a member of the Board of Directors of Opal Fuels and is chair of its Audit Committee.

Mr. Vemuri brings to the Board a proven track record of leading technology services companies through growth and corporate transformations. His experience as CEO of global technology companies as well as his experience with cyber security and risk oversight are of value to the Board as he brings a unique operational, financial, and client experience perspective. Additionally, Mr. Vemuri served on our Public Responsibilities Committee which gives him additional perspectives on risk oversight that he brings to the Audit Committee. Mr. Vemuri has been designated an Audit Committee financial expert.

Age 57	Director Since 2019
Committees: Audit Finance Qualifications: Business Management Financial Expertise Risk Management Operations & Technology Responsible Business Practices

1 Denotes Chair of Committee

YOUR VOTE IS EXTREMELY IMPORTANT. The Board of Directors unanimously recommends a vote “FOR ALL” of Kroger’s director nominees.

Information Concerning the Board of Directors

Board Leadership Structure and Independent Lead Director

Kroger has a governance structure in which independent directors exercise meaningful and rigorous oversight. The Board’s leadership structure, in particular, is designed with those principles in mind and to allow the Board to evaluate its needs and determine, from time to time, who should lead the Board. Our Corporate Governance Guidelines (the “Guidelines”) provide the flexibility for the Board to modify our leadership structure in the future as appropriate. We believe that Kroger is well-served by this flexible leadership structure.

In order to promote thoughtful oversight, independence, and overall effectiveness, the Board’s leadership includes Mr. Sargent, our Chairman and Interim CEO, and Mr. Sutton, our independent Lead Director, who was designated by the Board among the independent directors. The Lead Director works with the Chairman to share governance responsibilities, facilitate the development of Kroger’s strategy, and grow shareholder value. The Lead Director serves a variety of roles, consistent with current best practices, including:

●	reviewing and approving Board meeting agendas, materials, and schedules to confirm that the appropriate topics are reviewed, with sufficient information provided to directors on each topic and appropriate time is allocated to each;

●	serving as the principal liaison between the Chairman, management, and the independent directors;
●	presiding at the executive sessions of independent directors and at all other meetings of the Board at which the Chairman is not present;
●	calling meetings of independent directors at any time; and
●	serving as the Board’s representative for any consultation and direct communication, following a request, with major shareholders.

The independent Lead Director carries out these responsibilities in numerous ways, including by:

●	facilitating communication and collegiality among the Board members;
●	soliciting direct feedback from independent directors;
●	overseeing the succession planning process, including meeting with a wide range of associates including corporate and division management associates;
●	meeting with the CEO frequently to discuss strategy;
●	serving as a sounding board and advisor to the CEO; and
●	leading an annual CEO evaluation process.

Unless otherwise determined by the independent members of the Board, the Chair of the Corporate Governance Committee is designated as the Lead Director. Mr. Sutton, an independent director and the Chair of the Corporate Governance Committee, was appointed as our Board’s independent Lead Director in March 2025. Mr. Sutton is an effective Lead Director for Kroger due to, among other things, his:

●	independence;
●	deep strategic and operational understanding of Kroger obtained while serving as a Kroger director;
●	insight into corporate governance;
●	experience as the CEO of a global manufacturing and sustainable packaging company with labor unions; and
●	engagement and commitment to carrying out the role and responsibilities of the Lead Director.

With respect to the roles of Chairman and CEO, the Guidelines provide that the Board will determine whether it is in the best interests of Kroger and its shareholders for the roles to be combined. The Board exercises this judgment as it deems appropriate in light of prevailing circumstances. The Board believes that this leadership structure improves the Board’s ability to focus on key policy and operational issues and helps the Company operate in the long-term interest of shareholders. Additionally, this structure provides an effective balance between strong Company leadership and appropriate safeguards and oversight by independent directors. Our CEO’s strong background in finance, retail and ecommerce operations, consumer insights, and strategic collaborations is particularly important to the Board given Kroger’s current growth strategy. Our CEO’s leadership, deep retail expertise, and extensive knowledge of the Company gained through his prior experience as a Kroger associate and 19 years on the Board of Directors, the last six years as Lead Director, are also especially critical in the midst of the rapidly evolving retail and digital landscape. The Board believes that the structure of the Chairman and independent Lead Director position should continue to be considered as part of the succession planning process.

Board Composition

Our director nominees reflect a wide array of experience, skills, and backgrounds. Each director is individually qualified to make unique and substantial contributions to Kroger. Collectively, our directors’ diverse viewpoints and independent-mindedness enhance the quality and effectiveness of Board deliberations and decision-making. Our

Board is a dynamic group of new and experienced members, which reflects an appropriate balance of institutional knowledge and fresh perspectives about Kroger due to the varied length of tenure on the Board. We believe this blend of qualifications, attributes, and tenure enables highly effective Board leadership.

When evaluating potential nominees to our Board, the Corporate Governance Committee considers director candidates who would help the Board reflect the diversity of our shareholders, associates, customers, and the communities in which we operate, including by considering their geographic locations to align directors’ physical locations with Kroger’s operating areas where possible. Four of our 10 director nominees self-identify as racially/ethnically diverse and five of our 10 directors are women.

The Corporate Governance Committee and Board believe that our director nominees for election at our 2025 Annual Meeting bring to our Board a variety of different experiences, skills, and qualifications that contribute to a well-functioning Board that effectively oversees the Company’s strategy and management. The average tenure of our director nominees is 10 years, with three having less than five years, four having five to ten years, and three having more than 10 years.

Board Succession Planning and Director Nominee Selection Process

Board succession planning is an ongoing, year-round process. The Corporate Governance Committee recognizes the importance of thoughtful Board refreshment and engages in a continuing process of identifying attributes sought for future Board members. The Corporate Governance Committee takes into account the Board and Committee evaluations regarding the specific qualities, skills, and experiences that would contribute to overall Board and Committee effectiveness, as well as the future needs of the Board and its Committees in light of Kroger’s current and long-term business strategies, and the skills and qualifications of directors who are expected to retire in the future including as a result of our Board retirement policy. Under our policy, directors retire at the annual meeting following their 72nd birthday, unless: (A) on that date, the director has served on the Board for fewer than ten years, in which case the director will retire from the Board on the date of the annual meeting next following the earlier of (i) the director’s 75th birthday or (ii) the 10- year anniversary of the director’s initial election to the Board; or (B) the Board determines that it is in the best interests of the Company to extend the retirement date for an additional period of time as deemed reasonable and appropriate by the Board.

The Corporate Governance Committee is responsible for recommending to the Board a slate of nominees for election at each annual meeting of shareholders. The Corporate Governance Committee recruits candidates for Board membership through its own efforts and through recommendations from other directors and shareholders. In addition, the Corporate Governance Committee retains an independent, third-party search firm to assist in identifying and recruiting director candidates who meet the criteria established by the Corporate Governance Committee.

These criteria are:

●	demonstrated ability in fields considered to be of value to the Board, including business management, retail, consumer, operations, technology, financial, sustainability, manufacturing, public service, education, science, law, and government;
●	experience in high growth companies and nominees whose business experience can help the Company innovate and derive new value from existing assets;
●	highest standards of personal character and conduct;
●	willingness to fulfil the obligations of directors and to make the contribution of which he or she is capable, including regular attendance and participation at Board and Committee meetings, and preparation for all meetings, including review of all meeting materials provided in advance of the meeting; and
●	ability to understand the perspectives of Kroger’s customers, taking into consideration the diversity of our associates, customers, including regional and geographic differences.

The Corporate Governance Committee also considers the specific experience and abilities of director candidates in light of our current business, strategy, and structure, and the current or expected needs of the Board in its identification and recruitment of director candidates and diversity of experience, skills and background.

The criteria for Board membership applied by the Corporate Governance Committee in its evaluation of potential Board members does not vary based on whether a candidate is recommended by our directors, a third-party search firm, or shareholders.

Candidates Nominated by Shareholders

The Corporate Governance Committee will consider shareholder recommendations for director nominees for election to the Board. If shareholders wish to nominate a person or persons for election to the Board at our 2026 annual meeting, written notice must be submitted to Kroger’s Secretary, and received at our executive offices, in accordance with Kroger’s Regulations, not later than March 31, 2026. Such notice should include the name, age, business address, and residence address of such person, the principal occupation or employment of such person, the number of Kroger common shares owned of record or beneficially by such person and any other information relating to the person that would be required to be included in a proxy statement relating to the election of directors. The Secretary will forward the information to the Corporate Governance Committee for its consideration. The Corporate Governance Committee will use the same criteria in evaluating candidates submitted by shareholders as it uses in evaluating candidates identified by the Corporate Governance Committee, as described above. See “Director Nominee Selection Process.”

Additionally, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice to Kroger’s Secretary that sets forth the information required by Rule 14a-19 of the Exchange Act no later than April 27, 2026, and must comply with the additional requirements of Rule 14a-19(b).

Eligible shareholders have the ability to submit director nominees for inclusion in our proxy statement for the 2026 annual meeting of shareholders. To be eligible, shareholders must have owned at least 3% of our common shares for at least three years. Up to 20 shareholders are able to aggregate for this purpose. Nominations must be submitted to our Corporate Secretary at our principal executive offices no earlier than December 16, 2025 and no later than January 15, 2026.

Annual Board Evaluation Process

The Board and each of its Committees conduct an annual evaluation to determine whether the Board is functioning effectively both at the Board and at the Committee levels. As part of this annual evaluation, the Board assesses whether the current leadership structure and function continues to be appropriate for Kroger and its shareholders, including in consideration of director succession planning.

Every year, the Board’s goal is to increase the effectiveness of the Board and the results of these evaluations are used for this purpose. The Board recognizes that a robust evaluation process is an essential component of strong corporate governance practices and ensuring Board effectiveness. The Corporate Governance Committee oversees an annual evaluation process led by either the Lead Independent Director or an independent third party.

Each director completes a detailed annual evaluation of the Board and the Committees on which he or she serves and the Lead Director or an independent third-party conducts interviews with each of the directors. This year, the annual evaluation was conducted by the Lead Director.

Topics covered include, among others:

●	The effectiveness of the Board and Board Committees and the active participation of all directors
●	The Board and Committees’ skills and experience and whether additional skills or experience are needed
●	The effectiveness of Board and Committee meetings, including the frequency of the meetings
●	Board interaction with management, including the level of access to management, and the responsiveness of management
●	The effectiveness of the Board’s evaluation of management performance
●	Additional subject matters the Board would like to see presented at their meetings or Committee meetings
●	Board’s governance procedures
●	The culture of the Board to promote participation in a meaningful and constructive way

The results of this Board evaluation are discussed by the full Board and each Committee, as applicable, and changes to the Board’s and its Committees’ practices are implemented as appropriate.

Over the past several years, this evaluation process has contributed to various enhancements in the way the Board and the Committees operate, including increased focus on continuous Board refreshment and diversity of experience, skills and backgrounds of its members as well as ensuring that Board and Committee agendas are appropriately focused on strategic priorities and provide adequate time for director discussion and input.

Outside Board Service

No director who is an officer of the Company may serve as a director of another company without the approval of the Corporate Governance Committee. Directors who are not officers of the Company may not serve as a director of another company if in so doing such service would interfere with the director’s ability to properly perform his or her responsibilities on behalf of the Company and its shareholders, as determined by the Corporate Governance Committee. Currently, our interim CEO serves on two other public company boards. None of our current directors serve on more than three total public company Boards, including Kroger’s Board.

Director Onboarding and Engagement

All directors are expected to invest the time and energy required to gain an in-depth understanding of our business and operations in order to enhance their strategic value to our Board. We develop tailored onboarding plans for each new director. We arrange meetings for each new director with appropriate officers and associates in order to familiarize him or her with the Company’s strategic plans, financial statements, and key policies and practices. We also provide training on fiduciary obligations of board members and corporate governance topics, as well as committee-specific onboarding. From time to time, the Company will provide Board members with presentations from experts within and outside of the Company on topics relevant to the Board’s responsibilities. Any member of the Board may attend accredited third-party training, and the expenses will be paid by the Company. Board meetings are periodically held at a location away from our home office in a geography in which we operate. In connection with these Board meetings, our directors learn more about the local business environment through meetings with our regional business leaders and visits to our stores, competitors’ stores, manufacturing facilities, distribution facilities, and/or customer fulfillment centers.

Committees of the Board of Directors

To assist the Board in undertaking its responsibilities, and to allow deeper engagement in certain areas of company oversight, the Board has established five standing Committees: Audit, Compensation and Talent Development (“Compensation”), Corporate Governance, Finance, and Public Responsibilities. All Committees are composed exclusively of independent directors, as determined under the NYSE listing standards. Each Committee has the responsibilities set forth in its respective charter, each of which has been approved by the Board. The current charter of each Board Committee is available on our website at ir.kroger.com under Investors — Governance — Corporate Governance Guidelines.

The current membership, 2024 meetings, and responsibilities of each Committee are summarized below:

Name of Committee, Number of Meetings, and Current Members	Primary Committee Responsibilities
Audit Committee Meetings in 2024: 5 Members: Anne Gates, Chair Karen M. Hoguet Ashok Vemuri

●   Oversees the Company’s financial reporting and accounting matters, including review of the Company’s financial statements and the audit thereof, the Company’s financial reporting and accounting process, and the Company’s systems of internal control over financial reporting

●   Selects, evaluates, and oversees the compensation and work of the independent registered public accounting firm and reviews its performance, qualifications, and independence

●   Oversees and evaluates the Company’s internal audit function, including review of its audit plan, policies and procedures, and significant findings

●   Oversees enterprise risk assessment and risk management, including review of cybersecurity risks and regular reports received from management and independent third parties

●   Reviews significant legal and regulatory matters

●   Reviews and monitors the Company’s operational and third- party compliance programs and updates thereto

●   Reviews Ethics Hotline reports and discusses material matters

●   Reviews and approves related party transactions

●   Conducts executive sessions with independent registered public accounting firm and Vice President, Internal Audit at each meeting

●   Conducts executive sessions with the Executive Vice President, General Counsel, and Secretary, Vice President and Chief Ethics & Compliance Officer, and Executive Vice President and Chief Financial Officer individually at least once per year

Name of Committee, Number of Meetings, and Current Members	Primary Committee Responsibilities
Compensation Committee Meetings in 2024: 6 Members: Clyde R. Moore, Chair Kevin M. Brown Amanda Sourry Mark S. Sutton

●   Recommends for approval by the independent directors the compensation of the CEO and approves the compensation of senior officers

●  Administers the Company’s executive compensation policies and programs, including determining grants of equity awards under the plans

●   Reviews annual incentive plans and long-term incentive plan metrics and plan design

●   Reviews emerging legislation and governance issues and retail compensation trends

●   Reviews the Company’s executive compensation peer group

●   Reviews CEO pay analysis

●   Reviews Human Capital Management

●   Has sole authority to retain and direct the Committee’s compensation consultant

●   Assists the full Board with senior management succession planning

●   Conducts executive sessions with the Executive Vice President and Associate Experience Officer and independent compensation consultant

Corporate Governance Committee Meetings in 2024: 2 Members: Mark S. Sutton, Chair Elaine L. Chao Anne Gates Clyde R. Moore

●   Oversees the Company’s corporate governance policies and procedures

●   Develops criteria for selecting and retaining directors, including identifying and recommending qualified candidates to be director nominees

●   Designates membership and Chairs of Board Committees

●   Oversees and administers Board evaluation process

●   Reviews the Board’s performance

●   Establishes and reviews the practices and procedures by which the Board performs its functions

●   Reviews director independence, financial literacy, and designation of financial expertise

●   Administers director nomination process

●   Interviews and nominates candidates for director election

●   Reviews compliance with share ownership guidelines

●   Reviews and participates in shareholder engagement

●   Reviews and establishes independent director compensation

●   Oversees the annual CEO evaluation process conducted by the full Board

Name of Committee, Number of Meetings, and Current Members	Primary Committee Responsibilities
Finance Committee Meetings in 2024: 5 Members: Karen M. Hoguet, Chair Nora A. Aufreiter Amanda Sourry Ashok Vemuri

●   Oversees the Company’s financial affairs and management of the Company’s financial resources

●   Reviews the Company’s annual and long-term financial plans, capital spending plans, capital allocation strategy, and use of cash

●   Approves and recommends for approval to the Board certain capital expenditures

●   Reviews the Company’s dividend policy and share buybacks

●   Reviews strategic transactions, capital structure, including potential issuance of debt or equity securities, credit agreements, and other financing transactions

●   Monitors the investment management of assets held in pension and profit-sharing plans administered by the Company

●   Oversees the Company’s policies and procedures on hedging, swaps, risk management, and other derivative transactions

●   Oversees the Company’s engagement and relationships with, and standing in, the financial community

Public Responsibilities Committee Meetings in 2024: 3 Members: Nora A. Aufreiter, Chair Kevin M. Brown Elaine L. Chao

●   Reviews the practices of the Company affecting its responsibility as a corporate citizen

●   Examines and reviews the Company’s practices related to environmental sustainability, and social impact, including but not limited to

✓    climate impacts

✓    packaging

✓    food and operational waste

✓     food access

✓    responsible sourcing

✓    supplier opportunities

✓     people safety, food safety, and pharmacy safety

●   Examines and reviews the Company’s Sustainability and Social Impact strategy

●   Reviews the Company’s community engagement and philanthropy

●   Reviews the Company’s advocacy and public policy

●   Reviews the Company’s communications and Corporate Brand stewardship

●   Assesses the Company’s effort in evaluating and responding to changing public expectations and public issues that affect the business

Shareholder Engagement

Maintaining ongoing relationships with our shareholders, and understanding our shareholders’ views, is a priority for both our Board and management team. We have a longstanding history of engaging with our shareholders through our investor relations program and our year-round governance outreach program, including participation for our Lead Director. In 2024, under the direction of the Board, we requested engagement meetings with 33 shareholders representing 61% of our outstanding shares and subsequently met with 21 shareholders representing 24% of our outstanding shares (many of those shareholders we met with more than once). Some investors we contacted either did not respond or confirmed that a discussion was not needed at that time.

We conduct shareholder outreach throughout the year to engage with shareholders on issues that are important to them and us. During these engagements we discussed and solicited feedback on a range of topics, which informed Board discussions and decisions, including but not limited to:

Business Strategy

●	Kroger’s growth strategy, priorities, and value drivers

●	Our strong value creation model and recent performance

Responsible Business Practices & Disclosures

●	Discussions with investors regarding our responsible business strategy, Thriving Together, our topic management approach, and long-term sustainability and social impact goals

●	Board oversight of Thriving Together and updated Committee responsibilities

●	Annual ESG reporting and disclosures, including our alignment with the TCFD, SASB, and GRI reporting frameworks

●	The centerpiece of our strategy is Zero Hunger | Zero Waste, an industry-leading platform for collective action and systems change to end hunger in our communities and eliminate waste across our Company

Human Capital Management

●	Our focus on our associates’ well-being, including increasing our average hourly associate wage, comprehensive benefits, and opportunities for internal progression and leadership development training

●	Workforce demographics reporting studies

●	Leadership development and succession planning

Compensation Structure

●	Overview of compensation program design and alignment of pay and performance

●	Consideration of short- and long-term metrics, including financial and non-financial metrics

●	The balance of equity and cash compensation, as well as fixed versus at risk compensation

Board and Board Oversight

●	Our Board’s approach to board refreshment considering diversity of experience, skills and background, balance of tenure, and alignment of board skills and experience with Kroger’s current and long-term business strategies

●	Board and Committee responsibilities for oversight of responsible business strategy priorities, and approach to risk management

●	Kroger’s latest formal materiality assessment, conducted in alignment with principles of double materiality. Overall shareholders expressed appreciation for the opportunity to have an ongoing discussion and were complimentary of Kroger’s responsible business practices. Specifically, shareholders recognized the actions we took to formalize our responsible business strategy, Thriving Together, and how our Board oversees this strategy, including our goals and initiatives. These conversations provided valuable insights into our shareholders’ evolving perspectives, which were shared with our full Board.

Board’s Response to Shareholder Proposals

Accountability to our shareholders continues to be an important component of our success. We actively engage with our shareholder proponents. Every year, following our Annual Shareholders’ Meeting, our Corporate Governance Committee considers the voting outcomes for shareholder proposals. In addition, our Corporate Governance Committee and other Committees, as appropriate, consider proposed courses of action in light of the voting outcomes for shareholder proposals under their oversight, as well as feedback provided directly from our shareholders.

Corporate Governance Guidelines

The Board has adopted the Guidelines, which provide a framework for the Board’s governance and oversight of the Company. The Guidelines are available on our website at ir.kroger.com under Investors — Governance — Corporate Governance Guidelines. Shareholders may also obtain a copy of the Guidelines, at no cost, by making a written request to Kroger’s Secretary at our executive offices. Certain key principles addressed in the Guidelines are summarized below.

Independence

The Board has determined that all of the current independent directors and nominees have no material relationships with Kroger and satisfy the criteria for independence set forth in Rule 303A.02 of the NYSE Listed Company Manual. Therefore, all independent directors and nominees are independent for purposes of the NYSE listing standards. The Board made its determination based on information furnished to the Company by each of the directors regarding their relationships with Kroger and its management, and other relevant information. The Board considered, among other things, that

●	the value of any business transactions between Kroger and entities with which the directors are affiliated falls below the thresholds identified by the NYSE listing standards, and

●	no directors had any material relationships with Kroger other than serving on our Board.

The Board also considered that Kroger purchases from International Paper Company, where Mark Sutton was Chairman and Chief Executive Officer and from Dell Technologies Inc. where Kevin Brown is an officer. The Board determined that these transactions do no impair independence of either director as they are in the ordinary course of business on the same terms offered to similar purchases and do not exceed applicable independence thresholds.

Audit Committee Independence and Expertise

The Board has determined that Anne Gates, Karen M. Hoguet, and Ashok Vemuri, independent directors, each of whom is a member of the Audit Committee, are “Audit Committee Financial Experts” as defined by applicable Securities and Exchange Commission (“SEC”) regulations and that all members of the Audit Committee are “financially literate” as that term is defined in the NYSE listing standards and are independent in accordance with Rule 10A-3 of the Securities Exchange Act of 1934.

Code of Ethics

The Board has adopted The Kroger Co. Policy on Business Ethics, applicable to all officers, associates, and directors, including Kroger’s principal executive, financial, and accounting officers. The Policy on Business Ethics is available on our website at ir.kroger.com under Investors — Governance — Policy on Business Ethics. Shareholders may also obtain a copy of the Policy on Business Ethics by making a written request to Kroger’s Secretary at our executive offices.

Communications with the Board

The Board has established two separate mechanisms for shareholders and interested parties to communicate with the Board. Any shareholder or interested party who has concerns regarding accounting, improper use of Kroger assets, or ethical improprieties may report these concerns via the toll-free hotline (800-689-4609) or website (ethicspoint.com) established by the Board’s Audit Committee. The concerns are investigated by Kroger’s Vice President, Chief Ethics and Compliance Officer, and the Vice President of Internal Audit and reported to the Audit Committee as deemed appropriate.

Shareholders or interested parties also may communicate with the Board in writing directed to Kroger’s Secretary at our executive offices. Communications relating to personnel issues, ordinary business operations, or companies seeking to do business with us, will be forwarded to the business unit of Kroger that the Secretary deems appropriate. Other communications will be forwarded to the Chair of the Corporate Governance Committee for further consideration. The Chair of the Corporate Governance Committee will take such action as he or she deems appropriate, which may include referral to the full Corporate Governance Committee or the entire Board.

Executive Officer Succession Planning

The Guidelines provide that the Compensation Committee will review Company policies and programs for talent development and evaluation of executive officers and will review management succession planning. The Committee evaluates the specific qualities, skills and experience that are needed to support Kroger’s current and long-term business strategies. The process around succession and understanding the skillsets needed to lead Kroger is comprehensive and refreshes each year.

Attendance

The Board held nine meetings in fiscal year 2024. During fiscal 2024, all incumbent directors attended at least 75% of the aggregate number of meetings of the Board and Committees on which that director served. Members of the Board are expected to use their best efforts to attend all annual meetings of shareholders. All Board members attended last year’s virtual annual meeting.

Independent Compensation Consultants

The Compensation Committee directly engages a compensation consultant to advise the Compensation Committee in the design of Kroger’s executive compensation. The Committee retained Korn Ferry to provide the Committee with assistance in evaluating Kroger’s executive compensation programs and policies.

In fiscal 2024, Kroger paid Korn Ferry $232,750 for work performed for the Compensation Committee. Kroger, on management’s recommendation, retained Korn Ferry to provide other services for Kroger in fiscal 2024 for which Kroger paid $1,643,911. These other services primarily related to the proposed merger with Albertsons, salary surveys, and coaching services. The Compensation Committee expressly approved Korn Ferry performing these additional services. After taking into consideration the NYSE’s independence standards and the SEC rules, the Compensation Committee determined that Korn Ferry was independent, and their work has not raised any conflict of interest.

The Compensation Committee may engage an additional compensation consultant from time to time as it deems advisable.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was an officer or associate of Kroger during fiscal 2024, and no member of the Compensation Committee is a former officer of Kroger or was a party to any related person transaction involving Kroger required to be disclosed under Item 404 of Regulation S-K. During fiscal 2024, none of our executive officers served on the board of directors or on the compensation committee of any other entity that has or had executive officers serving as a member of Kroger’s Board of Directors or Compensation Committee of the Board.

The Board’s Role in Risk Oversight

While risk management is primarily the responsibility of Kroger’s management team, the Board is responsible for strategic planning and overall supervision of our risk management activities. The Board’s oversight of the material risks faced by Kroger occurs at both the full Board level and at the Committee level, each of which may engage advisors and experts from time to time to provide advice and counsel on risk-related matters.

We believe that our approach to risk oversight optimizes our ability to assess inter-relationships among the various risks, make informed cost-benefit decisions, and approach emerging risks in a proactive manner for Kroger. We also believe that our risk oversight structure complements our current Board leadership structure, as it allows our independent directors, through the five fully independent Board Committees, and in executive sessions of independent directors led by the Lead Director, to exercise effective oversight of the actions of management’s identification of risk and implementation of effective risk management policies and controls.

The Board receives presentations throughout the year from various department and business unit leaders that include discussion of significant risks, including newly identified and evolving high priority risks. When new risks are identified, management conducts, and either the full Board or the appropriate Board committee reviews and discusses, an enterprise risk assessment related to such new risks which may include human capital, supply chain, associate and customer health and safety, legal, regulatory, and other risks. Management and the Board then discuss the relative severity of each category of risk as well as mitigating actions and considerations relating to disclosures of material risks.

At each Board meeting, the CEO addresses matters of particular importance or concern, including any significant areas of risk, such as newly identified risks, that require Board attention. Additionally, through dedicated sessions focusing entirely on corporate strategy, the full Board reviews in detail Kroger’s short- and long-term strategies, including consideration of significant risks facing Kroger – either immediately or longer term – and their potential impact. The independent directors, in executive sessions led by the Lead Director, address matters of particular concern, including significant areas of risk, that warrant further discussion or consideration outside the presence of Kroger employees. At the committee level, reports are given by management subject matter experts to each Committee on risks within the scope of their charters. Each Committee reports to the full Board at each meeting, including any areas of risk discussed by the Committee.

The Audit Committee has oversight responsibility not only for financial reporting of Kroger’s major financial exposures and the steps management has taken to monitor and control those exposures, but also for the effectiveness of management’s processes that monitor and manage key business risks facing Kroger, as well as the major areas of risk exposure, and management’s efforts to monitor and control the major areas of risk exposure. The Audit Committee incorporates its risk oversight function into its regular reports to the Board and also discusses with management its policies with respect to risk assessment and risk management.

Cybersecurity Governance

Our Vice President, Chief Ethics and Compliance Officer provides regular updates to the Audit Committee on our compliance risks and actions taken to mitigate that risk. In addition, the Audit Committee is charged with oversight of data privacy and cybersecurity risks. Protection of our customers’ data is a fundamental priority for our Board and management team. Kroger’s Chief Digital Officer (CDO) and Chief Information Security Officer (CISO) provide a quarterly update at each Committee meeting on cybersecurity risks and related mitigating actions to the Audit Committee, meet with the full Board and the Audit Committee at least annually, and inform the Committee immediately if a cybersecurity incident is deemed material. They report to the Audit Committee and the Board on compliance and regulatory issues, provide updates concerning continuously-evolving threats and mitigating actions, and present a NIST Cybersecurity Framework Scorecard. Additionally, the CDO and CISO discuss and present strategies to address geopolitical threats that may impact operations as well as technological changes, such as AI and quantum computing. In overseeing cybersecurity risks, the Audit Committee focuses on aggregated, thematic issues with a risk-based approach. Oversight of cybersecurity risk incorporates strategy metrics, third party cyber risk assessments, and internal audit and controls. An independent third party also regularly reports to the Audit Committee and the full Board on cybersecurity, and outside counsel advises the Board on best practices for cybersecurity oversight by the Board, and the evolution of that oversight over time. Management also reports on strategic key risk indicators, ongoing initiatives, and significant incidents and their impact. We experience cybersecurity threats and incidents from time to time. We are not aware of any material risks from cybersecurity threats, including as a result of any previous cybersecurity incidents, that have materially affected or are reasonably likely to materially affect us, and we have not experienced a cybersecurity threat or incident that has materially affected Kroger in at least the last three years. There can be no assurance that cybersecurity threats will not have a material effect on us in the future.

For more information please see Item 1C. Cybersecurity in the Company’s Form 10-K for the year ended February 1, 2025, filed with the SEC on April 1, 2025.

Director Compensation

2024 Director Compensation

The following table describes the fiscal year 2024 compensation for independent directors. Mr. McMullen, our former CEO, did not receive compensation for his Board service. Mr. Sargent, our current interim CEO and Chairman of the Board, served as an independent director and lead director during the entirety of our fiscal year ended February 1, 2025.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Change in Pension Value and Nonqualified Deferred Compensation(2)	Total
Nora A. Aufreiter	$124,256	$198,577	$0	$322,833
Kevin M. Brown	$104,375	$198,577	$0	$302,952
Elaine L. Chao	$104,375	$198,577	$0	$302,952
Anne Gates	$139,167	$198,577	$0	$337,744
Karen M. Hoguet	$134,196	$198,577	$0	$332,773
Clyde R. Moore	$124,256	$198,577	—	$322,833
Ronald L. Sargent	$173,958	$198,577	$6,280	$378,815
Amanda Sourry	$104,375	$198,577	$0	$302,952
Mark S. Sutton	$104,375	$198,577	$0	$302,952
Ashok Vemuri	$114,315	$198,577	$0	$312,892

(1)	Amounts reported in the Stock Awards column represent the aggregate grant date fair value of the annual incentive share award, computed in accordance with FASB ASC Topic 718. On July 15, 2024, each independent director then serving received 3,810 incentive shares with a grant date fair value of $198,577.
(2)	The amount reported for Mr. Sargent represents preferential earnings on nonqualified deferred compensation. For a complete explanation of preferential earnings, please refer to footnote 5 to the Summary Compensation Table. Mr. Moore’s pension value decreased by $37,438 which represents the change in actuarial present value of his accumulated benefit under the pension plan for independent directors. This change in value of accumulated pension benefits is not included in the Director Compensation Table because the value decreased. Pension values may fluctuate significantly from year to year depending on a number of factors, including age, average annual earnings, and the assumptions used to determine the present value, such as the discount rate. The decrease in the actuarial present value of his accumulated pension benefit for 2024 is primarily due to the increase in the discount rate as well as the change in value due to aging, partially offset by the mortality assumption change.

Annual Compensation

Each independent director receives an annual cash retainer of $105,000. The Lead Director receives an additional annual retainer of $40,000 per year; the members of the Audit Committee each receive an additional annual retainer of $10,000; the Chair of the Audit Committee receives an additional annual retainer of $25,000; and the Chair of each of the other Committees receives an additional annual retainer of $20,000. Each independent director also receives an annual grant of incentive shares (Kroger common shares) with a value of approximately

$200,000.

The Board has determined that compensation of independent directors must be competitive on an ongoing basis to attract and retain directors who meet the qualifications for service on the Board. Independent director compensation was adjusted in 2023 and will be reviewed from time to time as the Corporate Governance Committee deems appropriate.

Pension Plan

Independent directors first elected prior to July 17, 1997, receive an unfunded retirement benefit equal to the average cash compensation for the five calendar years preceding retirement. Only Mr. Moore is eligible for this benefit. Benefits begin at the later of actual retirement or age 65.

Nonqualified Deferred Compensation

We also maintain a deferred compensation plan for independent directors. Participants may defer up to 100% of their cash compensation and/or the receipt of all (and not less than all) of the annual award of incentive shares.

Cash Deferrals

Cash deferrals are credited to a participant’s deferred compensation account. Participants may elect from either or both of the following two alternative methods of determining benefits:

•	interest accrues until paid out at the rate of interest determined prior to the beginning of the deferral year to represent Kroger’s cost of ten-year debt; and/or
•	amounts are credited in “phantom” stock accounts and the amounts in those accounts fluctuate with the price of Kroger common shares.

In both cases, deferred amounts are paid out only in cash, based on deferral options selected by the participant at the time the deferral elections are made. Participants can elect to have distributions made in a lump sum or in quarterly installments, and may make comparable elections for designated beneficiaries who receive benefits in the event that deferred compensation is not completely paid out upon the death of the participant.

Incentive Share Deferrals

Participants may also defer the receipt of all (and not less than all) of the annual award of incentive shares. Distributions will be made by delivery of Kroger common shares within 30 days after the date which is six months after the participant’s separation of service.

Director Stock Ownership Guidelines

Independent directors are required to own shares equivalent to five times their annual base cash retainer. For more details on the Stock Ownership Guidelines, see page 51.

Beneficial Ownership of Common Stock

The following table sets forth the common shares beneficially owned as of April 28, 2025 by Kroger’s directors, the NEOs, and the directors and executive officers as a group. The percentage of ownership is based on 665,853,060 of Kroger common shares outstanding on April 28, 2025. Shares reported as beneficially owned include shares held indirectly through Kroger’s defined contribution plans and other shares held indirectly, as well as shares subject to stock options exercisable on or before June 27, 2025. Except as otherwise noted, each beneficial owner listed in the table has sole voting and investment power with regard to the common shares beneficially owned by such owner. Unless otherwise indicated, the address of each of the beneficial owners listed below is c/o The Kroger Co., Corporate Secretary, 1014 Vine Street, Cincinnati, OH 45202.

Name	Amount and Nature of Beneficial Ownership(1)	Options Exercisable on or before June 27, 2025 – included in column (a)
Mary Ellen Adcock	318,232	99,509
Nora A. Aufreiter(2)	57,053	—
Kevin M. Brown	19,038	—
Elaine L. Chao(2)	16,495
Yael Cosset	369,660	230,536
Todd A. Foley	66,353	21,525
Anne Gates(2)	51,971	—
Karen M. Hoguet(3)	27,586	—
Timothy A. Massa(4)	517,379	275,203
W. Rodney McMullen(5)	6,154,900	2,501,970
Gary Millerchip	84,797	—
Clyde R. Moore	125,957	—
Ronald L. Sargent(2)	252,312	—
Amanda Sourry	19,038	—
Mark S. Sutton(2)	46,814	—
Ashok Vemuri	32,934	—
Directors and executive officers as a group (21 persons, including those named above) (6)	2,898,872	1,102,040

(1)	No director or officer owned as much as 1% of Kroger common shares. The directors and executive officers as a group beneficially owned .4% of Kroger common shares.
(2)	This amount includes incentive share awards that were deferred under the deferred compensation plan for independent directors in the following amounts: Ms. Aufreiter, 10,513; Ms. Chao, 12,411; Ms. Gates, 20,946; Mr. Sargent, 66,886; Mr. Sutton, 7,237.
(3)	This amount includes 2,075 shares held by Ms. Hoguet’s spouse. She disclaims beneficial ownership of these shares.
(4)	This amount includes 115,000 shares held in a trust by Mr. Massa’s spouse. He disclaims beneficial ownership of these shares.
(5)	This amount represents shares beneficially owned by Mr. McMullen as of the date of his resignation on March 2, 2025. The Company does not have information as to his current share ownership.
(6)	Mr. Millerchip and Mr. McMullen are departed executive officers, having resigned on February 5, 2024 and March 2, 2025, respectively, and as such are not included in this group.

The following table sets forth information regarding the beneficial owners of more than five percent of Kroger common shares as of April 28, 2025, based on reports on Schedule 13G filed with the SEC.

Name	Address	Amount and Nature of Ownership	Percentage of Class
Berkshire Hathaway Inc.	3555 Farnman Street Omaha, NE 68131	50,000,000(1)	7.0%
BlackRock, Inc.	50 Hudson Yards New York, NY 10001	67,356,305(2)	9.3%
The Vanguard Group	100 Vanguard Blvd. Malvern, PA 19355	81,623,904(3)	11.35%

(1)	Reflects beneficial ownership by Berkshire Hathaway Inc. as of December 31, 2022, as reported on Schedule 13G filed with the SEC on February 14, 2023, reporting shared voting power with respect to 50,000,000 common shares, and shared dispositive power with respect to 50,000,000 common shares.

(2)	Reflects beneficial ownership by BlackRock Inc., as of September 30, 2024, as reported on Amendment No. 17 to Schedule 13G filed with the SEC on November 8, 2024, reporting sole voting power with respect to 60,329,920 common shares, and sole dispositive power with respect to 67,356,305 common shares.

(3)	Reflects beneficial ownership by The Vanguard Group, as of December 29, 2023, as reported on Amendment No. 9 to Schedule 13G filed with the SEC on February 13, 2024, reporting shared voting power with respect to 854,883 common shares, sole dispositive power with respect to 78,809,048 common shares, and shared dispositive power with respect to 2,814,856 common shares.

Related Person Transactions

The Board has adopted a written policy requiring that any Related Person Transaction may be consummated or continue only if the Audit Committee approves or ratifies the transaction in accordance with the policy. A “Related Person Transaction” is one (a) involving Kroger, (b) in which one of our directors, nominees for director, executive officers, or greater than five percent shareholders, or their immediate family members, have a direct or indirect material interest; and (c) the amount involved exceeds $120,000 in a fiscal year. Pursuant to our policy, our Audit Committee has pre-approved transactions with Related Persons that are in the ordinary course of business if the aggregate amount involved in any fiscal year does not exceed the greater of $1,000,000 or 2 percent of such other company’s consolidated gross revenues; provided that such transactions are reported to the Audit Committee at regular committee meetings.

The Audit Committee will approve only those Related Person Transactions that are in, or not inconsistent with, the best interests of Kroger and its shareholders, as determined by the Audit Committee in good faith in accordance with its business judgment. No director may participate in any review, approval, or ratification of any transaction if he or she, or an immediate family member, has a direct or indirect material interest in the transaction.

Where a Related Person Transaction will be ongoing, the Audit Committee may establish guidelines for management to follow in its ongoing dealings with the related person and the Audit Committee will review and assess the relationship on an annual basis to ensure it complies with such guidelines and that the Related Person Transaction remains appropriate.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of the elements and philosophy of our executive compensation program as well as how and why the Compensation Committee and our Board of Directors make specific compensation decisions and policies with respect to our Named Executive Officers (“NEOs”).

Executive Summary

We delivered strong performance in 2024. Kroger achieved strong results in 2024 as we executed on our Leading with Fresh and Accelerating with Digital strategy, building on growth over the last three years. We are delivering a fresh, affordable, and seamless shopping experience for our customers, with zero compromise on quality, selection, or convenience. We are delivering on our financial commitments through our strong, resilient Value Creation Model. In 2024, we achieved financial performance results of ID sales, without fuel, of 1.5%, and adjusted FIFO operating profit, including fuel, of $4.7 billion[1].
Our executive compensation program aligns with long-term shareholder value creation. 92% of our CEO’s target total direct compensation and, on average, 84% of the other NEOs’ compensation is at risk and performance-based, tied to achievement of performance targets that are important to our shareholders or our long-term share price performance.
The annual performance incentive was earned above target. The annual incentive program, based on a grid of identical sales, excluding fuel, and adjusted FIFO operating profit, including fuel, paid out at 108.7% of target, in line with the goals and targets set by the Committee.
The long-term performance incentive payout reflects alignment with performance over fiscal years 2022, 2023, and 2024. Long-term performance unit equity awards granted in 2022 and tied to commitments made to our investors and other stakeholders regarding long-term sales growth, value creation (iTSR) metric percentage, our commitment to Fresh, and relative Total Shareholder Return were earned at 69.4% of target.
We prioritized investment in our people. We strive to create a culture of opportunity for more than 409,000 associates and take seriously our role as a leading employer in the United States. In 2024, we invested in our associates by continuing to raise our average hourly wage to above $19, or above $25, including comprehensive benefits.

1 See pages 30-39 of our Annual Report on Form 10-K for the fiscal year ended February 1, 2025, filed with the SEC on April 1, 2025, for a reconciliation of GAAP operating profit to adjusted FIFO operating profit.

Our Named Executive Officers for Fiscal 2024

Name	Title
W. Rodney McMullen*	Former Chairman and Chief Executive Officer
Todd Foley	Senior Vice President and Interim Chief Financial Officer
Mary Ellen Adcock	Executive Vice President and Chief Merchant and Marketing Officer
Yael Cosset	Executive Vice President and Chief Digital Officer
Timothy A. Massa	Executive Vice President and Associate Experience Officer
Gary Millerchip**	Former Senior Vice President and Chief Financial Officer

*As disclosed on our Form 8-K filed with the SEC on March 3, 2025, Mr. McMullen resigned as Chairman and Chief Executive Officer on March 2, 2025. On March 2, 2025, the Board appointed Ronald Sargent, previously the Board’s Lead Director, as Interim Chief Executive Officer and Chairman of the Board. This Compensation Discussion & Analysis reflects the compensation received by Mr. McMullen for his services for the fiscal year ended February 1, 2025.

**As disclosed on our Form 8-K filed with the SEC on February 5, 2024, Mr. Millerchip resigned as Senior Vice President and Chief Financial Officer, and Mr. Foley served as Interim Chief Financial Officer during the remainder of the fiscal year ended February 1, 2025.

Fiscal 2024 Financial and Strategic Performance Highlights

Driven by our unwavering purpose to Feed the Human Spirit, Kroger achieved strong results in 2024 as we executed on our Leading with Fresh and Accelerating with Digital strategy, building on growth over the last three years. Our associates are customer-focused, delivering the products customers want, when and how they want them, with zero compromise on quality, convenience, and selection.

In 2024, we achieved financial performance results of ID sales, without fuel, of 1.5%, and adjusted FIFO operating profit of $4.7 billion. We have built a digital platform that offers a seamless shopping experience, allowing customers to shift effortlessly between store, pickup and delivery solutions. In 2024, we increased delivery sales, increased digitally engaged households, and grew loyalty as our customers more deeply engaged with personalized coupons and fuel rewards.

Our associates enable our success, and we are committed to investing in theirs by continuing to improve wages, comprehensive benefits, and career development opportunities. Over the last six years, we have invested more than $2.7 billion in incremental wage investments.

Continued strategic efforts to streamline our operations allowed us to achieve cost savings greater than $1 billion to balance these investments without compromising food affordability for our customers across our communities.

As part of our Zero Hunger | Zero Waste social and environmental impact plan, in 2024, we donated 509 million meals to feed families across America.

Our proven go-to-market strategy enables us to successfully navigate many operating environments. We believe that by delivering value for our customers, investing in our associates and serving our communities, we will continue to achieve attractive and sustainable total returns for our shareholders.

2024 Advisory Vote to Approve Executive Compensation and Shareholder Engagement

At the 2024 annual meeting, we held our annual advisory vote on executive compensation. Approximately 91% of the votes cast were in favor of the advisory vote. As part of our ongoing dialogue with our shareholders regarding governance matters, in 2024, we requested meetings with 33 shareholders representing 61% of our outstanding shares during proxy season and off-season engagement and subsequently met with 21 shareholders representing 24% of our outstanding shares. Some investors we contacted either did not respond or confirmed that a discussion was not needed at that time.

Conversations in these meetings included discussions about our NEOs’ compensation program, with our shareholders providing feedback that they appreciated the pay-for-performance structure of our executive pay program. The Compensation Committee considers both the general and specific feedback received from shareholders, and with the guidance of our independent compensation consultant, incorporates that input into pay design.

2024 Compensation Program Overview

The fixed and at-risk pay elements of the NEO compensation program are reflected in the following table and charts.

Fiscal Year 2024 CEO Compensation

For fiscal year 2024, the Compensation Committee established Mr. McMullen’s target direct compensation so that only 8% of his compensation was fixed. The remaining 92% of target compensation was at-risk, meaning that the actual compensation for Mr. McMullen depended on the extent to which the Company achieved the performance metrics set by the Compensation Committee, and with respect to all of the equity vehicles, the future value of Kroger common shares.

The table below compares fiscal 2024 to 2023 target direct compensation. Target total direct compensation is a more accurate reflection of how the Compensation Committee benchmarks and establishes CEO compensation than the disclosure provided in the Summary Compensation Table, which includes a combination of actual base salary and annual incentive compensation earned in the fiscal year, the grant date fair market value of at-risk equity compensation to be earned in future fiscal years, and the actuarial value of future pension benefits.

Mr. McMullen’s total target direct compensation shown below was determined, in part, based on our independent compensation consultant’s examination of pay levels and the Committee’s intention to achieve median pay levels among our peer group.

($000s)

	Annual			Long-Term
Year	Salary	Target Annual Incentive	Total Annual	Performance Units	Restricted Stock	Stock Options	Total LTI	Target TDC	Increase
2024	1,450	2,900	4,350	6,625	3,975	2,650	13,250	17,600	5.4%
2023	1,400	2,800	4,200	6,250	3,750	2,500	12,500	16,700

CEO and Named Executive Officer Target Pay Mix

The amounts used in the charts below are based on 2024 target total direct compensation for the CEO and the average of other NEOs. As illustrated below, 92% of the CEO’s target total direct compensation is at-risk. On average, 84% of the other NEOs’ compensation is at risk.

Our Compensation Philosophy and Objectives

Our executive compensation philosophy is to attract and retain the best management talent as well as motivate these associates to achieve our business and financial goals. Kroger’s incentive plans are designed to reward the actions that lead to long-term value creation. We believe our strategy creates value for shareholders in a manner consistent with Kroger’s purpose: To Feed the Human Spirit. The Compensation Committee believes that there is a strong link between our business strategy, the performance metrics in our short-term and long-term incentive programs, and the business results that drive shareholder value.

To achieve our objectives, the Compensation Committee seeks to ensure that compensation is competitive and that there is a direct link between pay and performance. To do so, it is guided by the following principles:

•	Compensation must be designed to attract and retain those individuals who are best suited to be an NEO at Kroger.
•	A significant portion of pay should be performance-based, with the percentage of total pay tied to performance increasing proportionally with an NEO’s level of responsibility.
•	Compensation should include incentive-based pay to drive performance, providing superior pay for superior performance, including both a short- and long-term focus.
•	Compensation policies should include an opportunity for, and a requirement of, significant equity ownership to align the interests of NEOs and shareholders.
•	Components of compensation should be tied to an evaluation of business and individual performance measured against metrics that directly drive our business strategy.
•	Compensation plans should provide a direct line of sight to company performance.
•	Compensation programs should be aligned with market practices.
•	Compensation programs should serve to both motivate and retain talent.

Summary of Key Compensation Practices

What we do:	What we do not do:

✓     Alignment of pay and performance

✓     Stock ownership guidelines for executives

✓     Multiple performance metrics under our short- and long-term performance-based plans discourage excessive risk taking and align with our long-term value creation strategy

✓     Double-trigger change in control provisions in all equity awards

✓     Double-trigger change in control provisions in cash severance benefits

✓     All long-term compensation is equity-based

✓     Engagement of an independent compensation consultant

✓     Robust clawback policy

✓     Ban on hedging, pledging, and short sales of Kroger securities

✓     Minimal perquisites

×      No special severance or change in control programs applicable only to executive officers

×      No cash component in long-term incentive plans

×      No tax gross-up payments for executives

×      No special executive life insurance benefit

×      No re-pricing or backdating of stock options without shareholder approval

×      No guaranteed salary increases or bonuses

×      No payment of dividends or dividend equivalents until performance units are earned

×      No evergreen or reload feature; no shares can be added to stock plan without shareholder approval

Establishing Each Component of Executive Compensation

The Compensation Committee recommends, and the independent members of the Board determine, each component of the CEO’s compensation. The CEO recommends, and the Compensation Committee determines, each component of the other NEOs’ compensation. The Compensation Committee and the Board made changes to compensation in March of 2024. Equity awards were granted in March and salary and annual incentive plan increases were effective April 1, 2024.

The Compensation Committee determines the amount of each NEO’s salary, annual cash incentive plan target, and long-term equity compensation by taking into consideration numerous factors including:

•	An assessment of individual contribution and performance;
•	Benchmarking with comparable positions at peer group companies;
•	Level in organization and tenure in role; and
•	Internal equity among executives.

The assessment of individual contribution and performance is a qualitative determination, based on the following factors:

•	Leadership;
•	Contribution to the executive officer group;
•	Achievement of established performance objectives;
•	Decision-making abilities;
•	Performance of the areas or groups directly reporting to the NEO;
•	Support of company culture;
•	Strategic thinking; and
•	Demonstrated commitment to Kroger’s Values: Safety, Honesty, Integrity, Respect, Diversity, and Inclusion.

At the end of each year, individual performance is evaluated based on the NEO’s performance objectives listed above, and the results of that evaluation are used in the determination of salary increases and the grant amount of all annual equity awards: restricted stock and stock options, which are time-based, and performance units granted under the long-term incentive plan, which are performance-based.

Elements of Compensation

Salary

Our philosophy with respect to salary is to provide a sufficient and stable source of fixed cash compensation that is competitive with the market to attract and retain a high caliber leadership team. NEO salaries, effective April 1, 2023 and April 1, 2024, were as follows:

Name	2023 Base Salary	2024 Base Salary
W. Rodney McMullen	$1,400,000	$1,450,000
Todd Foley	*	$600,000
Mary Ellen Adcock	*	$900,000
Yael Cosset	$875,000	$950,000
Timothy A. Massa	$900,000	$935,000
Gary Millerchip	$900,000	$900,000

*Mr. Foley and Ms. Adcock were not NEOs in fiscal year 2023 and thus their 2023 base salary is not included. Ms. Adcock’s 2024 base salary was effective as of December 1, 2024, consistent with the date of her promotion.

2024 Annual Incentive Plan

The NEOs participate in a corporate performance-based annual cash incentive plan. The corporate annual cash incentive plan is a broad-based plan used across the Kroger enterprise. Approximately 53,000 associates are eligible to receive incentive payouts based all or in part on the incentive plan described below. The value of annual cash incentive awards that the NEOs earn each year is based upon Kroger’s overall company performance compared to goals established by the Compensation Committee based on the business plan adopted by the Board of Directors.

A minimum level of performance must be achieved before any payout is earned, while a payout of up to 200% of target incentive potential can be achieved for superior performance on the corporate plan metrics. There are no guaranteed or minimum payouts; if none of the performance goals are achieved, then no incentive is earned and no payout is made.

The annual cash incentive plan is designed to encourage decisions and behavior that drive the annual operating results and the long-term success of the Company. Kroger’s success is based on a combination of factors, and accordingly, the Compensation Committee believes that it is important to encourage behavior that supports multiple elements of our business strategy.

NEO target incentive potentials for fiscal years 2023 and 2024, were as follows:

Name	2023 Target Annual Incentive	2024 Target Annual Incentive
W. Rodney McMullen	$2,800,000	$2,900,000
Todd Foley	--	$700,000
Mary Ellen Adcock	--	$900,000
Yael Cosset	$950,000	$950,000
Timothy A. Massa	$850,000	$900,000
Gary Millerchip	$950,000	$950,000

2024 Annual Incentive Plan Metrics

Potential payouts under the plan are based on Company performance on two primary metrics: ID Sales, excluding Fuel, and Adjusted FIFO Operating Profit, including Fuel, plus a kicker based on Composite Scores. The performance objectives are shown in the grid below, with payouts interpolated for actual performance between levels.

Metric	Rationale for Use

ID Sales, excluding Fuel

●   Identical Sales (“ID Sales”) represent sales, excluding fuel, at our supermarkets that have been open without expansion or relocation for five full quarters, excluding supermarket fuel sales, plus sales growth at all other customer-facing non- supermarket businesses.

●   We believe that ID Sales are the best measure of real growth of our sales across the enterprise. A key driver of our model is ID Sales growth, without fuel.

Adjusted FIFO Operating Profit, including Fuel

●   This financial metric equals gross profit, excluding the LIFO charge, minus OG&A, minus rent, and minus depreciation and amortization.

●   Adjusted FIFO Operating Profit, including fuel, is a key measure of company success as it tracks our earnings from operations, and it measures our day-to-day operational effectiveness. It is a useful measure to investors because it reflects the revenue and expense that a company can control.

Composite Score Kicker*	● Achieving a high composite score reflects execution of an improved customer experience through operational excellence and consistent delivery of our standard of performance, which ultimately drives higher sales results.

*Composite Score Kicker metric provides that an additional 10% payout can be earned if 70% of stores are at 62%+ for composite score and less than 5% of stores are at 0% to 50% composite score, based on a blended average score from each period from Period 3 to Period 13. There is no payout if the foregoing metrics are not met.

The goals established by the Compensation Committee were as follows:

Annual 2024			Total Identical Sales
AIP Grid
			-1.00%	-0.50%	0.00%	0.30%	0.65%	1.00%	1.35%	1.70%	1.95%	2.20%	2.45%	2.70%	3.00%	3.50%	4.00%
Adjusted FIFO Operating Profit ($M)	≥	4,509	0%	5%	30%	35%	40%	65%	75%	90%	105%	120%	135%	150%	160%	170%	180%
	≥	4,609	5%	15%	40%	45%	50%	75%	85%	100%	115%	130%	145%	160%	170%	180%	190%
	≥	4,709	10%	25%	50%	55%	60%	85%	95%	110%	125%	140%	155%	170%	180%	190%	200%
	≥	4,809	15%	35%	60%	65%	70%	95%	105%	120%	135%	150%	165%	180%	190%	200%	200%
	≥	4,909	20%	45%	70%	75%	90%	105%	115%	130%	145%	160%	175%	190%	200%	200%	200%
	≥	5,009	25%	55%	80%	85%	100%	125%	130%	140%	155%	170%	185%	200%	200%	200%	200%
	≥	5,109	30%	65%	90%	105%	110%	135%	140%	150%	165%	180%	195%	200%	200%	200%	200%
	≥	5,209	35%	75%	100%	110%	120%	145%	150%	160%	175%	190%	200%	200%	200%	200%	200%
	≥	5,309	40%	85%	110%	120%	130%	155%	160%	170%	185%	200%	200%	200%	200%	200%	200%

2024 Annual Incentive Plan – Actual Results and Payout Percentage

Corporate Plan Metric	2024 Performance(1)	Payout
Identical Sales, excluding fuel	1.5%	98.7%
Adjusted FIFO Operating Profit, including fuel	$4.7 B
Composite Score Kicker		10%
Total Payout		108.7%

(1) See grid above.

Following the close of the 2024 fiscal year, the Compensation Committee reviewed Kroger’s performance against each of the metrics outlined above and determined the extent to which Kroger achieved those objectives. Our performance compared to the goals established by the Compensation Committee resulted in a payout of 108.7% of the participant’s incentive plan target for the NEOs, with the exception of Mr. McMullen and Ms. Adcock as discussed below. Mr. McMullen did not receive an incentive payment for 2024.

Ms. Adcock received an annual bonus amount equal to 120.1% of her bonus potential because it included the corporate annual plan described above and team metrics as follows. Because Ms. Adcock was promoted to a new role, she was subject to two different team metrics, pro-rated for months in the respective roles. For ten months, the team metrics measured composite score results for all supermarkets and supermarket ID sales, without fuel. Following her promotion, for two months, the team metrics measured supermarket ID sales, excluding pharmacy and fuel, and supermarket selling gross dollars less shrink dollars for all departments excluding pharmacy and fuel.

Corporate Plan Metric	Payout Percentage	Weight
For 10 Months
Corporate Annual Bonus Plan	98.7%	60%
Team Metrics	131.3.%	40%
Composite Score Kicker	10%
Subtotal	121.7%
Prorated Payout (121.7% x .833)	101.4%

For 2 Months
Corporate Annual Bonus Plan	98.7%	60%
Team Metrics	107.1%	40%
Composite Score Kicker	10%
Subtotal	112.1%
Prorated Payout (112.1% x .167)	18.7%
Total Payout [(121.77 x .833) + (112.1 x .167)]		120.1%

The Compensation Committee maintains the ability to reduce the annual cash incentive payout for all executive officers, including the NEOs, and the independent directors retain that discretion for the CEO’s incentive payout if they determine for any reason that the incentive payouts were not appropriate given their assessment of Company or individual performance.

As described above, the corporate annual incentive payout percentage is applied to each NEO’s incentive plan target which is determined by the Compensation Committee, and the independent directors in the case of the CEO. The actual amounts of performance-based annual incentive paid to the NEOs for 2024 are reported in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

Long-Term Compensation Program

The Compensation Committee believes in the importance of providing an incentive to the NEOs to achieve the long-term goals established by the Board. As such, a majority of NEO compensation is dependent on the achievement of those goals. Long-term compensation promotes long-term value creation and discourages the over- emphasis of attaining short-term goals at the expense of long-term growth.

The long-term incentive program is structured to be a combination of performance- and time-based compensation that reflects elements of financial and common share performance to provide both retention value and alignment with company performance. The Compensation Committee determined that all long-term compensation would be equity-based as follows: 50% of equity granted under the program would be performance-based and the remaining 50% of equity would be time-based, consisting of 30% in restricted stock and 20% in stock options.

Each year, NEOs receive grants under the long-term compensation program, which is structured as follows:

•	Performance-Based (50% of NEO long-term target compensation)

•	Long-term performance-based compensation is provided under a Long-Term Incentive Plan adopted by the Compensation Committee. The Committee adopts a new plan every year, measuring improvement on the Company’s long-term goals over successive three-year periods. Accordingly, at any one time there are three plans outstanding, which are summarized below.
•	Under the Long-Term Incentive Plans, NEOs receive grants of equity called performance units. A target number of performance units based on level and individual performance is awarded to each participant at the beginning of the three-year performance period.
•	Payouts under the plan are contingent on the achievement of certain strategic performance and financial measures and incentivize recipients to promote long-term value creation and enhance shareholder wealth by supporting the Company’s long-term strategic goals.
•	The payout percentage, based on the extent to which the performance metrics are achieved, is applied to the target number of performance units awarded. Then, a modifier based on Relative Total Shareholder Return compared to the S&P 500 is applied, which can increase or decrease the payout.
•	Performance units are paid out in Kroger common shares based on actual performance, along with dividend equivalents for the performance period on the number of issued common shares.
•	Time-Based (50% of NEO long-term target compensation)
•	Long-term time-based compensation consists of 20% stock options and 30% restricted stock, which are linked to common share performance, creating alignment between the NEOs’ and our shareholders’ interests. Grants vest ratably over four years.
•	Stock options have no initial value and recipients only realize benefits if the value of our common shares increases following the date of grant, further aligning the NEOs’ and our shareholders’ interests.

Amounts of long-term compensation awards issued and outstanding for the NEOs are set forth in the Executive Compensation Tables section.

Summary of The Three Long-Term Incentive Plans Outstanding During 2024

With respect to our long-term performance-based compensation, the Compensation Committee designed plan metrics to align with Kroger’s long-term business plans and growth model. These metrics are the key elements in driving Kroger’s TSR.

The Compensation Committee adopts a new Long-Term Incentive Plan each year, which provides for overlapping three-year performance periods. Additional detail regarding each of the three plans is provided below, and a summary of the design of the plans outstanding during 2024 is as follows:

	2022 – 2024 LTIP	2023 – 2025 LTIP	2024 – 2026 LTIP
Performance Units and Dividend Equivalents

Performance units are equity grants which are paid out in Kroger common shares, based on actual performance at the end of the 3-year performance period, along with dividend equivalents for the performance period on the number of issued common shares ultimately earned.

Performance Metrics	● Adjusted Total Sales without Fuel + Fuel Gallons; ● Value Creation Metric (iTSR) Percentage; ● Fresh Equity metric; and ● Relative Total Shareholder Return modifier
Determination of Payout	The payout percentage, based on the extent to which the performance metrics are achieved, is applied to number of performance units awarded.
Maximum Payout	187.5%	187.5%	187.5%
Payout Date	March 2025	March 2026	March 2027

2022-2024 Long-Term Incentive Plan – Metrics

The 2022-2024 Long-Term Incentive Plan had the following components which support our long-term business plans:

Metric	Rationale for Use	Weighting
Adjusted Total Sales without Fuel + Fuel Gallons	● This metric represents total revenue dollars without fuel + the number of fuel gallons sold over the three-year term of the plan. It represents the important metric of top line growth of the business from all channels.	25%
Value Creation Metric (iTSR) Percentage	● This financial metric equals adjusted earnings per diluted share (EPS) growth plus dividend yield. These two metrics, which are driven by operating profit growth and free cash flow, respectively, are essential elements of our value creation algorithm.	50%
Fresh Equity metric	● Fresh is a key element of how people decide where to shop. It drives trips and therefore delivers business results. Fresh is the core focus of how we differentiate and drive great engagement with customers and it will be a key driver of our growth.	25%

After the calculation of the three metrics above, a modifier based on Relative Total Shareholder Return compared to the S&P 500 was applied which could have increased or decreased the payout, as follows, interpolated for actual results between thresholds:

TSR Rank Relative to S&P 500	Modifier
25th percentile	75%
50th percentile	100%
75th percentile	125%

The highest payout from the three metrics alone equals 100%. However, the payout may exceed 100% if: (1) both the Adjusted Total Sales without Fuel + Fuel Gallons metric and the iTSR metric achieve 100%, and (2) the 3- year compound annual growth rate of Adjusted Total Sales without Fuel + Fuel Gallons exceeds 3.5%. The plan payout will increase incrementally from 100%, up to 150% maximum if the 3-year compound annual growth rate on the Adjusted Total Sales without Fuel + Fuel Gallons metric is 5.0%.

The payout percentage, as modified by the Relative TSR modifier, will be applied to the target number of performance units granted under the plan to determine the payout amount. The maximum payout under the 2022- 2024 Long-Term Incentive Plan is 187.5% as further described below.

2022-2024 Long-Term Incentive Plan – Results and Payout

The results and payout of the 2022-2024 Long-Term Incentive Plan are as follows.

Metric	Performance	Goal	Final Payout Percentage
Adjusted Total Sales without Fuel + Fuel Gallons	$137.6B	$139.8B	72.4%
Value Creation Metric (iTSR)	8.9%	11%	78.6%
Fresh Equity Metric	43.0	46.1	0%
Payout Before Modifier			57.4%
Relative TSR Modifier	>50% Percentile*	>50% Percentile	121.0%
TOTAL Payout for 2022-2024 Plan			69.4%

* The Company ranked 145th in the S&P 500 over the three-year period for TSR. Based on this result, the Company is in the second quartile of TSR results within the S&P 500. Because the Company ranking falls between 125 and 250, the multiplier to be applied in order to calculate the final LTIP payout is calculated based on an interpolation of payouts between 100% and 125%, illustrated below:

TSR Rank in S&P 500	Payout Multiplier
1 to 125	125%
250	100%
375 to 500	75%
Actual Result = 145	121%

While the plan payout could have been increased if the metrics achieved 100% and the 3-year compound annual growth rate of Adjusted Total Sales without Fuel + Fuel Gallons exceeded 3.5%, there was no increase because the conditions were not met.

The NEOs were issued the number of Kroger common shares equal to 69.4% of the target number of performance units awarded to each executive, along with dividend equivalents for the three-year performance period on the number of issued common shares.

The dividend equivalents paid on common shares earned under the 2022 – 2024 Long-Term Incentive Plan are paid at the end of the plan and are reported in the “All Other Compensation” column of the Summary Compensation Table and footnote 7 to that table, and the common shares issued under the plan are reported in the 2024 Option Exercises and Stock Vested Table and footnote 2 to that table.

The annual and long-term performance-based compensation awards described herein were made pursuant to our 2019 Long-Term Incentive Plan, which was approved by our shareholders in June 2019, and the 2019 Amended and Restated Long-Term Incentive Plan, which was approved by our shareholders in June 2022.

2023 – 2025 and 2024 – 2026 Long-Term Incentive Plan Metrics

Both the 2023 – 2025 and 2024 – 2026 Long-Term Incentive Plan metrics have been designed to reflect commitments made to our investors and other stakeholders regarding long-term sales growth, our Value Creation algorithm (through intrinsic Total Shareholder Return, or iTSR) and our commitment to Fresh as a strategic differentiator. The plan also includes a modifier based on our shareholder return relative to the S&P 500 shareholder return.

Metric	Rationale for Use	Weighting
Adjusted Total Sales without Fuel + Fuel Gallons	● This metric represents total revenue dollars without fuel + the number of fuel gallons sold over the three-year term of the plan. It represents the important metric of top line growth of the business from all channels.	25%
Value Creation Metric (iTSR) Percentage	● This financial metric equals adjusted earnings per diluted share (EPS) growth plus dividend yield. These two metrics, which are driven by operating profit growth and free cash flow, respectively, are essential elements of our value creation algorithm.	50%
Fresh Equity metric	● Fresh is a key element of how people decide where to shop. It drives trips and therefore delivers business results. Fresh is the core focus of how we differentiate and drive great engagement with customers, and it will be a key driver of our growth.	25%

The highest payout from the three metrics alone equals 100%. However, the payout may exceed 100% if: (1) both the Adjusted Total Sales without Fuel + Fuel Gallons metric and the iTSR metric achieve 100%, and (2) the 3- year compound annual growth rate of Adjusted Total Sales without Fuel + Fuel Gallons exceeds 3.5%. The plan payout will increase incrementally from 100%, up to 150% maximum if the 3-year compound annual growth rate on the Adjusted Total Sales without Fuel + Fuel Gallons metric is 5.0%.

After the calculation described above, a modifier based on Relative Total Shareholder Return compared to the S&P 500 will be applied, as follows, interpolated for actual results between the 25th percentile and 75th percentile thresholds:

TSR Rank Relative to S&P 500	Modifier
25th percentile	75%
50th percentile	100%
75th percentile	125%

The payout percentage, as modified by the Relative TSR modifier, will be applied to the number of performance units granted under the plan to determine the payout amount. If all three metrics are achieved at the maximum level and the Relative Total Shareholder Return modifier is maximized, the total plan payout would be 187.5%.

Stock Options and Restricted Stock

Stock options and restricted stock continue to play an important role in rewarding NEOs for the achievement of long-term business objectives and providing incentives for the creation of shareholder value. Awards based on Kroger’s common shares are granted annually to the NEOs. Kroger historically has distributed time-based equity awards widely, aligning the interests of associates with interests of shareholders.

The options permit the holder to purchase Kroger common shares at an option price equal to the closing price of Kroger common shares on the date of the grant. Options are granted only on one of the four dates of Board meetings conducted at least one business day after Kroger’s public release of its quarterly earnings results.

The Compensation Committee determines the vesting schedule for stock options and restricted stock. During 2024, the Compensation Committee granted to the NEOs stock options and restricted stock, each with a four-year ratable vesting schedule.

Restricted stock awards are reported in the “Stock Awards” column of the Summary Compensation Table and footnote 2 to the table and the 2024 Grants of Plan Based Awards Table. Stock option awards are reported in the “Option Awards” column of the Summary Compensation Table and the “All other Option Awards” column of the 2024 Grants of Plan Based Awards Table.

Timing of Equity Grants

Annual equity awards, including stock options awards, are generally granted to our executives and associates during the open trading window period within the first fiscal quarter of each fiscal year. The Compensation Committee (or our Board of Directors, if to our CEO) also may consider and approve interim or mid-year grants, or grants made on another basis, from time to time based on business needs, new hires, promotions, retention, changing compensation practices or other factors, in the discretion of the Compensation Committee (or our Board of Directors, if to our CEO).

We do not permit timed disclosure of material non-public information for the purposes of affecting the value of executive compensation, include stock option or similar equity awards, and options or other awards are not timed in relation to the release of material non-public information.

In fiscal 2024, no stock options were granted to any NEO within four business days prior to or one business day following the filing of a Form 10-Q, 10-K, or 8-K that disclosed material non-public information.

Retirement and Other Benefits

Kroger maintains several defined benefit and defined contribution retirement plans for its associates. The NEOs participate in one or more of these plans, as well as one or more excess plans designed to make up the shortfall in retirement benefits created by limitations under the Internal Revenue Code (the “Code”) on benefits to highly compensated individuals under qualified plans. Additional details regarding certain retirement benefits available to the NEOs can be found below in footnote 7 to the Summary Compensation Table and the 2024 Pension Benefits Table and the accompanying narrative.

Kroger also maintains an executive deferred compensation plan in which Mr. McMullen and Mr. Foley had elected to participate. This plan is a nonqualified plan under which participants can annually elect to defer up to 100% of their cash compensation prior to January 1, 2025 and up to 75% of the cash compensation after January 1,

2025. Additional details regarding our nonqualified deferred compensation plans available to the NEOs can be found below in the 2024 Nonqualified Deferred Compensation Table and the accompanying narrative.

Kroger also maintains The Kroger Co. Employee Protection Plan (“KEPP”), which covers all of our management associates who are classified as exempt under the federal Fair Labor Standards Act and certain administrative or technical support personnel who are not covered by a collective bargaining agreement, with at least one year of service. KEPP has a double trigger change in control provision, and it provides for severance benefits and extended Kroger-paid health care, as well as the continuation of other benefits as described in the plan, when an associate is actually or constructively terminated without cause within two years following a change in control of Kroger (as defined in KEPP). Participants are entitled to severance pay of up to 24 months’ salary and annual incentive target. The actual amount is dependent upon pay level and years of service. KEPP can be amended or terminated by the Board at any time prior to a change in control.

Stock option and restricted stock grant agreements with award recipients provide that those awards “vest,” with options becoming immediately exercisable, and restrictions on restricted stock lapsing upon a change in control as described in the grant agreements, but only if an associate is actually or constructively terminated without cause within two years following a change in control of Kroger (as defined in the grant agreement, and consistent with KEPP).

Perquisites

Our NEOs receive limited perquisites as the Compensation Committee does not believe that it is necessary for the attraction or retention of management talent to provide executives with a substantial amount of compensation in the form of perquisites.

Process for Establishing Executive Compensation

The Compensation Committee of the Board has the primary responsibility for establishing the compensation of our executive officers, including the NEOs, with the exception of the CEO. The Compensation Committee’s role regarding the CEO’s compensation is to make recommendations to the independent members of the Board; those members of the Board establish the CEO’s compensation.

The Compensation Committee directly engaged Korn Ferry as a compensation consultant to advise the Compensation Committee in the design of compensation for executive officers and to advise with respect to the unique circumstances of the 2024 compensation cycle.

Korn Ferry conducted an annual competitive assessment of executive positions at Kroger for the Compensation Committee. The assessment is one of several factors, as described above, on which the Compensation Committee determines compensation. The consultant assessed:

•	base salary;

•	target performance-based annual cash incentive;

•	target annual cash compensation (the sum of salary and annual cash incentive potential);

•	long-term incentive compensation, comprised of performance units, stock options and restricted stock; and

•	total direct compensation (the sum of target annual cash compensation and long-term compensation).

In addition to the factors identified above, the consultant also reviewed actual payout amounts against the targeted amounts.

The consultant compared these elements against those of other companies in a group of publicly traded companies selected by the Compensation Committee. For 2024, our peer group consisted of:

Albertsons Best Buy Cardinal Health Cencora, Inc (formerly known as AmerisourceBergen) Costco Wholesale	CVS Health Home Depot Johnson & Johnson Lowe’s Procter & Gamble	Sysco Target TJX Companies Walgreens Boots Alliance Walmart

The make-up of the compensation peer group is reviewed annually and modified as circumstances warrant. In addition, the Compensation Committee considered supplemental data provided by its independent compensation consultant from “general industry” companies, a representation of the Fortune 40, excluding financial services companies. This data provided reference points, particularly for senior executive positions where competition for talent extends beyond the retail sector. The peer group includes a combination of food and drug retailers, other large retailers based on revenue size, and large consumer-facing companies. Median 2024 revenue for the peer group was $106 billion, compared to our 2024 revenue of $147 billion.

Considering the size of Kroger in relation to other peer group companies, the Compensation Committee believes that salaries paid to our NEOs should be competitively positioned relative to amounts paid by peer group companies for comparable positions. The Compensation Committee also aims to provide an annual cash incentive potential to our NEOs around the market median. Actual payouts may be as low as zero if performance does not meet the baselines established by the Compensation Committee while superior financial performance is rewarded with compensation falling above the median.

The independent members of the Board have the exclusive authority to determine the amount of the CEO’s compensation. In setting total compensation, the independent directors consider the median compensation of the peer group’s CEOs. With respect to the annual incentive plan, the independent directors make two determinations: (1) the annual cash incentive potential that will be multiplied by the corporate annual cash incentive payout percentage earned that is applicable to the NEOs and (2) the annual cash incentive amount paid to the CEO by retaining discretion to reduce the annual cash incentive percentage payout the CEO would otherwise receive under the formulaic plan. The independent directors also retain discretion to determine the form of payout, to include a portion in equity in place of cash.

The Compensation Committee performs the same function and exercises the same authority as to the other NEOs. In its annual review of compensation for the NEOs, the Compensation Committee:

•	Conducts an annual review of all components of compensation, quantifying total compensation for the NEOs including a summary for each NEO of salary; performance-based annual cash incentive; and long-term performance-based equity comprised of performance units, stock options and restricted stock.

•	Considers internal pay equity at Kroger to ensure that the CEO is not compensated disproportionately. The Compensation Committee has determined that the compensation of the CEO and that of the other NEOs bears a reasonable relationship to the compensation levels of other executive positions at Kroger taking into consideration performance and differences in responsibilities.

•	Reviews a report from the Compensation Committee’s compensation consultant reflecting a comprehensive review of each element of pay, both annual and long-term and comparing NEO compensation with that of other companies, including both our peer group of competitors and a larger general industry group, to ensure that the Compensation Committee’s objectives of competitiveness are met.

•	Takes into account a recommendation from the CEO for salary, annual cash incentive potential and long- term compensation awards for each of the senior officers including the other NEOs. The CEO’s recommendation takes into consideration the objectives established by and the reports received by the Compensation Committee as well as his assessment of individual job performance and contribution to our management team.

The Compensation Committee does not make use of a formula, but both qualitatively and quantitatively considers each of the factors identified above in setting compensation.

Stock Ownership Guidelines

To more closely align the interests of our officers and directors with your interests as shareholders, the Board has adopted stock ownership guidelines. These guidelines require independent directors, executive officers, and other key executives to acquire and hold a minimum dollar value of Kroger common shares as set forth below:

Position	Multiple
Chief Executive Officer	5 times base salary
President and Chief Operating Officer	4 times base salary
Executive Vice Presidents and Senior Vice Presidents	3 times base salary
Independent Directors	5 times annual base cash retainer

All covered individuals are expected to achieve the target level within five years of appointment to their positions. Until the requirements are met, covered individuals, including the NEOs, must hold 100% of common shares issued pursuant to performance units earned, shares received upon the exercise of stock options and upon the vesting of restricted stock, except those necessary to pay the exercise price of the options and/or applicable taxes, and must retain all Kroger common shares unless the disposition is approved in advance by the CEO, or by the Board or Compensation Committee for the CEO.

Executive Compensation Recoupment Policy (Clawback)

We have adopted a policy on incentive compensation-based recovery, which meets the requirements of NYSE listing standards and Section 10D of the Exchange Act. The policy requires the recoupment of incentive- based compensation paid to certain current and former executive officers in the event that the Company is required to restate its financial results due to the Company’s material non-compliance with any financial reporting requirement under the securities laws. Under the policy, the Company will seek recovery of erroneously awarded incentive-based compensation received by current and former executive officers during the three-year fiscal year period prior to the date the Company is required to prepare an accounting restatement. The Policy is administered by the Compensation Committee of the Board.

Kroger has an additional recoupment policy, which provides that if a material error of facts results in the payment to an executive officer at the level of Group Vice President or higher of an annual or a long-term incentive in an amount higher than otherwise would have been paid, as determined by the Compensation Committee, then the officer, upon demand from the Compensation Committee, will reimburse Kroger for the amounts that would not have been paid if the error had not occurred. This recoupment policy applies to those amounts paid by Kroger within 36 months prior to the detection and public disclosure of the error or restatement.

Furthermore, under the 2019 Amended and Restated Long-Term Incentive Plan (the “2019 Plan”), unless an award agreement provides otherwise, if a participant’s employment or service is terminated for cause, or if after termination the Compensation Committee determines either that (i) prior to termination, the participant engaged in an act or omission that would have warranted termination for cause or (ii) after termination, the participant violates any continuing obligation or duty of the participant with respect to Kroger, any gain realized by the participant from the exercise, vesting or payment of any award may be cancelled, forfeited or recouped in the sole discretion of the Committee. Under the 2019 Plan, any gain realized by the participant from the exercise, vesting or payment of any award may also be recouped if, within one year after such exercise, vesting or payment, (i) a participant is terminated for cause, (ii) the Compensation Committee determines that the participant is subject to recoupment pursuant to any Kroger policy, or (iii) after a participant’s termination for any reason, the Compensation Committee determines either that (1) prior to termination the participant engaged in an act or omission that would have warranted termination for cause, or (2) after termination the participant violates any continuing obligation or duty of the participant with respect to Kroger. Unless otherwise defined under 2019 Plan award agreement, “cause” has the meaning as defined in The Kroger Co. Employee Protection Plan, as amended from time to time.

Additionally, if an award based on financial statements that are subsequently restated in a way that would decrease the value of such award, the participant will, to the extent not otherwise prohibited by law, upon the written request of Kroger, forfeit and repay to Kroger the difference between what was received and what should have been received based on the accounting restatement, which will be repaid in accordance with any applicable Kroger policy or applicable law.

Securities Trading Policies

The Board has adopted insider trading policies and procedures governing the purchase, sale, and other dispositions of Kroger’s securities by its directors, officers and associates, as well as by the Company itself, that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable listing standards

Prohibition on Hedging and Pledging

The Board has adopted a policy prohibiting Kroger directors and executive officers from engaging, directly or indirectly, in the pledging of, hedging transactions in, or short sales of, Kroger securities.

Section 162(m) of the Internal Revenue Code

Prior to the effective date of the Tax Cuts and Jobs Act of 2017, Section 162(m) of the Code generally disallowed a federal tax deduction to public companies for compensation greater than $1 million paid in any tax year to specified executive officers unless the compensation was “qualified performance-based compensation” under that section. Pursuant to the Tax Cuts and Jobs Act of 2017, the exception for “qualified performance-based compensation” under Section 162(m) of the Code was eliminated with respect to all remuneration in excess of $1 million other than qualified performance-based compensation pursuant to a written binding contract in effect on November 2, 2017 or earlier which was not modified in any material respect on or after such date (the legislation providing for such transition rule, the “Transition Rule”).

As a result, performance-based compensation that the Compensation Committee structured with the intent of qualifying as performance-based compensation under Section 162(m) prior to the change in the law may or may not be fully deductible, depending on the application of the Transition Rule. In addition, compensation arrangements structured following the change in law will be subject to the Section 162(m) limitation (without any exception for performance-based compensation). Consistent with its past practice, the Committee will continue to retain flexibility to design compensation programs that are in the best long-term interests of the Company and our shareholders, with deductibility of compensation being one of a variety of considerations taken into account.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with Kroger’s management the Compensation Discussion and Analysis contained in this proxy statement. Based on its review and discussions with management, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in Kroger’s proxy statement and incorporated by reference into its Annual Report on Form 10-K.

Compensation Committee:

Clyde R. Moore, Chair

Kevin M. Brown

Amanda Sourry

Mark Sutton

Executive Compensation Tables

Summary Compensation Table

The following table and footnotes provide information regarding the compensation of the NEOs for the fiscal years presented.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(7)	Total ($)
W. Rodney McMullen Former Chairman and Chief Executive Officer	2024	1,433,913		10,600,023	2,649,569	0	206,800	740,723	15,631,028
	2023	1,422,581		10,000,038	2,500,632	672,560	193,388	921,373	15,710,572
	2022	1,388,495		10,367,639	2,299,636	4,130,769	175,750	847,554	19,209,843

Todd Foley Senior Vice President and Interim Chief Financial Officer	2024	596,613	600,000	1,700,050	299,965	759,767		83,025	4,039,390
	2023
	2022

Mary Ellen Adcock Executive Vice President and Chief Merchant & Marketing Officer	2024	856,400		3,700,060	899,842	1,071,085		210,499	6,737,886
	2023
	2022

Yael Cosset Executive Vice President and Chief Digital Officer	2024	932,784		4,350,041	899,860	1,032,713		270,868	7,486,266
	2023	880,376		3,400,063	850,220	224,176		318,427	5,673,262
	2022	809,879		3,358,792	749,879	1,269,231		267,548	6,455,329

Timothy A. Massa Executive Vice President and Associate Experience Officer	2024	924,191		3,550,031	699,883	969,848		218,120	6,362,073
	2023	905,780		2,400,017	600,162	201,159		234,018	4,341,136
	2022	839,113		2,320,484	499,919	1,133,654		208,794	5,001,964

Gary Millerchip(6) Former Senior Vice President and Chief Financial Officer	2024	67,241						101,774	169,015
	2023	901,411		3,400,063	850,220	224,176		313,928	5,689,798
	2022	809,879		3,358,792	749,879	1,269,231		265,342	6,453,123

(1)	Mr. Foley received a discretionary cash bonus to award his 2024 performance as Interim CFO.
(2)	Amounts reflect the grant date fair value of restricted stock and performance units granted each fiscal year, as computed in accordance with FASB ASC Topic 718. The following table reflects the value of each type of award granted to the NEOs in 2024:

Name	Restricted Stock	Performance Units
Mr. McMullen	$3,975,016	$6,625,007
Mr. Foley	$950,054	$749,996
Ms. Adcock	$1,950,052	$1,750,008
Mr. Cosset	$2,100,054	$2,249,987
Mr. Massa	$1,800,023	$1,750,008
Mr. Millerchip	0	0

The Restricted Stock values include the annual grant of restricted stock in 2024.

The grant date fair value of the performance units reflected in the stock awards column and in the table above is computed based on the probable outcome of the performance conditions as of the grant date. This amount is consistent with the estimate of aggregate compensation cost to be recognized by the Company over the three- year performance period of the award determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in calculating the valuations are set forth in Note 11 to the consolidated financial statements in Kroger’s Form 10-K for fiscal year 2024.

Assuming that the highest level of performance conditions is achieved, the aggregate fair value of the 2024 performance unit awards at the grant date is as follows:

Name	Value of Performance Units Assuming Maximum Performance
Mr. McMullen	$12,421,917
Mr. Foley	$1,406,235
Ms. Adcock	$3,281,252
Mr. Cosset	$4,218,704
Mr. Massa	$3,281,252
Mr. Millerchip	--

(3)	These amounts represent the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the valuations are set forth in Note 11 to the consolidated financial statements in Kroger’s Form 10-K for fiscal year 2024.

(4)	Non-equity incentive plan compensation earned for 2024 consists of amounts earned under the 2024 Annual Incentive Plan. The 2024 Annual Incentive Plan was calculated at 108.7% and was applied to each NEO’s annual incentive plan target, except for Ms. Adcock. Ms. Adcock’s payout of 120.1% of her annual incentive target was calculated based on the Annual Incentive Plan metrics and the merchandising team metrics and operational metrics. Mr. McMullen did not receive payments under the 2024 Annual Incentive Plan. See “2024 Annual Incentive Plan Results” in the Compensation Discussion and Analysis for more information on this plan.

(5)	The amount reported consists of preferential earnings on nonqualified deferred compensation, which only applies to Mr. McMullen. The remainder of the NEOs do not participate in a defined benefit pension plan and did not receive preferential earnings on nonqualified deferred compensation.

Change in Pension Value. The actuarial present value of Mr. McMullen’s accumulated pension benefits decreased by $979,331. This change in value of accumulated pension benefits is not included in the Summary Compensation Table because the value decreased. The value of accrued benefits decreased primarily due to the change in value of the benefit due to the increase in discount rates as well as the change in value of the benefit due to aging. The Company froze the compensation and service periods used to calculate pension benefits for active associates who participate in the affected pension plans, including Mr. McMullen’s, as of December 31, 2019. Beginning January 1, 2020, the affected active associates will no longer accrue additional benefits for future service and eligible compensation received under these plans. Please see the 2024 Pension Benefits section for further information regarding the assumptions used in calculating pension benefits.

Preferential Earnings on Nonqualified Deferred Compensation. Mr. McMullen participated in The Kroger Co. Executive Deferred Compensation Plan (the “Deferred Compensation Plan”) and received preferential earnings of $206,800. Under the plan, for elections made prior to January 1, 2025, deferred compensation earned interest at a rate representing Kroger’s cost of ten-year debt, as determined by the CFO, and approved by the Compensation Committee prior to the beginning of each deferral year. For each participant, a separate deferral account was created each year and the interest rate established for that year was applied to that deferral account until the deferred compensation is paid out. If the interest rate established by Kroger for a particular year exceeds 120% of the applicable federal long-term interest rate that corresponds most closely to the plan rate, the amount by which the plan rate exceeded 120% of the corresponding federal rate is deemed to be above- market or preferential. For each of the deferral accounts in which the plan rate is deemed to be above-market, Kroger calculates the amount by which the actual annual earnings on the account exceed what the annual earnings would have been if the account earned interest at 120% of the corresponding federal rate, and discloses those amounts as preferential earnings. Beginning January 1, 2025, deferred compensation is credited with earnings and/or losses based on notional investment directions made by the participant.

(6)	Mr. Millerchip resigned on February 5, 2024.

(7)	Amounts reported in the “All Other Compensation” column for 2024 include Company contributions to defined contribution retirement plans, dividend equivalents paid on earned performance units, and dividends paid on unvested restricted stock. In 2024, the total amount of perquisites and personal benefits for each of the NEOs was less than $10,000. The following table identifies the value of each element of All Other Compensation:

Name	Retirement Plan Contributions(a)	Payment of Dividend Equivalents on Earned Performance Units	Dividends Paid on Unvested Restricted Stock
Mr. McMullen	$275,844	$228,000	$236,879
Mr. Foley	$43,775	$13,225	$26,025
Ms. Adcock	$96,875	$49,565	$64,059
Mr. Cosset	$105,676	$74,348	$90,844
Mr. Massa	$100,029	$49,565	$68,526
Mr. Millerchip	$101,774	--	--

(a)	Retirement plan contributions. The Company makes automatic and matching contributions to NEOs’ accounts under the applicable defined contribution plan on the same terms and using the same formulas as other participating associates. The Company also makes contributions to NEOs’ accounts under the applicable defined contribution restoration plan, which is intended to make up the shortfall in retirement benefits caused by the limitations on benefits to highly compensated individuals under the defined contribution plans in accordance with the Code. See footnote 1 to the 2024 Nonqualified Deferred Compensation table for more information on the Company contributions made to the NEOs under the defined contribution restoration plan.

2024 Grants of Plan-Based Awards

The following table provides information about equity and non-equity incentive awards granted to the NEOs in 2024.

						All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Target ($)(1)	Maximum ($)(1)	Target (#)(2)	Maximum (#)(2)
W. Rodney McMullen(5)		2,900,000	6,090,000
	3/14/2024					71,609			3,975,016
	3/14/2024						154,700	55.51	2,649,569
	3/14/2024			119,348	223,778				6,625,007
Todd Foley		700,000	1,470,000
	3/14/2024					17,115			950,054
	3/14/2024						17,514	55.51	299,965
	3/14/2024			13,511	25,333				749,996
Mary Ellen Adcock		900,000	1,890,000
	3/14/2024					27,923			1,550,006
	12/20/2024					6,468			400,046
	3/14/2024						40,864	55.51	699,883
	12/20/2024						12,699	61.85	199,959
	3/14/2024			31,526	59,111				1,750,008
Yael Cosset		950,000	1,995,000
	3/14/2024					37,832			2,100,054
	3/14/2024						52,540	55.51	899,860
	3/14/2024			40,533	75,999				2,249,987
Timothy A. Massa		900,000	1,890,000
	3/14/2024					32,427			1,800,023
	3/14/2024						40,864	55.51	699,883
	3/14/2024			31,526	59,111				1,750,008
Gary Millerchip		950,000	1,995,000

(1)	These amounts relate to the 2024 performance-based annual incentive plan. The amount listed under “Target” represents the annual incentive potential of the NEO. By the terms of the plan, payouts are limited to no more than 210% of a participant’s annual incentive potential; accordingly, the amount listed under “Maximum” is 210% of that officer’s annual incentive potential amount. The amounts actually earned under this plan were paid out in March 2025; are described in the Compensation Discussion and Analysis; and are included in the Summary Compensation Table for 2024 in the “Non-Equity Incentive Plan Compensation” column and described in footnotes 2 and 4 to that table. See “2024 Annual Cash Incentive Plan” in CD&A for more information about the program for 2024.

(2)	These amounts represent performance units awarded under the 2024 Long-Term Incentive Plan, which covers performance during fiscal years 2024, 2025 and 2026. The amount listed under “Maximum” represents the maximum number of common shares that can be earned by the NEO under the award or 187.5% of the target amount. This amount is consistent with the estimate of aggregate compensation cost to be recognized by the Company over the three-year performance period of the award determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair value reported in the last column is based on the probable outcome of the performance conditions as of the grant date. The aggregate grant date fair value of these awards is included in the Summary Compensation Table for 2024 in the “Stock Awards” column and described in footnote 2 to that table.

(3)	These amounts represent the number of shares of restricted stock granted in 2024. The aggregate grant date fair value reported in the last column is calculated in accordance with FASB ASC Topic 718. The aggregate grant date fair value of these awards is included in the Summary Compensation Table for 2024 in the “Stock Awards” column and described in footnote 2 to that table.

(4)	These amounts represent the number of stock options granted in 2024. Options are granted with an exercise price equal to the closing price of Kroger common shares on the grant date. The aggregate grant date fair value reported in the last column is calculated in accordance with FASB ASC Topic 718. The aggregate grant date fair value of these awards is included in the Summary Compensation Table for 2024 in the “Option Awards” column and described in footnote 3 to that table.

(5)	Mr. McMullen’s award represents his targets when serving as CEO. His unvested awards were subsequently forfeited in connection with his resignation on March 2, 2025.

The Compensation Committee, and the independent members of the Board in the case of the CEO, established the incentive potential amounts for the performance-based annual incentive awards (shown in this table as “Target”) and the number of performance units awarded for the long-term incentive awards (shown in this table as “Target”). Amounts are payable to the extent that Kroger’s actual performance meets specific performance metrics established by the Compensation Committee at the beginning of the performance period. There are no guaranteed or minimum payouts; if none of the performance metrics are achieved, then none of the award is earned and no payout is made. As described in the CD&A, actual earnings under the performance-based annual incentive plan may exceed the target amount if the Company’s performance exceeds the performance goals, but are limited to 187.5% of the target amount. The potential values for performance units awarded under the 2024-2026 Long-Term Incentive Plan are more particularly described in the CD&A.

The annual restricted stock and nonqualified stock options awards granted to the NEOs vest in equal amounts on each of the first four anniversaries of the grant date, so long as the officer remains a Kroger associate. Any dividends declared on Kroger common shares are payable on unvested restricted stock.

2024 Outstanding Equity Awards at Fiscal Year-End

The following table provides information about outstanding equity-based incentive compensation awards for the NEOs as of the end of 2024. The vesting schedule for each award is described in the footnotes to this table. The market value of unvested restricted stock and unearned performance units is based on the closing price of Kroger’s common shares of $61.64 on January 31, 2025, the last trading day of fiscal 2024.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
W. Rodney McMullen(1)	235,415		38.33	7/15/2025	23,612(9)	1,455,444
	358,091		37.48	7/13/2026	30,216(10)	1,862,514
	573,127		22.92	7/13/2027	59,525(11)	3,669,121
	349,293		28.05	7/13/2028	71,609(12)	4,413,979
	348,259		24.75	3/14/2029			45,410(17)	2,962,548
	329,154		29.12	3/12/2030			119,348(18)	7,807,746
	195,729	65,244(2)	34.94	3/11/2031
	71,429	71,429(3)	57.09	3/10/2032
	41,473	124,420(4)	47.25	3/9/2033
		154,700(5)	55.51	3/14/2034
Todd Foley	7,685		28.05	7/13/2028	816(9)	50,298
	10,498		24.75	3/14/2029	974(13)	60,037
	9,922		29.12	3/12/2030	1,753(10)	108,055
	6,762	2,254(2)	34.94	3/11/2031	3,177(11)	195,830
	6,507	2,170(6)	41.10	9/15/2031	8,107(12)	499,715
	4,143	4,143(3)	57.09	3/10/2032	9,008(14)	555,253
	2,213	6,640(4)	47.25	3/9/2033			2,423(17)	185,434
		17,514(5)	55.51	3/14/2034			13,511(18)	986,629
Mary Ellen Adcock	41,460		24.75	3/14/2029	3,435(9)	211,733
	18,588		22.08	7/15/2029	1,468(15)	90,488
	43,888		29.12	3/12/2030	6,569(10)	404,913
	28,470	9,490(2)	34.94	3/11/2031	14,286(11)	880,589
	8,134	2,712(7)	38.32	7/14/2031	27,923(12)	1,721,174
	15,528	15,528(3)	57.09	3/10/2032	6,468(16)	398,688
	9,953	29,862(4)	47.25	3/9/2033			10,898(17)	707,833
		40,864(5)	55.51	3/14/2034			31,526(18)	2,097,074
		12,699(8)	61.85	12/20/2034
Yael Cosset	10,611		28.83	3/9/2027	7,513(9)	463,101
	8,704		22.92	7/13/2027	9,853(10)	607,339
	29,499		28.05	7/13/2028	20,239(11)	1,247,532
	82,919		24.75	3/14/2029	37,832(12)	2,331,964
	84,640		29.12	3/12/2030			15,440(17)	1,007,304
	62,277	20,760(2)	34.94	3/11/2031			40,533(18)	2,651,669
	23,292	23,292(3)	57.09	3/10/2032
	14,101	42,303(4)	47.25	3/9/2033
		52,540(5)	55.51	3/14/2034

Timothy A. Massa	45,065		22.92	7/13/2027	4,723(9)	291,126
	40,561		28.05	7/13/2028	6,569(10)	404,913
	66,336		24.75	3/14/2029	14,286(11)	880,589
	62,696		29.12	3/12/2030	32,427(12)	1,998,800
	39,146	13,049(2)	34.94	3/11/2031			10,898(17)	710,987
	15,528	15,528(3)	57.09	3/10/2032			31,526(18)	2,062,431
	9,953	29,862(4)	47.25	3/9/2033
		40,864(5)	55.51	3/14/2034
Gary Millerchip	--	--	--	--	--	--	--	--

(1)	In connection with his resignation, Mr. McMullen forfeited all unvested equity awards outstanding under the Company’s 2019 LTIP. Mr. McMullen’s vested stock options granted before 2019 retain their original expiration dates and vested stock options granted in 2019 and later will expire on March 2, 2026.
(2)	Stock options vest on 3/11/2025.
(3)	Stock options vest in equal amounts on 3/10/2025 and 3/10/2026.
(4)	Stock options vest in equal amounts on 3/9/2025, 3/9/2026, and 3/9/2027.
(5)	Stock options vest in equal amounts on 3/14/2025, 3/14/2026, 3/14/2027, and 3/14/2028.
(6)	Stock options vests on 9/15/2025.
(7)	Stock options vest on 7/14/2025.
(8)	Stock options vest in equal amounts on 12/20/2025, 12/20/2026, 12/20/2027, and 12/20/2028.
(9)	Restricted stock vests on 3/11/2025.
(10)	Restricted stock vests in equal amounts on 3/10/2025, and 3/10/2026.
(11)	Restricted stock vests in equal amounts on 3/9/2025, 3/9/2026, and 3/9/2027.
(12)	Restricted stock vests in equal amounts on 3/14/2025, 3/14/2026, 3/14/2027, and 3/14/2028.
(13)	Restricted stock vests on 9/15/2025.
(14)	Restricted stock vests on 3/14/2025.
(15)	Restricted stock vests on 7/14/2025.
(16)	Restricted stock vests in equal amounts on 12/20/2025, 12/20/2026, 12/20/2027, and 12/20/2028.
(17)	Performance units granted under the 2023 long-term incentive plan are earned as of the last day of fiscal 2025, to the extent performance conditions are achieved. Because the awards earned are not currently determinable, in accordance with SEC rules, the number of units and the corresponding market value reflect a representative amount based on performance through fiscal year 2024, including cash payments equal to projected dividend equivalent payments.
(18)	Performance units granted under the 2024 long-term incentive plan are earned as of the last day of fiscal 2026, to the extent performance conditions are achieved. Because the awards earned are not currently determinable, in accordance with SEC rules, the number of units and the corresponding market value reflect a representative amount based on performance in fiscal year 2024, including cash payments equal to projected dividend equivalent payments.

2024 Option Exercises and Stock Vested

The following table provides information regarding 2024 stock options exercised, restricted stock vested, and common shares issued pursuant to performance units earned under long-term incentive plans.

	Option Awards(1)		Stock Awards(2)
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)	(#)	($)
W. Rodney McMullen	300,000	7,411,500	180,256	10,756,422
Todd Foley	32,196	919,771	8,596	520,819
Mary Ellen Adcock	82,806	2,555,804	36,720	2,198,381
Yael Cosset	—	—	56,539	3,383,561
Timothy A. Massa	55,859	1,150,953	39,907	2,379,583
Gary Millerchip	367,399	9,699,986	—	—

(1)	Stock options have a ten-year life and expire if not exercised within that ten-year period. The value realized on exercise is the difference between the exercise price of the option and the closing price of Kroger’s common shares on the exercise date.
(2)	The Stock Awards columns include vested restricted stock and earned performance units, as follows:

	Vested Restricted Stock		Earned Performance Units
Name	Number of Shares	Value Realized	Number of Shares	Value Realized
W. Rodney McMullen	110,317	$ 6,133,454	69,939	$ 4,622,968
Todd Foley	4,539	$ 252,651	4,057	$ 268,168
Mary Ellen Adcock	21,516	$ 1,193,397	15,204	$ 1,004,984
Yael Cosset	33,733	$ 1,876,084	22,806	$ 1,507,477
Timothy A. Massa	24,703	$ 1,374,599	15,204	$ 1,004,984
Gary Millerchip	—	—	—	—

Restricted stock. The table includes the number of shares acquired upon vesting of restricted stock and the value realized on the vesting of restricted stock, based on the closing price of Kroger common shares on the vesting date.

Performance Units. Participants in the 2022-2024 Long-Term Incentive Plan were awarded performance units that were earned based on performance criteria established by the Compensation Committee as described in “2022- 2024 Long-Term Incentive Plan — Results and Payout” in the CD&A. Actual payouts were based on the level of performance achieved and were paid in common shares. The number of common shares issued, and the value realized based on the closing price of Kroger common shares of $66.10 on March 13, 2025, the date of deemed delivery of the shares, are reflected in the table above.

2024 Pension Benefits

The following table provides information regarding pension benefits for the NEOs as of the last day of fiscal 2024. Only Mr. McMullen participates in a pension plan.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments during Last fiscal year ($)
W. Rodney McMullen	Pension Plan	34	1,514,733	—
	Excess Plan	34	16,957,536	—
Todd Foley	Pension Plan	—	—	—
	Excess Plan	—	—	—
Mary Ellen Adcock	Pension Plan	—	—	—

	Excess Plan	—	—	—
Yael Cosset	Pension Plan	—	—	—
	Excess Plan	—	—	—
Timothy A. Massa	Pension Plan	—	—	—
	Excess Plan	—	—	—
Gary Millerchip	Pension Plan	—	—	—
	Excess Plan	—	—	—

(1)	In 2018, the Company froze the service periods used to calculate pension benefits and thus, Mr. McMullen’s number of years of credited service is less than his actual 46 years of service.

(2)	The discount rate used to determine the present values was 5.61% for The Kroger Consolidated Retirement Benefit Plan Spin Off (the “Pension Plan”) and 5.57% for The Kroger Co. Consolidated Retirement Excess Benefit Plan (the “Excess Plan”), which are the same rates used at the measurement date for financial reporting purposes. Additional assumptions used in calculating the present values are set forth in Note 14 to the consolidated financial statements in Kroger’s 10-K for fiscal year 2024.

Pension Plan and Excess Plan

In 2024, Mr. McMullen was a participant in the Pension Plan, which is a qualified defined benefit pension plan. Mr. McMullen also participated in the Excess Plan, which is a nonqualified deferred compensation plan as defined in Section 409A of the Code. The purpose of the Excess Plan is to make up the shortfall in retirement benefits caused by the limitations on benefits to highly compensated individuals under the qualified defined benefit pension plans in accordance with the Code.

Although participants generally receive credited service beginning at age 21, certain participants in the Pension Plan and the Excess Plan who commenced employment prior to 1986, including Mr. McMullen, began to accrue credited service after attaining age 25 and one year of service. The Pension Plan and the Excess Plan generally determine accrued benefits using a cash balance formula but retain benefit formulas applicable under prior plans for certain “grandfathered participants” who were employed by Kroger on December 31, 2000. Mr. McMullen was eligible for these grandfathered benefits.

Grandfathered Participants

Benefits for grandfathered participants are determined using formulas applicable under prior plans, including the Kroger formula covering service to The Kroger Co. As a “grandfathered participant,” Mr. McMullen will receive benefits under the Pension Plan and the Excess Plan, determined as follows:

•	1 1∕2% times years of credited service multiplied by the average of the highest five years of total earnings (base salary and annual cash incentive) during the last ten calendar years of employment, reduced by 1 1∕4% times years of credited service multiplied by the primary social security benefit;

•	normal retirement age is 65; and

•	unreduced benefits are payable beginning at age 62.

In 2018, the Company froze the compensation and service periods used to calculate pension benefits for active associates who participate in the affected pension plans, including the NEO participants, as of December 31, 2019. Beginning January 1, 2020, the affected active associates no longer accrue additional benefits for future service and eligible compensation received under these plans.

2024 Nonqualified Deferred Compensation

The following table provides information on nonqualified deferred compensation for the NEOs for 2024.

Name	Executive Contributions in Last FY	Company Contributions in Last FY(1)	Aggregate Earnings in Last FY(2)	Aggregate Balance at Last FYE(3)
W. Rodney McMullen	$204,375	$260,038	$1,269,878	$17,490,211
Todd Foley	$37,500	$26,221	$5,785	$138,688
Mary Ellen Adcock	—	$81,072	$19,819	$346,703
Yael Cosset	—	$90,087	$24,123	$422,027
Timothy A. Massa	—	$84,558	$26,772	$468,348
Gary Millerchip	—	$91,024	$24,131	$422,143

(1)	This amount includes Company contributions to the NEOs pursuant to the defined contribution restoration plan, which is intended to make up the shortfall in retirement benefits caused by the limitations on benefits to highly compensated individuals under the defined contribution plans in accordance with the Code. This amount is included in footnote 7 to the Summary Compensation Table for 2024.

(2)	This amount includes the aggregate earnings on Mr. McMullen’s account, including any above-market or preferential earnings. The amount of $206,800 earned in 2024 is deemed to be preferential earnings and is included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for 2024.

(3)	The amount of $4,459,409 for Mr. McMullen was reported in the Summary Compensation Tables covering fiscal years 2006 – 2023.

Executive Deferred Compensation Plan

Mr. McMullen and Mr. Foley participated in the Deferred Compensation Plan, which is a nonqualified deferred compensation plan. Prior to January 1, 2025, participants could elect to defer up to 100% of the amount of their salary that exceeds the sum of the FICA wage base and pre-tax insurance and other Code Section 125 plan deductions, as well as up to 100% of their cash incentive compensation. After January 1, 2025, this amount was reduced to 75% for the salary compensation. Kroger does not match any deferral or provide other contributions. Prior to January 1, 2025, deferral account amounts were credited with interest at the rate representing Kroger’s cost of ten-year debt as determined by Kroger’s CFO and approved by the Compensation Committee prior to the beginning of each deferral year. The interest rate established for deferral amounts for each deferral year prior to 2025 will be applied to those deferral amounts for all subsequent years until the deferred compensation is paid out. Beginning January 1, 2025, deferred compensation is credited with earnings and/or losses based on notional investment directions made by the participant. Participants can elect to receive lump sum distributions or quarterly installments for periods up to ten years. Participants also can elect between lump sum distributions and quarterly installments to be received by designated beneficiaries if the participant dies before distribution of deferred compensation is completed.

Participants may not withdraw amounts from their accounts until they leave Kroger, except that Kroger has discretion to approve an early distribution to a participant upon the occurrence of an unforeseen emergency. Participants who are “specified associates” under Section 409A of the Code, which includes the NEOs, may not receive a post-termination distribution for at least six months following separation. If the associate dies prior to or during the distribution period, the remainder of the account will be distributed to his or her designated beneficiary in lump sum or quarterly installments, according to the participant’s prior election.

Potential Payments upon Termination or Change in Control

Kroger does not have employment agreements that provide for payments to the NEOs in connection with a termination of employment or a change in control of Kroger. However, KEPP and award agreements for stock options, restricted stock and performance units provide for certain payments and benefits to participants, including the NEOs, in the event of a termination of employment or a change in control of Kroger, as defined in the applicable plan or agreement. Our pension plans and nonqualified deferred compensation plan also provide for certain payments and benefits to participants in the event of a termination of employment, as described above in the 2024 Pension Benefits section and the 2024 Nonqualified Deferred Compensation section, respectively.

The Kroger Co. Employee Protection Plan

KEPP applies to all management associates who are classified as exempt under the federal Fair Labor Standards Act and to certain administrative or technical support personnel who are not covered by a collective bargaining agreement, with at least one year of service, including the NEOs. KEPP provides severance benefits when a participant’s employment is terminated actually or constructively within two years following a change in control of Kroger, as defined in KEPP. The actual amount of the severance benefit is dependent on pay level and years of service. Exempt associates, including the NEOs, are eligible for the following benefits:

•	a lump sum severance payment equal to up to 24 months of the participant’s annual base salary and target annual incentive potential;

•	a lump sum payment equal to the participant’s accrued and unpaid vacation, including banked vacation;

•	continued medical and dental benefits for up to 24 months and continued group term life insurance coverage for up to six months; and

•	up to $10,000 as reimbursement for eligible outplacement expenses.

In the event that any payments or benefits received or to be received by an eligible associate in connection with a change in control or termination of employment (whether pursuant to KEPP or any other plan, arrangement or agreement with Kroger or any person whose actions result in a change in control) would constitute parachute payments within the meaning of Section 280G of the Code and would be subject to the excise tax under Section 4999 of the Code, then such payments and benefits will either be (i) paid in full or (ii) reduced to the minimum extent necessary to ensure that no portion of such payments or benefits will be subject to the excise tax, whichever results in the eligible associate receiving the greatest aggregate amount on an after-tax basis.

Long-Term Incentive Awards

The following table describes the treatment of long-term incentive awards following a termination of employment or change in control of Kroger, as defined in the applicable agreement. In each case, the continued vesting, exercisability or eligibility for the incentive awards will end if the participant provides services to a competitor of Kroger.

Triggering Event	Stock Options	Restricted Stock	Performance Units
Involuntary Termination	Forfeit all unvested options. Previously vested options remain exercisable for the shorter of one year after termination or the remainder of the original 10-year term	Forfeit all unvested shares	Forfeit all rights to units for which the three-year performance period has not ended
Voluntary Termination/Retirement ● Prior to minimum age and five years of service(1)	Forfeit all unvested options. Previously vested options remain exercisable for the shorter of one year after termination or the remainder of the original 10-year term	Forfeit all unvested shares	Forfeit all rights to units for which the three-year performance period has not ended
Voluntary Termination/ Retirement ● After minimum age and five years of service(1)	Unvested options held greater than one year continue vesting on the original schedule. All options are exercisable for remainder of the original 10- year term	Unvested shares held greater than one year continue vesting on the original schedule	Pro rata portion(2) of units earned based on performance results over the full three-year period
Death	Unvested options are immediately vested. All options are exercisable for the remainder of the original 10- year term	Unvested shares immediately vest	Pro rata portion(2) of units earned based on performance results through the end of the fiscal year in which death occurs. Award will be paid following the end of such fiscal year
Disability	Unvested options are immediately vested. All options are exercisable for remainder of the original 10-year term	Unvested shares immediately vest	Pro rata portion(2) of units earned based on performance results over the full three-year period
Change in Control(3) ● For awards in March 2019 and thereafter	Unvested options only vest and become exercisable upon an actual or constructive termination of employment within two years following a change in control	Unvested shares only vest upon an actual or constructive termination of employment within two years following a change in control	50% of the units granted at the beginning of the performance period earned upon an actual or constructive termination of employment within two years following a change in control

(1)	The minimum age requirement is age 62 for stock options and restricted stock and age 55 for performance units.
(2)	The prorated amount is equal to the number of weeks of active employment during the performance period divided by the total number of weeks in the performance period.
(3)	These benefits are payable upon an actual or constructive termination of employment within two years after a change in control, as defined in the applicable agreements.

Quantification of Payments upon Termination or Change in Control

The following table provides information regarding certain potential payments that would have been made to the NEOs if the triggering event occurred on the last day of the fiscal year, February 1, 2025, given compensation, age and service levels as of that date and, where applicable, based on the closing market price per Kroger common share on the last trading day of the fiscal year ($61.64 on January 31, 2025). Amounts actually received upon the occurrence of a triggering event will vary based on factors such as the timing during the year of such event, the market price of Kroger common shares, and the officer’s age, length of service and compensation level.

Name	Involuntary Termination	Voluntary Termination/ Retirement	Death	Disability	Change in Control without Termination	Change in Control with Termination
W. Rodney McMullen
Accrued and Banked
Vacation	$655,481	$655,481	$655,481	$655,481	$655,481	$655,481
Severance						$8,700,000
Continued Health
and Welfare Benefits(1)						$53,437
Stock Options(2)	$0	$4,805,732	$4,805,732	$4,805,732	$0	$4,805,732
Restricted Stock(3)	$0	$11,401,058	$11,401,058	$11,401,058	$0	$11,401,058
Performance Units(4)	$0	$4,318,252	$4,318,252	$4,318,252	$0	$7,755,021
Executive Group Life
Insurance			$2,000,000
Todd Foley
Accrued and Banked
Vacation	$6,923	$6,923	$6,923	$6,923	$6,923	$6,923
Severance						$2,600,016
Continued Health
and Welfare Benefits(1)						$34,813
Stock Options(2)	$0	$0	$326,516	$326,516	$326,516	$326,516
Restricted Stock(3)	$0	$0	$1,469,189	$1,469,189	$0	$1,469,189
Performance Units(4)	$0	$377,176	$377,176	$377,176	$0	$633,937
Executive Group Life Insurance			$900,000
Mary Ellen Adcock
Accrued and Banked
Vacation	$10,385	$10,385	$10,385	$10,385	$10,385	$10,385
Severance						$3,600,000
Continued Health
and Welfare Benefits(1)						$64,709
Stock Options(2)	$0	$0	$1,067,489	$1,067,489	$0	$1,067,489
Restricted Stock(3)	$0	$0	$3,707,584	$3,707,584	$0	$3,707,584
Performance Units(4)	$0	$0	$1,095,606	$1,095,606	$0	$1,950,043
Executive Group Life
Insurance			$1,350,000
Yael Cosset
Accrued and Banked
Vacation	$10,961	$10,961	$10,961	$10,961	$10,961	$10,961
Severance						$3,800,016
Continued Health
and Welfare Benefits(1)						$36,445
Stock Options(2)	$0	$0	$1,591,081	$1,591,081	$0	$1,591,081
Restricted Stock(3)	$0	$0	$4,649,937	$4,649,937	$0	$4,649,937
Performance Units(4)	$0	$0	$1,467,282	$1,467,282	$0	$2,635,326
Executive Group Life
Insurance			$1,425,000
Timothy A. Massa Accrued and Banked
Vacation	$10,789	$10,789	$10,789	$10,789	$10,789	$10,789
Severance						$3,670,008
Continued Health
and Welfare Benefits(1)						$53,182
Stock Options(2)	$0	$0	$1,099,270	$1,099,270	$0	$1,099,270
Restricted Stock(3)	$0	$0	$3,575,428	$3,575,428	$0	$3,575,428
Performance Units(4)	$0	$1,095,606	$1,095,606	$1,095,606	$0	$1,950,043
Executive Group Life
Insurance			$1,402,500

Gary Millerchip
Accrued and Banked
Vacation	$0	$0	$0	$0	$0	$0
Severance						$0
Continued Health
and Welfare Benefits(1)						$0
Stock Options(2)	$0	$0	$0	$0	$0	$0
Restricted Stock(3)	$0	$0	$0	$0	$0	$0
Performance Units(4)	$0	$0	$0	$0	$0	$0
Executive Group Life
Insurance			$0

(1)	Represents the aggregate present value of continued participation in the Company’s medical, dental and term life insurance plans, based on the premiums payable by the Company during the eligible period. The eligible period for continued medical and dental benefits is based on the level and length of service, which is 24 months for all NEOs. The eligible period for continued executive term life insurance coverage is six months for the NEOs. The amounts reported may ultimately be lower if the NEO is no longer eligible to receive benefits, which could occur upon obtaining other employment and becoming eligible for substantially equivalent benefits through the new employer.
(2)	Amounts reported in the “Death,” “Disability,” and “Change in Control” columns represent the intrinsic value of the accelerated vesting of unvested stock options, calculated as the difference between the exercise price of the stock option and the closing price per Kroger common share on January 31, 2025. A value of $0 is attributed to stock options with an exercise price greater than the market price on the last day of the fiscal year. In accordance with SEC rules, no amount is reported in the “Voluntary Termination/Retirement” column because vesting is not accelerated, but the options may continue to vest on the original schedule if the conditions described above are met.
(3)	Amounts reported in the “Death,” “Disability,” and “Change in Control” columns represent the aggregate value of the accelerated vesting of unvested restricted stock. In accordance with SEC rules, no amount is reported in the “Voluntary Termination/Retirement” column because vesting is not accelerated, but the restricted stock may continue to vest on the original schedule if the conditions described above are met.
(4)	Amounts reported in the “Voluntary Termination/Retirement,” “Death” and “Disability” columns represent the aggregate value of the performance units granted in 2023 and 2024, based on performance through the last day of fiscal 2024 and prorated for the portion of the performance period completed. Amounts reported in the change in control column represent the aggregate value of 50% of the maximum number of performance units granted in 2023 and 2024. Awards under the 2022 Long-Term Incentive Plan were earned as of the last day of 2024 so each NEO age 55 or over was entitled to receive (regardless of the triggering event) the amount actually earned, which is reported in the Stock Awards column of the 2024 Option Exercises and Stock Vested Table.

As previously disclosed, Mr. McMullen resigned from the Company effective March 2, 2025. Upon his resignation, he received his accrued and banked vacation of $730,814, all unvested stock options and restricted shares were forfeited, and all interests in the 2023-2025 and 2024-2026 long term incentive plans were forfeited. Mr. McMullen’s vested stock options granted before 2019 retain their original expiration dates and vested stock options granted in 2019 and later will expire March 2, 2026.

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive “compensation actually paid,” or “CAP,” and certain financial performance of the Company. For further information concerning the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the CD&A beginning on page 38.

PAY VERSUS PERFORMANCE TABLE*

(a)	(b)	(c)	(d)	(e)	(f)		(g)	(h)
Year	Summary Compensation Table Total for PEO ($)[1]	Compensation Actually Paid to PEO ($)[2]	Average Summary Compensation Table Total for Non-PEO NEOs ($)[3]	Average Compensation Actually Paid to Non-PEO NEOs ($)[4]	Value of Initial Fixed $100 Investment Based on5		Net Income ($)[6] (in millions)	Adjusted FIFO Operating Profit ($)[7] (in millions)
					Total Share- holder Return ($)	Peer Group Total Share- holder Return ($)
2024	15,631,028	21,332,878	4,958,926	5,841,074	255.56	238.01	2,665	4,674
2023	15,710,572	16,841,015	5,373,738	5,669,814	186.91	164.01	2,164	4,986
2022	19,209,843	23,325,794	6,117,423	6,281,085	178.23	140.77	2,244	5,079
2021	18,168,730	36,111,316	5,644,957	9,323,327	168.66	145.25	1,655	4,310
2020	22,373,574	29,840,084	6,932,437	9,191,933	131.19	123.01	2,585	4,056

*Totals in the above table might not equal the summation of the columns due to rounding amounts to the nearest dollar.

1.	During fiscal 2020, 2021, 2022, 2023 and 2024 Mr. McMullen served as our Principal Executive Officer (“PEO”). The dollar amounts reported in column (b) are the amounts of total compensation reported for each corresponding year in the Total column of the Summary Compensation Table (“SCT”).
2.	The dollar amounts reported in column (c) represent the amount of “compensation actually paid” (CAP) to Mr. McMullen as computed in accordance with Item 402(v) of Regulation S-K. The amounts do not reflect the actual amount of compensation earned by or paid to Mr. McMullen during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. McMullen’s total compensation for each year to determine the CAP:

PEO SCT Total to CAP Reconciliation

Year	Reported Summary Compensation Table for PEO ($)	Reported Summary Compensation Table Value of Equity Awards(a) ($)	Equity Award Adjustments(b) ($)	Reported Change in the APV of Pension Benefits in Summary Compensation Table (c) ($)	Plus: Pension Benefit Adjustments(b)(c) ($)	Compensation Actually Paid to PEO ($)
2024	15,631,028	13,249,592	18,951,442			21,332,878

a)	The amounts included in this column are the amounts reported in “Stock Awards” and “Option Awards” column of the SCT for fiscal 2024 and are subtracted from the Reported Summary Compensation Table for PEO.
b)	The equity award and pension benefit adjustments for fiscal 2024 were calculated in accordance with the methodology required by Item 402(v) of Regulation S-K as follows: the equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in fiscal 2024 that are outstanding and unvested as of the end of the year; (ii) the amount equal to the change as of the end of fiscal 2024 (from the end of the prior fiscal year) in the fair value of any awards granted in prior years that are outstanding and unvested as of the end of fiscal 2024; (iii) for awards that are granted and vest in fiscal 2024, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in fiscal 2024, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during fiscal 2024, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments for the PEO are provided in the table below:

PEO Equity Award Adjustments
Year	Year End Fair Value of Awards Granted in the Year ($)	YoY Change in Fair Value of Outstanding & Unvested Awards ($)	Fair Value as of Vesting Date of Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Awards Granted in Prior Years that Vested in the Year ($)	Total Equity Award Adjustments ($)
2024	14,514,577	1,645,239	-	2,791,626	18,951,442

c)	The amounts included in this column are the amounts reported in “Change in Pension and Nonqualified Deferred Compensation” of the SCT for fiscal 2024. Total Pension Benefit Adjustments are equal to the Pension Service Costs incurred during the relevant period. No Prior Service Costs were incurred as no modifications were made to the pension plan during the relevant period.
3.	The dollar amounts reported in column (d) represent the average of the amounts reported for our non-PEO NEOs as a group in the Total column of the SCT in fiscal 2024.
4.	The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the Non-PEO NEOs as a group, consisting of Mr. Foley, Ms. Adcock, Mr. Cosset, Mr. Massa, and Mr. Millerchip, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to these NEOs as a group during fiscal 2023. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the average total compensation for these NEOs as a group for fiscal 2024 to determine the CAP using the same methodology as described in footnote 2:

Average Non-PEO NEOs Summary Compensation Table Total to CAP Reconciliation

Year	Average Reported Summary Compensation Table for Non- PEO NEOs ($)	Average Reported Summary Compensation Table Value of Equity Awards for non-PEO NEOs ($)	Average Equity Award Adjustments(a) ($)	Average Reported Change in the APV of Pension Benefits in SCT(b) ($)	Plus: Average Pension Benefit Adjustments ($)	Average Compensation Actually Paid to non-PEO NEOs ($)
2024	4,958,926	3,219,946	4,102,094	-	-	5,841,074

(a)	The amounts deducted or added in calculating the total average equity award adjustments are provided in the table below:

Equity Award Adjustments for Non-PEO NEOs

Year	Average Year End Fair Value of Awards Granted in the Year ($)	Year over Year Average Change in Fair Value of Outstanding & Unvested Awards ($)	Average Fair Value as of Vesting Date of Awards Granted and Vested in the Year ($)	Year over Year Average Change in Fair Value of Awards Granted in Prior Years that Vested in the Year ($)	Total Average Equity Award Adjustment ($)
2024	3,531,408	20,930	-	549,756	4,102,094

(b)	Total Pension Benefit Adjustments are equal to the Pension Service Costs incurred during the relevant period. No Prior Service Costs were incurred as no modifications were made to the pension plan during the relevant period.
5.	Cumulative TSR is calculated by dividing (a) the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by (b) the Company’s share price at the beginning of the measurement period. The peer group selected by the Company for purposes of the TSR benchmarking for the pay versus performance disclosures is the same peer group the Company uses for its performance graph in the Annual Report on Form 10-K pursuant to Item 201(e) of Regulation S-K. The Peer Group consists of Albertsons Companies, Inc. (included from June 26, 2020 when it began trading), Costco Wholesale Corporation, CVS Health Corporation, Koninklijke Ahold Delhaize N.V., Target Corp., Walgreens Boots Alliance Inc. and Walmart Inc. The cumulative TSR depicts a hypothetical $100 investment in Kroger common shares on February 1, 2021, and shows the value of that investment over time (assuming the reinvestment of dividends) for each calendar year. A hypothetical $100 investment in the Peer Group using the same methodology is shown for comparison.
6.	Net income is as reported in the Company’s audited financial statements for the applicable year in accordance with U.S. GAAP.
7.	Adjusted FIFO Operating Profit equals gross profit, excluding the LIFO charge, minus OG&A, minus rent, and minus depreciation and amortization. For a reconciliation of non-GAAP information, see pages 29-38 of our Annual Report on Form 10-K for the fiscal year ended February 1, 2025, filed with the SEC on April 1, 2025.

Most Important Performance Measures

The three measures listed below represent the most important financial performance measures used by the Company to link CAP to Company performance for the 2024 fiscal year:

●	Adjusted FIFO Operating Profit
●	ID sales, without fuel
●	Adjusted net earnings per diluted share attributable to The Kroger Co.

For a reconciliation of non-GAAP information, see pages 29-38 of our Annual Report on Form 10-K for the fiscal year ended February 1, 2025, filed with the SEC on April 1, 2025.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of the annual total compensation of our Chairman and CEO, Mr. McMullen, to the annual total compensation of our median associate.

As reported in the Summary Compensation Table, our CEO had annual total compensation for 2024 of $15,631,028. Using this Summary Compensation Table methodology, the annual total compensation of our median associate for 2024 was $34,213. As a result, we estimate that the ratio of our CEO’s annual total compensation to that of our median associate for fiscal 2024 was 457 to 1. Our median employee is a full-time associate in the Central region. Over half of Kroger’s associates are part-time workers.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll records and the methodology described below. The SEC rules for identifying the median compensated associate and calculating the pay ratio based on that associate’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Therefore, the estimated pay ratio reported above may not be comparable to the pay ratios reported by other companies and should not be used as a basis for comparison between companies.

For 2024, our median employee is the same employee that was used in the 2023 CEO Pay Ratio calculation, as we reasonable believe there were no changes in our employee population or compensation arrangements that would have significantly affected our pay ratio calculation. We identify the “median employee” from our employee population on the last day of our 12th fiscal period (December 31, 2024), which included full-time, part-time, temporary, and seasonal employees who were employed on that date. The consistently applied compensation measure we used was “base salary/wages paid,” which we measured from the beginning of our payroll calendar year, January 1, 2024, through December 31, 2024; and as reflected on 2024 W2 statements. For associates hired in 2024 or associates on leave at the end of 2024, their earnings were annualized based on their full-time equivalent percent and rate. We did not make any other adjustments permissible by the SEC nor did we make any other material assumptions or estimates to identify our median employee.

We then determined the median associate’s annual total compensation using the Summary Compensation Table methodology as detailed in Item 402(c)(2)(x) of Regulation S-K and compared it to the annual total compensation of Mr. McMullen as detailed in the “Total” column of the Summary Compensation Table for 2024, to arrive at the pay ratio disclosed above.

Compensation Policies as They Relate to Risk Management

As part of the Compensation Committee’s review of our compensation practices, the Compensation Committee considers and analyzes the extent to which risks arise from such practices and their impact on Kroger’s business. As discussed in this Compensation Discussion and Analysis, our policies and practices for compensating associates are designed to, among other things, attract and retain high quality and engaged associates. In this process, the Compensation Committee also focuses on minimizing risk through the implementation of certain practices and policies, such as the executive compensation recoupment policy, which is described above. Accordingly, we do not believe that our compensation practices and policies create risks that are reasonably likely to have a material adverse effect on Kroger.

Item No. 2 – Advisory Vote to Approve Executive Compensation

You are being asked to vote, on an advisory basis, to approve the compensation of our NEOs.

FOR	The Board recommends a vote FOR the approval of compensation of our NEOs.

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we give our shareholders the right to approve, on a nonbinding, advisory basis, the compensation of our NEOs as disclosed earlier in this proxy statement in accordance with the SEC’s rules.

As discussed earlier in the CD&A, our compensation philosophy is to attract and retain the best management talent and to motivate these associates to achieve our business and financial goals. Our incentive plans are designed to reward the actions that lead to long-term value creation. To achieve our objectives, we seek to ensure that compensation is competitive and that there is a direct link between pay and performance. To do so, we are guided by the following principles:

●	Compensation must be designed to retract and retain the individuals to be an executive at Kroger;
●	A significant portion of pay should be performance-based, with the percentage of total pay tied to performance increasing proportionally with an executive’s level of responsibility;
●	Compensation should include incentive-based pay to drive performance, providing superior pay for superior performance, including both a short- and long-term focus;
●	Compensation policies should include an opportunity for, and a requirement of, significant equity ownership to align the interests of executives and shareholders;
●	Components of compensation should be tied to an evaluation of business and individual performance measured against metrics that directly drive our business strategy;
●	Compensation plans should provide a direct line of sight to company performance;
●	Compensation programs should be aligned with market practices; and
●	Compensation programs should serve to both motivate and retain talent.

The vote on this resolution is not intended to address any specific element of compensation. Rather, the vote relates to the compensation of our NEOs as described in this proxy statement. The vote is advisory. This means that the vote is not binding on Kroger. The Compensation Committee of the Board is responsible for establishing executive compensation. In so doing, the Compensation Committee will consider, along with all other relevant factors, the results of this vote.

We ask our shareholders to vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and the related narrative discussion, is hereby APPROVED.”

The next advisory vote will occur at our 2026 Annual Meeting.

Item No. 3 – Ratification of the Appointment of Kroger’s Independent Auditor

You are being asked to ratify the appointment of Kroger’s independent auditor, PricewaterhouseCoopers LLC.

FOR	The Board recommends a vote FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities regarding the Company’s financial reporting and accounting practices including the integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the independent public accountants’ qualifications and independence; the performance of the Company’s internal audit function and independent public accountants; and the preparation of the Audit Committee Report. The Audit Committee performs this work pursuant to a written charter approved by the Board of Directors. The Audit Committee charter most recently was revised during fiscal 2012 and is available on the Company’s website at ir.kroger.com under Investors — Governance — Committee Composition. The Audit Committee has implemented procedures to assist it during the course of each fiscal year in devoting the attention that is necessary and appropriate to each of the matters assigned to it under the Audit Committee’s charter. The Audit Committee held 5 meetings during fiscal year 2024.

Selection of Independent Auditor

The Audit Committee of the Board of Directors is directly responsible for the appointment, compensation, retention, and oversight of Kroger’s independent auditor, as required by law and by applicable NYSE rules. On March 12, 2025, the Audit Committee appointed PricewaterhouseCoopers LLP as Kroger’s independent auditor for the fiscal year ending January 31, 2026. PricewaterhouseCoopers LLP or its predecessor firm has been the Company’s independent auditor since 1929.

In determining whether to reappoint the independent auditor, our Audit Committee:

●	Reviews PricewaterhouseCoopers LLP’s independence and performance;
●	Considers the tenure of the independent registered public accounting firm and safeguards around auditor independence;
●	Reviews, in advance, all non-audit services provided by PricewaterhouseCoopers LLP, specifically with regard to the effect on the firm’s independence;
●	Conducts an annual assessment of PricewaterhouseCoopers LLP’s performance, including an internal survey of their service quality by members of management and the Audit Committee;
●	Conducts regular executive sessions with PricewaterhouseCoopers LLP;
●	Conducts regular executive sessions with the Vice President of Internal Audit;
●	Considers PricewaterhouseCoopers LLP’s familiarity with our operations, businesses, accounting policies and practices and internal control over financial reporting;
●	Reviews candidates for the lead engagement partner in conjunction with the mandated rotation of the public accountants’ lead engagement partner;
●	Reviews recent Public Company Accounting Oversight Board reports on PricewaterhouseCoopers LLP and its peer firms; and
●	Obtains and reviews a report from PricewaterhouseCoopers LLP describing all relationships between the independent auditor and Kroger at least annually to assess the independence of the internal auditor.

As a result, the members of the Audit Committee believe that the continued retention of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm is in the best interests of our Company and its shareholders.

While shareholder ratification of the selection of PricewaterhouseCoopers LLP as our independent auditor is not required by Kroger’s Regulations or otherwise, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to shareholders for ratification, as it has in past years, as a good corporate governance practice. If the shareholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different auditor at any time during the year if it determines that such a change would be in the best interests of our Company and our shareholders.

A representative of PricewaterhouseCoopers LLP is expected to participate in the meeting to respond to appropriate questions and to make a statement if he or she desires to do so.

Audit and Non-Audit Fees

The following table presents the aggregate fees billed for professional services performed by PricewaterhouseCoopers LLP for the annual audit and quarterly reviews of our consolidated financial statements for fiscal 2024 and 2023, and for audit-related, tax and all other services performed in 2024 and 2023.

	Fiscal Year Ended
	February 1,	February 3,
	2025	2024
	($)	($)
Audit Fees(1)	6,647,700	6,738,000
Audit-Related Fees	100,000	1,394,000
Tax Fees(2)	104,440	155,049
All Other Fees(3)	2,156	970
Total	6,854,296	8,288,019

(1)	Includes annual audit and quarterly reviews of Kroger’s consolidated financial statements, the issuance of comfort letters to underwriters, consents, and assistance with review of documents filed with the SEC. This also includes fees for work relating to the merger.
(2)	Includes pre-approved assistance with tax compliance and tax related consulting.
(3)	Includes use of accounting research tool.

The Audit Committee requires that it approve in advance all audit and non-audit work performed by PricewaterhouseCoopers LLP. Pursuant to the Audit Committee audit and non-audit service pre-approval policy, the Committee will annually pre-approve certain defined services that are expected to be provided by the independent auditors. If it becomes appropriate during the year to engage the independent accountant for additional services, the Audit Committee must first approve the specific services before the independent accountant may perform the additional work.

PricewaterhouseCoopers LLP has advised the Audit Committee that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in Kroger or its subsidiaries.

The Board of Directors Recommends a Vote For This Proposal.

Audit Committee Report

Management of the Company is responsible for the preparation and presentation of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls, and procedures that are designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws and regulations. The independent public accountants are responsible for auditing the Company’s financial statements and expressing opinions as to the financial statements’ conformity with generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting.

In performing its functions, the Audit Committee:

●	Met separately with the Company’s internal auditor and PricewaterhouseCoopers LLP with and without management present to discuss the results of the audits, their evaluation and management’s assessment of the effectiveness of Kroger’s internal controls over financial reporting and the overall quality of the Company’s financial reporting;
●	Met separately with the Company’s Chief Financial Officer or the Company’s General Counsel when needed;
●	Met regularly in executive sessions;
●	Reviewed and discussed with management the audited financial statements included in our Annual Report;
●	Discussed with PricewaterhouseCoopers LLP the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and
●	Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Accounting Oversight Board regarding the independent public accountant’s communication with the Audit Committee concerning independence and discussed the matters related to their independence.

Based upon the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended February 1, 2025, as filed with the SEC.

This report is submitted by the Audit Committee.

Anne Gates, Chair

Karen M. Hoguet

Ashok Vemuri

Items 4 – 6

SHAREHOLDER PROPOSALS

Included in this proxy statement are four separate shareholder proposals that have been submitted under SEC rules by shareholders who notified the company of their intention to present the proposals for voting at the 2025 Annual Shareholders’ Meeting. Some shareholder proposals and supporting statements may contain assertions about Kroger that we believe are incorrect, and we have not tried to refute all such inaccuracies in the company’s responses. All statements and citations contained in a shareholder proposal and its supporting statements are the sole responsibility of the proponent of that shareholder proposal. Our company will provide the names, addresses, and shareholdings (to our company’s knowledge) of the proponents of any shareholder proposal upon oral or written request made to Corporate Secretary, The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202-1100. The information on, or accessible through, Kroger’s websites or report links included in this proxy statement, including the statements that follow, is not part of, or incorporated by reference into, this proxy statement.

AGAINST	The Board recommends a vote AGAINST each of the following shareholder proposals, in each case if properly presented at the meeting, for the reasons stated in Kroger’s statements in opposition following each shareholder proposal.

Item No. 4 – Shareholder Proposal – Report on discarded cigarette pollution

We have been advised that the Sister of St. Francis of Philadelphia and two co-filers or an appointed representative will present the following proposal for consideration during the 2025 Annual Shareholders’ Meeting. We will promptly provide the shareholdings upon written or oral request to Kroger’s Secretary at our executive offices.

“Kroger Company

Discarded Cigarette Pollution

2025

Whereas: In its 2023 ESG Report, Kroger proudly touts its many initiatives to reduce the use of plastics and waste in general, but oddly ignores cigarettes and the resulting environmental harm they create.

Cigarette butts are the most common form of litter in the world, as approximately 5.6 trillion cigarettes are smoked every year worldwide. Cigarette waste constitutes an estimated 30% of the total litter (by count) on US shorelines, waterways and on land.1

The World Health Organization states that products such as cigarettes, smokeless tobacco and e-cigarettes add to the build-up of plastic pollution. Cigarette filters contain microplastics and make up the second-highest form of plastic pollution worldwide. Tobacco product waste also contains over 7000 toxic chemicals, including known human carcinogens.2 Additionally, “every year the tobacco industry costs the world more than 8 million human lives, 600 million trees, 200,000 hectares of land, 22 billion tonnes of water and 84 million tonnes of CO2.”3

Despite claims by the tobacco industry that tobacco use the United States is declining, the Federal Trade Commission (FTC) reported that the number of cigarettes that the largest cigarette companies in the United States sold to wholesalers and retailers nationwide increased from 202.9 billion in 2019 to 203.7 billion in 2020. 4

The US is the second largest market for cigarettes in the world, with revenues exceeding $82 billion in 2023.5 It is estimated that over 80%, or over 4 trillion cigarette butts are littered each year. In the US, some 263 billion

1 https://www.ncbi.nlm.nih.gov/pmc/articles/PMC3088407/

2 https://www.oceancare.org/en/stories_and_news/cigarette-butts-pollution/

3 https://www.who.int/news/item/31-05-2022-who-raises-alarm-on-tobacco-industry-environmental-impact

4 FTC Report Finds Annual Cigarette Sales Increased for the First Time in 20 Years | Federal Trade Commission

5 https://www.statista.com/topics/7137/cigarettes-in-the-us/#topicOverview cigarettes were sold, and, assuming 80% were disposed of improperly, this would mean about 77 million pounds of cigarette-butt litter are dropped on the ground each year. 1

A study published in 2022 concluded that smokers’ knowledge of cigarette butts’ toxicity, biodegradability, harmfulness to human and marine health was a key determinant in how they disposed of used cigarettes. In fact, “Smokers who thought of cigarette butts as litter were 3.68 (95% CI 2.04 to 6.66) times more likely to properly dispose of their butts.”2

BE IT RESOLVED: Shareholders request that our Company report on its efforts to educate its customers who purchase tobacco products about the environmental damage caused by improperly discarded tobacco products and provide information on methods of proper disposal.

Supporting Statement: Kroger describes in its 2023 ESG report that it has adopted circular economy principles to divert items from landfills and reduce waste. We believe that because our Company sells tobacco products, it bears a responsibility to educate customers about proper ways to dispose of these products.”

The Board of Directors Recommends a Vote Against This Proposal for the Following Reasons:

Kroger provides fresh, affordable food to nourish communities across the U.S. through our core grocery business. We also offer our customers choices across all product categories to meet wide-ranging tastes and preferences, including household and discretionary items. This includes tobacco products, which represent a very small share of the Company’s total revenue.

We focus on reducing waste and food waste in our operations and across our communities through Kroger’s Zero Hunger | Zero Waste environmental and social impact plan. We believe increasing our customers’ awareness of how to improve health and nutrition, reduce household food waste, and recycle plastics and product packaging is a priority and more effective use of the Company’s resources because our customers have told us this repeatedly through feedback. We ask shareholders to vote against this proposal because it would add unnecessary costs to our established programs.

The Company is working to reduce waste and improve circularity in ways that reflect our core business.

Kroger’s approach to business and environmental sustainability has included efforts to reduce waste in our operations for several decades. We aim to continually improve operating efficiency in our facilities, reduce waste generated, increase waste diversion from landfills, and improve the sustainability of Our Brands product packaging over time, among other priorities.

We provide comprehensive updates on our sustainability performance and topics related to waste and circularity in our annual ESG report. Kroger’s 2024 report is available here: https://www.thekrogerco.com/wp- content/uploads/2024/11/Kroger-Co-2024-ESG-Report.pdf?page=1. Additional topic-specific resources are available in our Reporting Hub: https://www.thekrogerco.com/esgreport/. The information on, or accessible through, these websites are not part of, or incorporated by reference, into this proxy statement.

Kroger’s Zero Hunger | Zero Waste impact plan highlights our ambition to continually reduce waste. We expect to continue increasing the amount of waste diverted from landfills across our facilities by donating more eligible surplus food and non-food products, expanding food waste recycling programs, and using more reusable plastic containers in supply chain operations. In 2023, we reduced the amount of both total waste generated and waste sent to landfills and waste-to-energy processing.

We also engage our associates and customers in our Zero Hunger | Zero Waste mission to reduce waste, recover and recycle more product packaging – including hard-to-recycle materials – and more. We have a high internal

6 Attitudes, Beliefs, and Behaviors about Cigarette-Butt Littering among College-Aged Adults in the United States PMC (nih.gov) 2.1

7 Attitudes, Beliefs, and Behaviors about Cigarette-Butt Littering among College-Aged Adults in the United States PMC (nih.gov) 2.3

completion rate for associates learning how to implement Zero Hunger | Zero Waste programs through our Fresh Start training platform. Tips for advancing sustainability are also available on our e-commerce site for customers: https://www.kroger.com/f/zero-hunger-zero-waste. The information on, or accessible through, these websites are not part of, or incorporated by reference, into this proxy statement.

Tobacco product sales represent a very small share of the Company’s total revenue and, therefore, represent a very small portion of product-related waste.

The sale of tobacco products across our company is very small compared to sales from food and other items. Accordingly, tobacco product waste from our operations is also quite small.

The Company’s resources are better focused on improving consumer awareness and engagement in topics related to hunger relief and food and packaging waste, and adding costs to address a de minimis product category is not in the best interests of our communities, business or shareholders.

For the foregoing reasons, we urge you to vote AGAINST this proposal.

Item No. 5 – Shareholder Proposal – Report on adopting a third-party mandated framework on U.S. farmers

We have been advised that the Domini Impact Equity Fund or an appointed representative will present the following proposal for consideration during the 2025 Annual Shareholders’ Meeting. We will promptly provide the shareholdings upon written or oral request to Kroger’s Secretary at our executive offices.

“RESOLVED: Shareholders request that Kroger report on how implementing worker-driven social responsibility (WSR) principles would impact the Company’s ability to identify and effectively prevent actual and potential human rights abuses, such as forced labor, in the agricultural supply chain.

WHEREAS: Kroger has developed corporate social responsibility (CSR) systems, partnerships, and voluntary responsible sourcing initiatives in response to heightened scrutiny over human rights risks in its agricultural supply chains. These risks include forced labor, human trafficking, gender-based violence, wage theft, and climate-related heat stress.1 Failure to effectively address these risks can create supply chain disruption, legal risks, or loss of customer trust and reputational harm for Kroger.2

CSR approaches like Kroger’s are designed to provide efficient human rights risk assessment and oversight in vast supplier networks. However, where abusive conditions are systemic, as is the case in agriculture, voluntary CSR regimes and social audits often fail to address persistent rights abuses.3 Kroger’s human rights partner, Ethical Food Initiative, certified berry farms in Mexico despite workers describing abusive practices that constitute forced labor, and the voluntary scheme was found to mask violations, hinder worker voice, and enable retaliation against workers.4

1  https://clje.law.harvard.edu/app/uploads/2023/06/7.13.23_WSR_Report_Final.pdf; https://blog.dol.gov/2022/01/13/exposing-the-brutality-of- human-trafficking

2 https://www.bsr.org/en/sustainability-insights/insights-plus/from-commitments-to-action-a-business-guide-to-address-forced-labor-across

-the-supply-chain; https://www.ijm.org/news/ijm-delivers-11-000-letters-asking-kroger-executives-will-you-join-the-fair-food-program; https://

civileats.com/2024/07/24/farmworkers-push-krogers-shareholders-for-heat-and-labor-protections/

3 https://www.hrw.org/report/2022/11/15/obsessed-audit-tools-missing-goal/why-social-audits-cant-fix-labor-rights-abuses; https://www.msi-integrity.org/not-fit-for-purpose/; https://www.nytimes.com/2023/12/28/us/migrant-child-labor-audits.html

4 https://static1.squarespace.com/static/5810dda3e3df28ce37b58357/t/65380365b86b180f057f6c20/16981697153 94/Certified+Exploitation +Oct+2023.pdf

WSR is a more effective model that is led by workers, binding, responsive to emerging risks, and effective at prevention; it also includes independent monitoring and has grievance mechanisms and timely remediation.1 WSR models permit buyers to make decisions about sourcing and price directly with suppliers, as long as suppliers adhere to human rights standards and take corrective actions when needed. Companies incorporating WSR may benefit from supply chain resilience and labor force stabilization,2 and quicker identification and resolution of human rights risks.3

Kroger has been connected to recent major criminally prosecuted forced labor cases in the United States involving its supply chain.4 Kroger’s expansion of voluntary initiatives, whose structural flaws actually undermine Kroger’s ability to carry out its stated human rights objectives, is especially concerning in light of these revelations. When forced labor has been publicly linked to Kroger, it has not explained how its programs addressed these risks or outlined the consequences for violations. In contrast, when Safeway (Albertsons) was linked to violations of federal labor laws by a shared supplier, it publicly stated it ceased sourcing from them.5

WSR models, such as the Fair Food Program (FFP), are available in Kroger’s agricultural supply chain.6 The FFP is active in 23 states and dozens of crops and is expanding with support from the U.S. government and demand from supermarkets participating in the FFP including Kroger peers Walmart, Whole Foods, Giant, and Stop & Shop.7

An analysis evaluating the advantages and disadvantages of Kroger’s existing voluntary programs compared with WSR models would give shareholders confidence that Kroger is effectively managing its human rights responsibilities to mitigate legal, reputational, and human rights risks in its agricultural supply chain.”

The Board of Directors Recommends a Vote Against This Proposal for the Following Reasons:

Kroger has a long history of operating responsibly to provide affordable food and other essential items for our customers across the U.S. We respect the rights of workers in our own operations and hold suppliers accountable for doing the same for people working in their supply chains.

Kroger’s management approach includes strong governance for responsible sourcing and supply chain accountability with board-level oversight from the Public Responsibilities Committee. Our comprehensive approach includes setting high standards and expectations for suppliers; conducting supply chain due diligence; supporting corrective actions and improvement; and reporting progress publicly, making this Proposal unnecessary.

The Company maintains high standards and established processes to responsibly manage sourcing decisions.

5  https://wsr-network.org/what-is-wsr/statement-of-principles; https://fairfoodprogram.org/; https://www.vox.com/future-perfect/357989/worker-driven-social-responsibility-corporate-ethics-consumers

6  https://www.fsa.usda.gov/news-events/news/06-14-2024/usda-awards-50-million-support-farmworkers-agricultural-employers

7 https://www.cambridge.org/core/journals/business-and-human-rights-journal/article/overlooked-advantages-of-

the-independent-monitoring-and-complaint-investigation-system-in-the-workerdriven-social-responsibility-model-in-us-agriculture/ B2FA243E5ACD6F4CBEBCDF0C500BFC4A;

https://www.cbp.gov/sites/default/files/assets/documents/2021-Aug/CBP%202021%20VTW%20FAQs%20%28Forced%20Labor%29.pdf

8 https://www.dol.gov/newsroom/releases/whd/whd20230202-2; https://www.levernews.com/how-krogers-merger-push-leads-back-to- alleged-human-trafficker/

9 https://www.business-humanrights.org/en/latest-news/usa-kroger-and-safeway-supplier-star-farms-is-under-investigation-amid-allegations

-of-repeated-labour-rights-violations-incl-cos-responses-and-non-responses/

10 https://www.ams.usda.gov/services/grants/flsp/faq

11 https://www.dol.gov/newsroom/releases/ilab/ilab20230214; https://www.thepacker.com/news/social-responsibility/fair-food-program- growers-receive-over-15m-usda-grants; https://fairfoodprogram.org/partners/

Kroger has high standards and expectations for how suppliers respect the rights of workers in their supply chains. We outline these standards in the Kroger Vendor Code of Conduct, which is available here: https://www.thekrogerco.com/wp-content/uploads/2017/09/code-of-conduct.pdf. The information on, or accessible through, this website is not part of, or incorporated by reference, into this proxy statement.

The Company expects all vendors, including direct and indirect suppliers of goods and services, contractors, and service providers, to comply with this Code and the expectations it sets forth, and to uphold these values in their business activities. We also expect all suppliers to escalate expectations to other parties that are involved in the supply of goods to Kroger that are consistent with this Code.

As a principle and business practice, decisions about product sourcing and price are fundamental to our business operations and are exclusively Kroger’s to make directly with our suppliers. We manage a large, dynamic supply chain for fresh products that may be affected by forces beyond our control, such as severe weather or other disruptions in growing regions. We avoid sourcing agreements that limit our ability to source products for our stores or that include terms set by suppliers’ employees. We expect all suppliers to responsibly manage labor risks in their supply chain as part of their operations and product pricing.

Kroger monitors supply chain risks and implements a due diligence framework and social compliance program.

An internal Kroger team and external resources provide oversight and assess social risks in real time. We use a third- party platform to monitor risk alerts globally so the Company can proactively manage issues, engage suppliers, and develop response plans as needed. The platform also tracks social compliance assessments, corrective action plans, worker sentiment surveys, and more.

Kroger recently updated our Social Compliance Assessment Guide to provide more information about our vendor expectations and social compliance program. This updated guide is available here: https://www.thekrogerco.com/wp-content/uploads/2025/03/Kroger-Social-Compliance-Assessment-Guide.pdf. The information on, or accessible through, these websites are not part of, or incorporated by reference, into this proxy statement.

Kroger’s approach recently focused on the rights of farmworkers in our fresh produce supply chain. In 2023, we published results from a human rights impact assessment (HRIA) on the production of mixed greens in California. The report reflects input from farmworkers and rightsholders and did not identify significant labor violations. The full HRIA report is available here: https://www.thekrogerco.com/wp-content/uploads/2023/06/Kroger_Mixed- Greens-HRIA-Report-June-FINAL-2023.pdf. The information on, or accessible through, this website is not part of, or incorporated by, reference into this proxy statement.

In 2024, we began inviting our fresh produce suppliers to participate in the Ethical Charter Implementation Program (ECIP), a capacity-building program led by the Equitable Food Initiative (EFI) to help growers anticipate, assess and responsibly manage labor risks for their farmworkers. Kroger is among a group of large food buyers that led the development and adoption of the ECIP in recent years based on insights from a pilot with 20 suppliers and 40 growers. We believe there is value in collaborative programs that meet suppliers where they are today and include farmworkers’ insights in order to improve sustainable positive impacts in the supply chain. The community of fresh produce suppliers in ECIP continues to grow.

Kroger’s approach reflects our belief in supplier corrective action plans and improvement versus termination without review.

If and when supplier-related issues happen, we engage our vendor and other subject matter experts to learn more and, if needed, develop timebound corrective action plans to improve performance. If we are unable to substantiate issues or allegations, we may continue working with the supplier with increased monitoring and assessments. We do not terminate supply agreements without conducting our own due diligence.

We believe in the corrective action planning process to help suppliers improve their management practices so they can continue working with Kroger. We offer resources and self-assessment tools to help suppliers of all sizes understand our expectations, evaluate where they are today, and build more effective management systems to respect workers’ rights. If necessary, we may initiate a compliance hold, terminate a supplier contract, or stop buying from that supplier after repeated violations of the Vendor Code of Conduct or failure to follow through on timebound corrective action plans.

The Company provides robust reporting on sustainability and social impact topics, including responsible sourcing and human rights.

Kroger’s annual Environmental, Social & Governance Report includes comprehensive updates on a wide range of key topics, including responsible sourcing and human rights. The latest report is available here: https://www.thekrogerco.com/wp-content/uploads/2024/11/Kroger-Co-2024-ESG-Report.pdf?page=1. Additional topic-specific resources are available in our Reporting Hub: https://www.thekrogerco.com/esgreport/. The information on, or accessible through, these websites are not part of, or incorporated by reference, into this proxy statement.

These resources provide updates on responsible sourcing and respecting human rights, including our evolving approach to due diligence, risk assessments, and our social compliance program.

In summary, Kroger has established programs to respect the rights of workers in our fresh produce supply chain and provides substantial public reporting on this topic. These programs are designed to both meet suppliers where they are today and encourage continual improvement through Equitable Food Initiative resources and support, including how to incorporate a worker voice component.

For the foregoing reasons, we urge you to vote AGAINST this proposal.

Item No. 6 – Shareholder Proposal – Report on safeguarding the privacy of consumer health data

We have been advised that Rhia Ventures on behalf of Piccolina LLC or an appointed representative will present the following proposal for consideration during the 2025 Annual Shareholders’ Meeting. We will promptly provide the shareholdings upon written or oral request to Kroger’s Secretary at our executive offices.

“Safeguarding the Privacy of Consumer Health Data WHEREAS:

The Kroger Family of Companies (“Kroger”) collects sensitive health-related information from its customers. In addition to purchase history, this includes geolocation data, internet activity, and biometric and demographic information, from which consumer profiles can be constructed.

This data may be accessed without consumer consent by states that criminalize access to certain forms of health care, including reproductive and gender-affirming care, as law enforcement agencies frequently rely on digital consumer data for their investigations. Alphabet and Meta disclosed that they collectively received over 140,000 such requests in the first half of 2024, and each complied with about 88 percent of those requests.1

Kroger’s privacy policies stipulate that it may disclose sensitive health-related information to law enforcement officials voluntarily or as required by law. However, a 2023 congressional investigation found that Kroger does not require legal review or a warrant before sharing patient records with law enforcement and fails to notify patients when their data is disclosed.2 The proponents of this proposal are concerned that Kroger will comply with law enforcement requests for consumer data in instances where the consumer activities in question were legal where they occurred, even if deemed illegal in other states.

1 https://bit.ly/4j3RvAA and https://transparency.meta.com/reports/government-data-requests/country/us/

2 https://therecord.media/congressional-report-pharmacies-give-patient-records-law-enforcement-no-warrants

Consumers, companies, and the public at large benefit from knowing when law enforcement entities seek consumer data. Transparency fosters consumer trust and loyalty. While Kroger does not currently publicly report figures on law enforcement requests compliance, other companies do. For example, CVS discloses the number of legal record requests it receives for its pharmacy operations, with updates published every six months.1

Kroger collects and stores digital consumer data and is not immune to law enforcement requests focused on reproductive or gender-affirming healthcare access that may create significant reputational, financial, and legal risks. Kroger already complies with state laws that provide protections and consumer rights for sensitive data sets, like health information.2 There is a strong brand benefit to increasing long standing consumer privacy expectations.

RESOLVED: Shareholders request our Board issue a public report detailing known and potential risks and costs to the Company of fulfilling information requests relating to Kroger customers for the enforcement of state laws criminalizing access to reproductive or gender-affirming health care, and setting forth any strategies beyond legal compliance the Company may deploy to minimize or mitigate these risks. The report should be produced at reasonable expense, exclude proprietary or legally privileged information, and be published within one year of the annual meeting.

SUPPORTING STATEMENT: Shareholders recommend, at board discretion, input from reproductive rights and civil liberties organizations be solicited and reflected in the report, and the report contain:

(1)	An assessment of the implementation of a nationwide data privacy policy wherein consumers would have “deletion rights;”

(2)	An evaluation of the benefits of notifying consumers about law enforcement information requests regarding their data prior to, and with sufficient time for consumer response, before complying with any such request.”

The Board of Directors Recommends a Vote Against the Proposal for the Following Reasons:

We recommend that shareholders vote against the proposal because—consistent with Kroger’s commitment to the ethical and responsible use of data—Kroger has implemented processes and procedures to help ensure customer data is handled lawfully and transparently and has a team of experts who carefully consider each third party, including governmental, requests and respond in a consistent manner.

Kroger is committed to lawful, ethical data processing, and earning our customers’ trust

Consumer trust serves as our north star for how we address our privacy responsibilities. We are committed to handling consumer information in compliance with the law, with transparency, and in a manner that is worthy of consumer trust. We understand that customer trust and loyalty must be earned over time, and we do not take these relationships lightly. We strive to do this through responsible and transparent policies and practices, in addition to our commitment to high quality products at low prices. At any time, our pharmacy and clinic patients can review Kroger’s HIPAA Notice of Privacy Practices. Our grocery customers, including those in our loyalty program, can review our privacy practices and their associated privacy rights – including deletion rights in states beyond California – in our Kroger Privacy Policy which can be found at www.kroger.com/i/privacy-policy. The information on, or accessible through, these websites are not part of, or incorporated by reference, into this proxy statement.

We adhere to robust privacy safeguards and oversight

Kroger has a team of privacy experts that ensure our privacy program protects pharmacy and grocery customer data and stays current with legal developments and best practices. Three foundational pillars guide our privacy practices: (1) Embedding responsibility and accountability for protecting personal information across our lines of business and functions; (2) Aligning with and meeting regulatory requirements; and (3) Increasing transparency in our policies and practices so that consumers are provided with clear explanations about how and why we collect and process information, and their privacy rights in connection with our practices.

3 https://www.cvshealth.com/impact/esg-reports/resource-library/legal-record-requests.html

4 See e.g., https://bit.ly/4a5gyPC; https://bit.ly/3DH3eFa

We Honor Consumer Privacy, Including as to Sensitive Personal Information

We closely follow applicable laws concerning how we collect and process personal information, including sensitive personal information, and permitted purposes for how we may lawfully use such information.

Both our HIPAA Notice of Privacy Practices and The Kroger Family of Companies Privacy Notice discloses to customers clear, prominent, and easily accessible information on what personal information we collect, how and why we collect it, how we use and protect it, how long we keep it, when and with whom we share it, and what privacy rights our customers may have. We continually monitor the regulatory environment and review our notices and update them where appropriate to cover new regulations, technologies, and services.

Kroger’s team of experts carefully consider third party, including governmental, information requests and respond in a compliant and consistent manner.

Kroger receives requests for information from third parties, including federal, state, and local law enforcement and regulatory agencies, some of which relate to Kroger’s health and wellness business. Some of these information requests are compulsory, meaning that Kroger is obligated to comply with them. Ensuring that we appropriately respond to law enforcement and regulatory inquiries while also protecting customer and patient privacy is critical to our efforts to be transparent and worthy of consumer trust. Kroger has a team responsible for reviewing information requests received from third parties, including government agencies. This team has developed and implemented procedures to review these requests and determine the manner and timing of responses to lawful information requests.

We believe that the Company’s resources are better focused on upholding and enhancing its robust processes and responding to rapidly evolving regulations.

For the foregoing reasons, we urge you to vote AGAINST this proposal.

Shareholder Proposals and Director Nominations — 2026 Annual Meeting

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, shareholder proposals intended for inclusion in the proxy material relating to Kroger’s annual meeting of shareholders in June 2026 should be addressed to Kroger’s Secretary and must be received at our executive offices not later than January 15, 2026. These proposals must comply with Rule 14a-8 and the SEC’s proxy rules. If a shareholder submits a proposal outside of Rule 14a-8 for the 2026 annual meeting and such proposal is not delivered within the time frame specified in the Regulations, Kroger’s proxy may confer discretionary authority on persons being appointed as proxies on behalf of Kroger to vote on such proposal.

In addition, Kroger’s Regulations contain an advance notice of shareholder business and director nominations requirement, which generally prescribes the procedures that a shareholder of Kroger must follow if the shareholder intends, at an annual meeting, to nominate a person for election to Kroger’s Board of Directors or to propose other business to be considered by shareholders. These procedures include, among other things, that the shareholder give timely notice to Kroger’s Secretary of the nomination or other proposed business, that the notice contain specified information, and that the shareholder comply with certain other requirements. In order to be timely, this notice must be delivered in writing to Kroger’s Secretary, at our principal executive offices, not later than 45 calendar days prior to the date on which our proxy statement for the prior year’s annual meeting of shareholders was mailed to shareholders. If a shareholder’s nomination or proposal is not in compliance with the procedures set forth in the Regulations, we may disregard such nomination or proposal. Accordingly, if a shareholder intends, at the 2026 Annual Meeting, to nominate a person for election to the Board of Directors or to propose other business, the shareholder must deliver a notice of such nomination or proposal to Kroger’s Secretary not later than March 31, 2026 and comply with the requirements of the Regulations.

Furthermore, in addition to the requirements of SEC Rule 14a-8 or our Regulations, as applicable, as described above, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice to Kroger’s Secretary that sets forth the information required by Rule 14a-19 of the Exchange Act no later than April 27, 2026, and must comply with the additional requirements of Rule 14a-19(b).

Eligible shareholders may also submit director nominees for inclusion in our proxy statement for the 2025 annual meeting of shareholders. To be eligible, shareholders must have owned at least three percent of our common shares for at least three years. Up to 20 shareholders will be able to aggregate for this purpose. Nominations must be submitted to our Corporate Secretary at our principal executive offices no earlier than December 16, 2025 and no later than January 15, 2026.

Shareholder proposals, director nominations, including, if applicable pursuant to proxy access, and advance notices must be addressed in writing, and addressed and delivered timely to: Corporate Secretary, The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202-1100.

Questions and Answers about the Annual Meeting

Why are you holding a virtual meeting?

We believe a virtual meeting is the most effective approach for enabling the highest possible attendance. Based on our experience with virtual meetings during the COVID-19 pandemic, we believe this facilitates shareholder attendance and participation, and has allowed a greater number of questions from a broader group of shareholders to be asked and answered at the Meeting than in an in-person format. Therefore, our 2025 Annual Meeting is being held on a virtual-only basis with no physical location. Our goal for the Annual Meeting is to enable the broadest number of shareholders to participate in the meeting, while providing substantially the same access and exchange with Management and the Board as an in-person meeting. We believe that we are observing best practices for virtual shareholder meetings, including by providing a support line for technical assistance and addressing as many shareholder questions as time allows.

Who can vote?

You can vote if, as of the close of business on April 28, 2025, the record date, you were a shareholder of record of Kroger common shares.

Who is asking for my vote, and who pays for this proxy solicitation?

Your proxy is being solicited by Kroger’s Board of Directors. Kroger is paying the cost of solicitation. We have hired D.F. King & Co., Inc., a proxy solicitation firm, to assist us in soliciting proxies and we will pay them a fee estimated not to exceed $19,000, plus reasonable expenses for the solicitation.

We also will reimburse banks, brokers, nominees, and other fiduciaries for postage and reasonable expenses incurred by them in forwarding the proxy material to beneficial owners of our common shares.

Proxies may be solicited personally, by telephone, electronically via the Internet, or by mail.

Who are the members of the Proxy Committee?

Anne Gates, Ronald L. Sargent, and Mark Sutton, all Kroger Directors, are the members of the Proxy Committee for our 2025 Annual Meeting.

What is the difference between a “shareholder of record” and a “beneficial shareholder” of shares held in street name?

You are the “shareholder of record” for any Kroger common shares that you own directly in your name in an account with Kroger’s stock transfer agent, EQ Shareowner Services.

You are a “beneficial shareholder” of shares held in street name if your Kroger common shares are held in an account with a broker, bank, or other nominee as custodian on your behalf. The broker, bank, or other nominee is considered the shareholder of record of these shares. As the beneficial owner, you have the right to instruct the broker, bank, or other nominee on how to vote your Kroger common shares.

How do I vote my shares held in street name?

If your shares are held by a bank, broker, or other holder of record, you will receive voting instructions from the holder of record. Your broker is required to vote your shares in accordance with your instructions. In most cases, you may vote by telephone or over the internet as instructed.

How do I vote my proxy?

You can vote your proxy in one of the following ways:

1.	By the internet, you can vote by the Internet by visiting www.proxyvote.com.

2.	By telephone, you can vote by telephone by following the instructions on your proxy card, voting instruction form, or notice.
3.	By mail, you can vote by mail by signing and dating your proxy card if you requested printed materials, or your voting instruction form, and returning it in the postage-paid envelope provided with this proxy statement.
4.	By mobile device, by scanning the QR code on your proxy card, notice of internet availability of proxy materials, or voting instruction form.
5.	By attending and voting electronically during the virtual Annual Meeting at www.virtualshareholdermeeting.com/KR2025.

How can I participate and ask questions at the Annual Meeting?

We are committed to ensuring that our shareholders have substantially the same opportunities to participate in the virtual Annual Meeting as they would at an in-person meeting. In order to submit a question at the Annual Meeting, you will need your 16-digit control number that is printed on the Notice or proxy card that you received in the mail, or via email if you have elected to receive material electronically. You may log in 15 minutes before the start of the Annual Meeting and submit questions online. You will be able to submit questions during the Annual Meeting as well. We encourage you to submit any question that is relevant to the business of the meeting. Questions asked during the Annual Meeting will be read and addressed during the meeting. Shareholders are encouraged to log into the webcast at least 15 minutes prior to the start of the meeting to test their internet connectivity. You may also submit questions in advance of the meeting via the internet at www.proxyvote.com when you vote your shares.

What documentation must I provide to be admitted to the virtual Annual Meeting and how do I attend?

If your shares are registered in your name, you will need to provide your sixteen-digit control number included on your Notice or your proxy card (if you receive a printed copy of the proxy materials) in order to be able to participate in the meeting. If your shares are not registered in your name (if, for instance, your shares are held in “street name” for you by your broker, bank or other institution), you must follow the instructions printed on your Voting Instruction Form. In order to participate in the Annual Meeting, please log on to www.virtualshareholdermeeting.com/KR2025 at least 15 minutes prior to the start of the Annual Meeting to provide time to register and download the required software, if needed. The webcast replay will be available at www.virtualshareholdermeeting.com/KR2025 until the 2026 Annual Meeting of Shareholders. If you access the meeting but do not enter your control number, you will be able to listen to the proceedings, but you will not be able to vote or otherwise participate.

What if I have technical or other “IT” problems logging into or participating in the Annual Meeting webcast?

We have provided a toll-free technical support “help line” that can be accessed by any shareholder who is having challenges logging into or participating in the virtual Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support line number that will be posted on the virtual Annual Meeting login page.

What documentation must I provide to vote online at the Annual Meeting?

If you are a shareholder of record and provide your sixteen-digit control number when you access the meeting, you may vote all shares registered in your name during the Annual Meeting webcast. If you are not a shareholder of record as to any of your shares (i.e., instead of being registered in your name, all or a portion of your shares are registered in “street name” and held by your broker, bank or other institution for your benefit), you must follow the instructions printed on your Voting Instruction Form.

How do I submit a question at the Annual Meeting?

If you would like to submit a question during the Annual Meeting, once you have logged into the webcast at www.virtualshareholdermeeting.com/KR2025, simply type your question in the “ask a question” box and click “submit”. You may also submit questions in advance of the meeting via the internet at www.proxyvote.com when you vote your shares.

When should I submit my question at the Annual Meeting?

Each year at the Annual Meeting, we hold a question-and-answer session following the formal business portion of the meeting during which shareholders may submit questions to us. We anticipate having such a question-and- answer session at the 2025 Annual Meeting. You can submit a question up to 15 minutes prior to the start of the

Annual Meeting and up until the time we indicate that the question-and-answer session is concluded. However, we encourage you to submit your questions before or during the formal business portion of the meeting and our prepared statements, in advance of the question-and-answer session, in order to ensure that there is adequate time to address questions in an orderly manner. You may also submit questions in advance of the meeting via the internet at www.proxyvote.com when you vote your shares.

Can I change or revoke my proxy?

The common shares represented by each proxy will be voted in the manner you specified unless your proxy is revoked before it is exercised. You may change or revoke your proxy by providing written notice to Kroger’s Secretary at 1014 Vine Street, Cincinnati, Ohio 45202, by executing and sending us a subsequent proxy, or by voting your shares while logged in and participating in the 2025 Annual Meeting of Shareholders.

How many shares are outstanding?

As of the close of business on April 28, 2025, the record date, our outstanding voting securities consisted of 665,853,060 common shares.

How many votes per share?

Each common share outstanding on the record date will be entitled to one vote on each of the 10 director nominees and one vote on each other proposal. Shareholders may not cumulate votes in the election of directors.

What voting instructions can I provide?

You may instruct the proxies to vote “For” or “Against” each proposal, or you may instruct the proxies to “Abstain” from voting.

What happens if proxy cards or voting instruction forms are returned without instructions?

If you are a registered shareholder and you return your proxy card without instructions, the Proxy Committee will vote in accordance with the recommendations of the Board.

If you hold shares in street name and do not provide your broker with specific voting instructions on proposals 1, 2, and 4 – 6, which are considered non-routine matters, your broker does not have the authority to vote on those proposals. This is generally referred to as a “broker non-vote.” Proposal 3, ratification of auditors, is usually considered a routine matter and, therefore, your broker may vote your shares according to your broker’s discretion.

The vote required, including the effect of broker non-votes and abstentions for each of the matters presented for shareholder vote, is set forth below.

What are the voting requirements and voting recommendation for each of the proposals?

Proposals	Board Recommendation	Voting Approval Standard	Effect of Abstention	Effect of broker non-vote
No. 1 Election of Directors	FOR Each Director Nominee recommended by your Board	More votes “FOR” than “AGAINST” since it is an uncontested election	No Effect	No Effect
No. 2 Advisory Vote to Approve Executive Compensation	FOR	Affirmative vote of the majority of shares participating in the voting[1]	No Effect	No Effect
No. 3 Ratification of Independent Auditors	FOR	Affirmative vote of the majority of shares participating in the voting[1]	No Effect	No Effect
Nos. 4 – 6 Shareholder Proposals	AGAINST Each Proposal	Affirmative vote of the majority of shares participating in the voting	No Effect	No Effect

1Although this is an advisory vote, the Board will take into consideration the outcome of the vote based on this standard.

Householding of Proxy Materials

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name will receive only one copy of the proxy materials unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of our proxy materials or if you hold in more than one account, and in either case you wish to receive only a single copy for your household or if you prefer to receive separate copies of our documents in the future, please contact your bank or broker, or contact Kroger’s Secretary at 1014 Vine Street, Cincinnati, Ohio 45202 or via telephone at 513-762-4000.

Beneficial shareholders can request information about householding from their banks, brokers or other holders of record.

The management knows of no other matters that are to be presented at the meeting, but, if any should be presented, the Proxy Committee expects to vote thereon according to its best judgment.

Available Information

The Company files Annual Reports on Form 10-K with the Securities and Exchange Commission. A copy of the Annual Report on Form 10-K for the fiscal year ended February 1, 2025 (except for certain exhibits thereto), including our audited financial statements and financial statement schedules, may be obtained, free of charge, upon written request by any shareholder to Kroger’s Secretary at 1014 Vine Street, Cincinnati, Ohio 45202 or via telephone at 513-762-4000. Copies of all exhibits to the Annual Report on Form 10-K are available upon a similar request, subject to reimbursing the Company for its expenses in supplying any exhibit.

By order of the Board of Directors,
Christine S. Wheatley, Secretary

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V75263-P28508 For Against Abstain For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! THE KROGER CO. 1014 VINE STREET CINCINNATI, OH 45202 THE KROGER CO. 1. Election of Directors. Nominees: The Board of Directors recommends that you vote FOR the following: NOTE: Holders of common shares of record at the close of business on April 28, 2025 will be entitled to vote at the meeting. 3. Ratification of PricewaterhouseCoopers LLP, as auditors. 4. Report on discarded cigarette pollution. 5. Report on adopting a third-party mandated framework on U.S. farmers. 6. Report on safeguarding the privacy of consumer health data. 2. Approval, on an advisory basis, of Kroger's executive compensation. The Board of Directors recommends that you vote FOR proposals 2 and 3. The Board of Directors recommends that you vote AGAINST proposals 4-6. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 1a. Nora A. Aufreiter 1b. Kevin M. Brown 1c. Elaine L. Chao 1d. Anne Gates 1e. Karen M. Hoguet 1f. Clyde R. Moore 1g. Ronald L. Sargent 1h. J. Amanda Sourry Knox 1i. Mark S. Sutton 1j. Ashok Vemuri For Against Abstain SCAN TO VIEW MATERIALS & VOTEw VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on June 25, 2025 for shares held directly and by 11:59 P.M. Eastern Time on June 23, 2025 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/KR2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on June 25, 2025 for shares held directly and by 11:59 P.M. Eastern Time on June 23, 2025 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

V75264-P28508 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Notice, Proxy Statement, and Annual Report are available at www.proxyvote.com. THE KROGER CO. 2025 Annual Meeting of Shareholders June 26, 2025 11:00 AM, Eastern Time This proxy is solicited by the Board of Directors The undersigned hereby appoints each of ANNE GATES, RONALD L. SARGENT and MARK S. SUTTON, or if more than one is present and acting then a majority thereof, proxies, with full power of substitution and revocation, to vote the common shares of The Kroger Co. that the undersigned is entitled to vote at the Annual Meeting of Shareholders, and at any adjournment thereof, with all the powers the undersigned would possess if personally present, including authority to vote on the matters shown on the reverse in the manner directed, and upon any other matter that properly may come before the meeting. The undersigned hereby revokes any proxy previously given to vote those shares at the meeting or at any adjournment. The proxies are directed to vote as specified on the reverse hereof and in their discretion on all other matters coming before the meeting. Except as specified to the contrary on the reverse, the shares represented by this proxy will be voted FOR each nominee listed in Proposal 1, FOR Proposal 2, FOR Proposal 3, and AGAINST Proposals 4-6. If you wish to vote in accordance with the recommendations of the Board of Directors, all you need to do is sign and return this card. The above named proxies cannot vote the shares unless you vote your proxy by Internet or telephone, or sign and return this card. YOUR MANAGEMENT DESIRES TO HAVE A LARGE NUMBER OF SHAREHOLDERS REPRESENTED AT THE VIRTUAL MEETING, IN PERSON OR BY PROXY. PLEASE VOTE YOUR PROXY ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE, OR SIGN AND RETURN THIS CARD. IF YOU HAVE ELECTED TO RECEIVE PRINTED MATERIALS, YOU MAY SIGN AND DATE THIS PROXY CARD AND MAIL IT IN THE SELF-ADDRESSED ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES. The Annual Meeting is being held on a virtual - only basis and can be accessed online at www.virtualshareholdermeeting.com/KR2025. Continued and to be signed on reverse side